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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kinder Morgan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Louisiana Street, Suite 1000
Houston, Texas 77002

March [    ], 2015

To our stockholders:

        You are cordially invited to attend the 2015 Annual Meeting of our Stockholders to be held at our offices at 1001 Louisiana Street, Houston, Texas, on Thursday, May 7, 2015 at 10:00 a.m. local time. The meeting has been called by our Board of Directors.

        The accompanying proxy statement describes the matters to be presented for approval at the meeting. The agenda of the meeting will include (1) a proposal to elect the nominated directors, (2) a proposal to amend our Stock Incentive Plan, (3) a proposal to amend our Annual Incentive Plan, (4) a proposal to approve, on an advisory basis, the compensation of our named executive officers, (5) a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, (6) a proposal to amend and restate our certificate of incorporation to facilitate compliance with the Jones Act and to eliminate inapplicable provisions and (7) three proposals submitted by stockholders, if properly presented by the stockholder proponents at the meeting. There will also be a report from management on our performance during 2014 and an opportunity to ask questions about the company.

        Representation of your shares at the meeting is very important. We urge each stockholder, whether or not you plan to attend the meeting, to vote promptly by proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

        Thank you for your continued support. We look forward to seeing you on May 7th.

Sincerely,

Richard D. Kinder Chairman and Chief Executive Officer

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2015

To our stockholders:

        We, the Board of Directors of Kinder Morgan, Inc., give notice that the 2015 Annual Meeting of our Stockholders will be held at our offices at 1001 Louisiana Street, Houston, Texas, on Thursday, May 7, 2015, beginning at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

  (1)
  the election of the nominated directors;

  (2)
  the approval of the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (the "2015 Stock Incentive Plan");

  (3)
  the approval of the Amended and Restated Annual Incentive Plan of Kinder Morgan, Inc. (the "2015 Annual Incentive Plan");

  (4)
  the approval, on an advisory basis, of the compensation of our named executive officers;

  (5)
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

  (6)
  the proposal to amend and restate our certificate of incorporation to facilitate compliance with the Jones Act and to eliminate inapplicable provisions; and

  (7)
  three stockholder proposals contained in this proxy statement, if properly presented by the stockholder proponents at the meeting.

        We have set the close of business on March 10, 2015 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting. A list of all registered stockholders entitled to vote is on file at our principal offices at 1001 Louisiana Street, Suite 1000, Houston, Texas, and will be available for inspection for any purpose germane to the meeting by any stockholder during the meeting and during business hours for ten days prior to the meeting.

        If you cannot attend the meeting, you may vote over the telephone or the Internet or by mailing a completed proxy card or voting instruction card, as applicable, all as described in the attached proxy statement. Any stockholder attending the meeting who presents appropriate documentation may revoke an earlier vote by proxy and vote in person.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders and one guest per stockholder. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Stockholders will be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will also need to bring the voting instruction card that they received from their broker or other nominee in connection with the meeting, or a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder Chairman and Chief Executive Officer
March [ ], 2015 Houston, Texas

Information About the Annual Meeting and Voting	1
Defined Terms	7
Corporate Governance	8
The Board of Directors and its Committees	12
Certain Relationships and Related Party Transactions	19
Security Ownership of Certain Beneficial Owners and Management	25
Executive Officers	29
Executive Compensation	31
Director Compensation	44
Performance Graph	46
Item 1—Election of Directors	47
Item 2—Approval of the 2015 Stock Incentive Plan	53
Item 3—Approval of the 2015 Annual Incentive Plan	61
Item 4—Advisory Vote on Executive Compensation	66
Item 5—Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm For 2015	68
Item 6—Proposal to Amend and Restate Our Certificate of Incorporation to Facilitate Compliance with the Jones Act and to Eliminate Inapplicable Provisions	69
Item 7—Stockholder Proposal Relating to a Report on Our Company's Response to Climate Change	72
Item 8—Stockholder Proposal Relating to a Report on Methane Emissions	75
Item 9—Stockholder Proposal Relating to an Annual Sustainability Report	78
Other Matters	81
Additional Information	81
Annex A—Form of Proposed 2015 Stock Incentive Plan	A-1
Annex B—Form of Proposed 2015 Annual Incentive Plan	B-1
Annex C—Form of Proposed Amended and Restated Certificate of Incorporation	C-1

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2015

        Our Board of Directors is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf to be voted at the 2015 Annual Meeting of our Stockholders and any postponements or adjournments thereof. The meeting will be held on Thursday, May 7, 2015, beginning at 10:00 a.m. local time, at our offices at 1001 Louisiana Street, Houston, Texas.

        In accordance with the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials to our stockholders by posting such documents on the Internet. Accordingly, on March [    ], 2015, an Important Notice Regarding the Availability of Proxy Materials ("Notice") was mailed to our stockholders of record as of the record date. Beginning on March [    ], 2015, stockholders have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials be sent to them, by following the instructions on the Notice.

        Unless stated otherwise or the context otherwise requires, all references in this proxy statement to "we," "us," "our," "KMI" or the "company" are to Kinder Morgan, Inc.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the annual meeting?

        All stockholders who owned our Class P common stock, referred to as our common stock, at the close of business on the record date are entitled to receive notice of, and to vote their common stock owned on the record date at, the annual meeting and any postponements or adjournments of the meeting. If you owned our common stock as of the close of business on the record date, you are authorized to vote those shares at the annual meeting, even if you subsequently sell them.

What is the record date of the annual meeting?

        March 10, 2015 at 5:00 p.m. Eastern Time is the record date for determining those stockholders who are entitled to vote at the annual meeting and at any adjournment or postponement of the meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        In compliance with SEC rules that allow companies to furnish their proxy materials over the Internet, we have sent to our registered stockholders an Important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or request a paper copy may be found in the Notice. If your common stock is held beneficially in street name, you will receive a similar Notice from your broker.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote over the telephone or Internet, or by requesting and returning a signed paper proxy card or voting instruction card, as applicable, or submitting a ballot at the annual meeting.

How do I vote?

        You may vote your shares by any of the following methods:

  •
  By Telephone or Internet—If you are a registered holder of common stock and have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice. If your common stock is held beneficially in street name, that is, through a broker, trustee or other nominee, you may submit your proxy vote by telephone or Internet by following the instructions on the voting instruction form you receive from your broker, trustee or nominee.

  •
  By Mail—You may submit your proxy vote by mail by requesting and returning a signed paper proxy card if you are a registered stockholder or, if your shares are held beneficially in street name, by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or nominee. If you provide specific voting instructions, your shares will be voted as you have instructed.

  •
  In Person at the Annual Meeting—

  •
  Registered Holders.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, sometimes referred to in this proxy statement as a "registered" holder. As the stockholder of record, you have the right to vote in person at the annual meeting.

  •
  "Street Name" Holders.  If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. You are also invited to attend the annual meeting. However, a "street name" beneficial owner is not the stockholder of record entitled to vote at the meeting. If you wish to vote in person at the meeting, you must obtain a "legal proxy" from your broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting.

        If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. As noted above, if you are a street name stockholder and wish to vote at the annual meeting, you will need to obtain a legal proxy from the institution that holds your shares.

        Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or voting instruction form, or vote over the telephone or the Internet in advance of the meeting. Any stockholder attending the meeting who presents the appropriate documentation may revoke an earlier vote by proxy and vote in person.

How can I access the proxy materials over the Internet?

        You can view the proxy materials related to the annual meeting on the Internet website listed on your Notice. Please have your control number available. Your control number can be found on your Notice. If you requested and received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.

        You also may access the proxy materials through our website at http://annualmeeting.kindermorgan.com.

What does it mean if I receive more than one Notice?

        It means that you have multiple accounts at Computershare and/or with stockbrokers. Please vote using each control number to ensure that all your shares are voted.

What am I being asked to vote on and what does our Board of Directors recommend?

        You are being asked to vote on:

  •
  the election of the nominated directors;

  •
  the approval of the Stock Incentive Plan;

  •
  the approval of the Annual Incentive Plan;

  •
  the approval, on an advisory basis, of the compensation of our named executive officers;

  •
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

  •
  a proposal to amend and restate our certificate of incorporation to facilitate compliance with the Jones Act and to eliminate inapplicable provisions; and

  •
  three stockholder proposals, if such proposals are properly presented by the stockholder proponents at the meeting.

        Our Board of Directors recommends a vote:

  •
  FOR the election of all of the nominated directors;

  •
  FOR the approval of the Stock Incentive Plan;

  •
  FOR the approval of the Annual Incentive Plan;

  •
  FOR the approval, on an advisory basis, of the compensation of our named executive officers;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

  •
  FOR the proposal to amend and restate our certificate of incorporation; and

  •
  AGAINST each of the three stockholder proposals.

Please read this proxy statement carefully because it contains information that should be useful to you in determining how to vote.

How many votes do I have?

        You have one vote for each share of common stock that you owned at the close of business on the record date.

How many shares must be present to conduct the annual meeting?

        The presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of the record date, [            ] shares of common stock were issued and outstanding. As a result, holders of at least [            ] shares of common stock must be present in person or by proxy to constitute a quorum.

        Your common stock will be counted as present at the annual meeting if you:

  •
  attend the meeting, if you are a registered holder;

  •
  attend the meeting and have a legal proxy from your broker, if you are a street name holder (see "How do I vote?" above); or

  •
  have properly submitted a proxy card or voting instruction card, as applicable, or voted over the telephone or the Internet before the meeting.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the annual meeting.

If my shares are held in a brokerage account, will my broker vote my shares for me?

        Maybe not. Your broker cannot not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of the selection of our independent registered public accounting firm. Therefore, it is important that you provide voting instructions to any broker holding shares on your behalf. Follow the directions on your Notice or voting instruction card regarding how to instruct your broker to vote your shares.

What happens if I do not specify a choice for a proposal when returning a proxy?

  •
  Registered Holders.  If you are a registered stockholder and you complete and properly sign a paper proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you sign and return a paper proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate of directors, for the approval of the Stock Incentive Plan, for the approval of the Annual Incentive Plan, for the approval, on an advisory basis, of the compensation of our named executive officers, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, for the proposal to amend and restate our certificate of incorporation, and against each of the three stockholder proposals.

  •
  "Street Name" Holders.  If you are a street name stockholder and fail to provide voting instructions, your broker is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. However, without your voting instructions, your broker may not vote on any of the other proposals, and a "broker non-vote" will occur, which means your vote will not be counted with respect to such matters.

Can I change my vote after I return my proxy card?

  •
  Registered Holders.  If you are a registered stockholder, you may change your vote at any time before your proxy is voted at the annual meeting. You may do this in a number of ways. First, you may cast a new vote by telephone or Internet, so long as you do so by the deadline of 11:59 p.m. Eastern Time on May 6, 2015. Second, you may complete and submit a new proxy card. Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to the attention of our corporate secretary (1001 Louisiana Street, Suite 1000, Houston, Texas 77002) so that it is received at or before the annual meeting. Finally, you may attend the annual meeting and vote in person. Simply attending the meeting, without voting in person, will not revoke your proxy.

  •
  "Street Name" Holders.  If you are a street name stockholder and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote by holders of a plurality of the votes cast is required for the election of directors. An instruction to "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although the shares represented will be counted for purposes of determining whether there is a quorum.

        Approval of Stock Incentive Plan.    The affirmative vote of a majority of the votes cast is required for the approval of our Stock Incentive Plan, provided that the total votes cast on this proposal represents over 50% of all shares entitled to vote on this proposal, in accordance with the rules of the NYSE. Under the applicable NYSE rules, (i) an instruction to "ABSTAIN" will have the effect of a vote "AGAINST" this proposal and (ii) broker non-votes will not be counted as votes cast, but will be counted as "shares entitled to vote" for purposes of determining whether the 50% threshold is met.

        Approval of Amended and Restated Certificate of Incorporation.    The affirmative vote of a majority of the outstanding shares of our common stock is required for the approval of the proposal to amend and restate our certificate of incorporation. An instruction to "ABSTAIN" will have the effect of a vote "AGAINST" this proposal. In addition, broker non-votes will have the effect of a vote "AGAINST" this proposal.

        Other Items.    For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval. An instruction to "ABSTAIN" with respect to any such matter will not be voted, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        Important Voting Information for Street Name Holders.    If you hold your shares in street name, your broker or nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on those matters and will not be counted in determining the number of shares voted for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Please communicate your voting decisions to your bank or broker before the date of the annual meeting so that your vote can be counted.

Could other matters be decided at the annual meeting?

        If any other matters properly arise at the annual meeting, your proxy, together with the other proxies received, will be voted at the discretion of the designated proxy holders. For further information, please see "Other Matters" in this proxy statement.

Do I have any dissenters' rights?

        No. Under the laws of the State of Delaware, dissenters' rights are not available to our stockholders with respect to the matters to be voted on at the annual meeting.

Who can attend the annual meeting?

        All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time, and seating will begin at 9:30 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Stockholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in street name, you will also need to bring the voting instruction card that you received from your broker or other nominee in connection with the annual meeting, or a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date.

        In addition to the business of voting on matters presented at the annual meeting and tabulating and reporting the results, our management will report on our performance during fiscal 2014 and respond to questions from stockholders.

Where can I find the voting results of the annual meeting?

        The preliminary voting results will be announced at the meeting. The final results will be reported in a current report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

        We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay all annual meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the beneficial owners of our common stock. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in transmitting such material. Georgeson Inc., Computershare Trust Company, N.A. and Broadridge will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $[            ] plus out-of-pocket expenses for these services.

        If you vote by telephone or the Internet, any telephone or Internet access charges will be borne by you.

How can I find more information about Kinder Morgan?

        There are several ways. We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 001-35081. You also may read and copy any document we file at the SEC's public reference room located at:

  100 F Street, N.E., Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

        Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

        You may request a copy of our filings by contacting us at the following address and telephone number: Kinder Morgan, Inc., Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002. You also may locate copies of our filings by visiting our website at www.kindermorgan.com.

 DEFINED TERMS

        The following terms are used as described in this proxy statement:

  •
  "Consolidation Transactions" refers to the transactions, which closed November 26, 2014, whereby we acquired all of the outstanding common units of KMP and EPB and all of the outstanding shares of KMR that we and our subsidiaries did not already own;

  •
  "EPB" means El Paso Pipeline Partners, L.P., a Delaware limited partnership, with its common units formerly traded on the NYSE under the symbol "EPB." On November 26, 2014, we acquired all of the outstanding common units of EPB that we and our subsidiaries did not already own;

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended;

  •
  "initial public offering" refers to the February 2011 initial public offering of our common stock following our conversion from a Delaware limited liability company named Kinder Morgan Holdco LLC to a Delaware corporation named Kinder Morgan, Inc. and the conversion of our then-outstanding units into classes of our capital stock. All of the common stock that was sold in the initial public offering was sold by the Sponsor Investors;

  •
  "Kinder Morgan Holdco LLC" refers to the Delaware limited liability company from which we were converted in connection with our initial public offering;

  •
  "KMGP" means Kinder Morgan G.P., Inc., the general partner of KMP;

  •
  "KMP" means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, with its common units formerly traded on the NYSE under the symbol "KMP." On November 26, 2014, we acquired all of the outstanding common units of KMP that we and our subsidiaries did not already own;

  •
  "KMR" means Kinder Morgan Management, LLC, a Delaware limited liability company, with its shares formerly traded on the NYSE under the symbol "KMR." On November 26, 2014, we acquired all of the outstanding common shares of KMR that we and our subsidiaries did not already own;

  •
  "NYSE" means the New York Stock Exchange; and

  •
  "Securities Act" means the Securities Act of 1933, as amended.

CORPORATE GOVERNANCE

        The Board of Directors is responsible to our stockholders for the oversight of the company and recognizes that effective corporate governance is critical to achieving our performance goals while maintaining the trust and confidence of investors, employees, business partners and regulatory agencies. The Board of Directors has adopted a set of Governance Guidelines that address the role, composition and functioning of the Board which are posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Investors."

Independence of Board Members

        Our Board has affirmatively determined that, based on a consideration of all relevant facts and circumstances, each of the following directors has no material relationship with us and is independent, as that term in used the NYSE Listed Company Manual and as described in our Governance Guidelines: Ms. Macdonald and Messrs. Gardner, Hall, Hultquist, Kuehn, Miller, Morgan, Reichstetter, Sarofim, Smith, Staff, Vagt and Waughtal. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee is independent for purposes of membership on such committees.

        In making its independence determinations, the Board considered the following relationships among our directors and found that they were not material and, thus, did not impair the affected directors' independence from us: Mr. Morgan is chairman and chief executive officer of Triangle Peak Partners, LP, a registered investment advisor and fund manager which manages investments for clients, including for Messrs. Kinder, Sarofim and Shaper. The amounts invested with Triangle Peak Partners by Messrs. Kinder, Sarofim and Shaper represent, in each case, insignificant percentages of their personal wealth.

Board Leadership Structure and Lead Director

        Richard D. Kinder has served as both Chairman of the Board and Chief Executive Officer of Kinder Morgan and its predecessors since his election in 1999. As previously announced, effective June 1, 2015, Steven J. Kean, currently our President and Chief Operating Officer, will become our Chief Executive Officer, and Mr. Kinder will become Executive Chairman of our Board of Directors.

        The Board maintains the freedom to choose whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is best for Kinder Morgan and its stockholders at a given point in time. We currently combine the offices of Chairman of the Board and Chief Executive Officer. We believe that this leadership structure has proven effective for us and served our interests and those of our stockholders during Mr. Kinder's tenure as Chief Executive Officer for the following reasons:

  •
  Mr. Kinder's experience as our Chairman of the Board and Chief Executive Officer since 1999 provides him with a familiarity with our strategy, operations and finances;

  •
  In his dual role, Mr. Kinder may act as a bridge between the Board of Directors and management so that they act with a common purpose on strategic and tactical matters; and

  •
  Mr. Kinder's significant equity ownership in us aligns his economic interests with those of our other stockholders.

        Notwithstanding the above, on June 1, 2015, Mr. Kean will commence his service as our Chief Executive Officer. Mr. Kinder will step down as our Chief Executive Officer at that time. The three-member Office of the Chairman, occupied by Mr. Kinder, Mr. Kean and our Chief Financial Officer, Kimberly A. Dang, will remain unchanged. Mr. Kinder will continue to serve in the Office of the Chairman, as Executive Chairman.

        The company is committed to the highest standards of corporate governance, and the Board of Directors has put in place the following measures to ensure that the company maintains these standards:

  •
  Thirteen of our sixteen directors are independent, as described above;

  •
  Mr. Morgan, one of our independent directors, has been appointed by the Board as lead director. In his role as lead director, Mr. Morgan is responsible for moderating executive sessions of the Board's non-management directors, acting as principal liaison between the non-management directors and the Executive Chairman on matters dealt with in such sessions, and evaluating, along with the other independent directors, the Chief Executive Officer's performance and presenting such evaluation to the Chief Executive Officer;

  •
  Our Audit Committee, Compensation Committee and Nominating and Governance Committee are composed of and chaired by non-management directors who meet the independence requirements of the NYSE and our Governance Guidelines;

  •
  The Compensation Committee annually reviews the Chief Executive Officer's performance and determines his compensation;

  •
  The Nominating and Governance Committee is responsible for succession planning for senior management, including for the Chief Executive Officer;

  •
  Non-management directors meet regularly, without the participation of the company's senior management, to review matters concerning the relationship of the Board with members of the company's management and such other matters as the lead director and participating directors may deem appropriate; and

  •
  Each year, the Nominating and Governance Committee conducts an annual review and evaluation of the conduct and performance of the Board and its committees based upon completion by each director of an evaluation form, or upon such interviews of directors or other methods as the Nominating and Governance Committee believes appropriate and suitable for eliciting the relevant information.

The Board's Role in Risk Oversight

        The Board has oversight responsibility with regard to assessment of the major risks inherent in the business of the company and measures to address and mitigate such risks. While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists the Board in fulfilling its risk oversight responsibilities relating to the company's risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to the processes and controls established by the company to assess, monitor, manage and mitigate any potential significant risk exposures of the company. In providing such oversight, the Audit Committee may also discuss such processes and controls with the company's internal and independent auditors. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on the company. The Nominating and Governance Committee assists the Board in fulfilling its risk oversight responsibilities relating to the management of risks associated with corporate governance, Board organization and membership, and policies governing conflicts of interest.

Stockholder Communications with Our Board of Directors

        Interested parties may contact our lead director, Mr. Morgan, the chairpersons of any of the Board's committees, the independent directors as a group or the full Board by mail to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, or by e-mail to our investor relations department within the "Contact Us" section of our Internet website, at www.kindermorgan.com. Any communication should specify the intended recipient.

        All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

  •
  does not relate to our business or affairs or the functioning or Governance Guidelines of our Board of Directors or the functioning or charter of any of its committees;

  •
  relates to routine or insignificant matters that do not warrant the attention of our Board of Directors;

  •
  is an advertisement or other commercial solicitation or communication;

  •
  is frivolous or offensive; or

  •
  is otherwise not appropriate for delivery to directors.

        The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our investor relations department will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Material Legal Proceedings

        There are no material legal proceedings to which any director, officer or affiliate of ours or any record or beneficial owner of more than five percent of our common stock is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.

Contributions to Charitable Organizations

        In none of the last three fiscal years have we made payments to or received payments from any tax-exempt organization of which any of our independent directors is an employee, or an immediate family member of such director is an executive officer, that exceeded the greater of $1 million or two percent of such tax-exempt organization's consolidated gross revenue.

Annual Meeting Attendance

        Although we have no formal policy with respect to our directors' attendance at annual meetings of stockholders, we invite them to attend. Three of our directors attended the 2014 annual meeting.

Additional Corporate Governance Information

        We make available free of charge, on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Investors," the Governance Guidelines, the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and our Code of Business Conduct and Ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). We intend to disclose any amendments to our Code of Business Conduct and Ethics that would otherwise be disclosed on Form 8-K and any waiver from a provision of that code granted to our executive officers or directors that would otherwise be disclosed on Form 8-K on our Internet website within four business days following such amendment or waiver. The information contained on or connected to our Internet website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        Each person listed below served on our Board of Directors in 2014 and is nominated to stand for re-election to the Board until our 2016 annual meeting. For information about the experience and qualifications of each of the director nominees, please see "Item 1—Election of Directors."

Name	Age	Title
Richard D. Kinder	70	Director and Chief Executive Officer
Steven J. Kean	53	Director, President and Chief Operating Officer
Ted A. Gardner	57	Director
Anthony W. Hall, Jr.	70	Director
Gary L. Hultquist	71	Director
Ronald L. Kuehn, Jr.	79	Director
Deborah A. Macdonald	63	Director
Michael J. Miller	56	Director
Michael C. Morgan	46	Director
Arthur Reichstetter	68	Director
Fayez Sarofim	86	Director
C. Park Shaper	46	Director
William A. Smith	70	Director
Joel V. Staff	71	Director
Robert F. Vagt	67	Director
Perry M. Waughtal	79	Director

        The Board has established standing committees to assist the Board in carrying out its duties, and we describe the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, their respective membership during 2014 and their principal responsibilities below. The following directors are currently members of the Audit, Compensation and/or Nominating and Governance Committees as indicated.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mr. Gardner(1)			*
Mr. Hall.			*
Mr. Hultquist(1)		*
Mr. Kuehn(1)			*
Ms. Macdonald	*	**
Mr. Miller			**
Mr. Reichstetter(1)	*
Mr. Sarofim		*	*
Mr. Smith(1)		*
Mr. Staff	**	*
Mr. Vagt	*
Mr. Waughtal(1)	*

*
Member

**
Chair

(1)
Appointed in January 2015.

Compensation Committee

        Our Board of Directors' Compensation Committee is currently composed of five directors, each of whom our Board of Directors has determined to be independent under the relevant standards. The

Compensation Committee has a written charter adopted by our Board of Directors which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Investors." The Compensation Committee met three times during 2014.

        The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board desires to provide a compensatory program for officers and key management personnel pursuant to which they are effectively compensated in terms of salaries, supplemental compensation and other benefits on a basis that is internally equitable and externally competitive. Therefore, the committee's primary purposes include to:

  •
  review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock awards and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

  •
  review new executive compensation programs;

  •
  assess and monitor our director compensation programs;

  •
  review on a periodic basis the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

  •
  take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

  •
  produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the SEC; and

  •
  periodically review and assess our compensation and benefits plans of broad application.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is composed of Ms. Macdonald and Messrs. Hultquist, Sarofim, Smith and Staff, with Ms. Macdonald serving as chair of the committee. Between 1999 and 2003, Ms. Macdonald was an executive officer of the company. None of our executive officers served during 2014 on the board of directors of another entity which employed any of the members of our Board of Directors.

Compensation Committee Report

        The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis for fiscal 2014 set forth below under "Executive Compensation" with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the annual meeting.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors.

  Compensation Committee
  Gary L. Hultquist
  Deborah A. Macdonald
  Fayez Sarofim
  William A. Smith
  Joel V. Staff

Audit Committee

        We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act composed of Ms. Macdonald and Messrs. Reichstetter, Staff, Vagt and Waughtal. Mr. Staff is the chair of the Audit Committee and has been determined by the Board to be an "audit committee financial expert." The Board has determined that all of the members of the Audit Committee are independent as described under the relevant standards. The Audit Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Investors." The Audit Committee met nine times during 2014.

        The Audit Committee's primary purposes are to:

  •
  monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

  •
  monitor our compliance with legal and regulatory requirements;

  •
  select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided to us, consistent with all applicable laws, by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

  •
  monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

  •
  establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board of Directors.

Audit Matters

        The following sets forth fees billed for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Audit fees(a)	$9,871,406	$9,511,830
Tax fees(b)	3,817,668	4,549,571

Total	$13,689,074	$14,061,401

(a)
Includes fees for integrated audit of annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements and reviews of documents filed with the SEC. 2014 and 2013 amounts for audit fees include fees of $2,764,400 and $2,434,000, respectively, for GAAP and Federal Energy Regulatory Commission (FERC) audits of certain stand-alone financial statements.

(b)
For 2014 and 2013, amounts include fees of $2,642,689 and $3,314,276, respectively, billed for professional services rendered for tax processing and preparation of Forms K-1 for KMP's unitholders, $666,792 and $896,095 for EPB's unitholders; and fees of $38,859 and $15,676, respectively, for KMP, and $469,328 and $323,524, respectively, for KMI, billed for professional services rendered for other tax matters, including Internal Revenue Service assistance, and for general state, local and foreign tax compliance and consulting services.

        All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. The Audit Committee has reviewed the external auditors' fees for audit and non-audit services for fiscal 2014. The Audit Committee has also considered whether such non audit services are compatible with maintaining the external auditors' independence and has concluded that they are compatible at this time.

        Furthermore, the Audit Committee is responsible for reviewing the external auditors' proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

Report of Audit Committee

        The Audit Committee of our Board of Directors has furnished the following report for fiscal 2014.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee also engaged Deloitte & Touche LLP in connection with our internal audit obligations and discussed with Deloitte & Touche LLP our internal controls and related matters.

        Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

        This report is respectfully submitted by the Audit Committee of the Board of Directors.

  Audit Committee
  Deborah A. Macdonald
  Arthur C. Reichstetter
  Joel V. Staff
  Robert F. Vagt
  Perry M. Waughtal

Nominating and Governance Committee

        Our Nominating and Governance Committee is composed of Messrs. Gardner, Hall, Kuehn, Miller and Sarofim, with Mr. Miller serving as the chair of the committee. Our Board of Directors has determined that each of the committee members is independent under the relevant standards. The Nominating and Governance Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Investors." The Nominating and Governance Committee met twice in 2014.

        The Nominating and Governance Committee's primary purposes are to:

  •
  make recommendations regarding the size of our Board of Directors, to the extent the size of the Board may be changed in accordance with the company's bylaws;

  •
  identify individuals qualified to become members of our Board of Directors, and recommend director nominees to our Board of Directors for election at our annual meeting of stockholders, with respect to positions on the Board which specified stockholders of the company do not have the right to nominate pursuant to the shareholders agreement discussed further under "Certain Relationships and Related Party Transactions—Shareholders Agreement";

  •
  identify from among the members of our Board of Directors and report to our Board on individuals recommended to serve as members of the various committees of our Board of Directors, in accordance with the shareholders agreement;

  •
  annually reevaluate our Governance Guidelines and recommend to our Board of Directors any changes that the Nominating and Governance Committee deems necessary or appropriate; and

  •
  periodically evaluate our Board of Directors' and committees' performances.

Stockholder Nominees

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by mailing the communication to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary or by sending an email to us through the "Contact Us" section of our website at www.kindermorgan.com.

        The recommendation must set forth the following:

  •
  the name, age, business address and residence address of each person recommended;

  •
  the principal occupation or employment of each person recommended;

  •
  the number, class and series of shares of capital stock of the company which are owned of record and beneficially by each person recommended;

  •
  such other information regarding each person recommended as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

  •
  the consent of each person recommended to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  the name and address of the recommending stockholder as they appear on the company's books and of the beneficial owner, if any, on whose behalf the recommendation is being made and a representation that the recommending stockholder will notify the company in writing of the number, class and series of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

  •
  a description of all agreements, arrangements or understandings between such stockholder and each person recommended by the stockholder and any other person, identifying each such person, pursuant to which the recommendation has been made by the stockholder and a representation that the recommending stockholder will notify the company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

  •
  a description of any agreement, arrangement or understanding that has been entered into as of the date of the recommending stockholder's notice by, or on behalf of, the recommending stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit or share price changes for, or increase or decrease the voting power of the recommending stockholder or any of its affiliates or associates with respect to shares of stock of the company and a representation that the recommending stockholder will notify the company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

  •
  a representation that the recommending stockholder is a holder of record of shares of the company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; and

  •
  a representation whether the recommending stockholder intends to deliver a proxy statement and/or form of proxy to holders of a majority of the total voting power and/or otherwise to solicit proxies from stockholders in support of the nomination.

        The chair of the Nominating and Governance Committee will have discretion to determine whether the recommendation should be brought to the attention of the full Board of Directors and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our corporate secretary will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, make changes.

Director Qualifications

        The Nominating and Governance Committee will consider at least the following factors as it evaluates the qualifications of possible candidates: a candidate's experience, knowledge, skills, integrity, independence (as described in our Governance Guidelines), expertise, commitment to our core values, relationships with us, ownership of our equity securities, service on other boards, willingness to commit the required time, and ability to work as part of a team. Among other factors, the Nominating and Governance Committee may also consider the current mix of skills and expertise on our Board of Directors and the results of our Board's annual self-evaluation.

        Additionally, the Nominating and Governance Committee considers the characteristics that our Board should reflect as set out in our Governance Guidelines. Our Governance Guidelines require that our Board of Directors reflect the following characteristics:

  •
  each director shall be a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

  •
  each director shall be knowledgeable, or willing to become so quickly, in the critical aspects of our business and operations;

  •
  each director shall be experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

  •
  a majority of the directors shall meet the standards of independence as prescribed in our governance guidelines and the NYSE rules; and

  •
  our Board of Directors shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through other board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board of Directors nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the governance guidelines; recommends approval by the entire Board of Directors of each selected nominee for election as a director; and approves extending an invitation to join our Board of Directors if the invitation is proposed to be extended by any person other than the chair of the Nominating and Governance Committee.

        Our Board of Directors believes that diversity is an important attribute of a well-functioning board. As such, the Nominating and Governance Committee is responsible for advising our Board of Directors on matters of diversity, including race, gender, culture, thought and geography, and for recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.

Meeting Attendance

        The Board of Directors held eight meetings during 2014. Each of Ms. Macdonald and Messrs. Kinder, Kean, Hall, Miller, Morgan, Sarofim, Shaper, Staff and Vagt attended at least 75 percent of his or her aggregate board and committee meetings. Messrs. Gardner, Hultquist, Kuehn, Reichstetter, Smith and Waughtal were elected to the Board of Directors effective December 5, 2014, following the Consolidation Transactions, and, as such, did not attend meetings held prior to that date.

No Incorporation by Reference

        The Report of the Compensation Committee, the Report of the Audit Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate either such report or the performance graph by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

        Our written policy is that (i) employees must obtain authorization from the appropriate business unit president of the relevant company or head of corporate function and (ii) directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the audit committee of the applicable board of directors, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a "related party transaction"), prior to any such transaction being entered into or consummated. Any related party transactions that would bring the total value of such transactions to greater than $250,000 in any calendar year also must be approved by the Office of the Chairman. Any related party transactions that would bring the total value of such transactions to greater than $1.0 million in a calendar year must be referred to the audit committee of the appropriate board of directors for approval or to determine the procedure for approval.

        Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the independent directors will consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

Shareholders Agreement

        We are party to a shareholders agreement with a group of shareholders we refer to as the "Investors" regarding voting, transfer and registration for resale of shares of our stock held by them, among other things. The Investors consist of Richard D. Kinder, our current Chairman and Chief Executive Officer; investment funds advised by or affiliated with entities that participated in our Going Private Transaction in 2007, which we refer to as the "Sponsor Investors"; Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, whom we refer to collectively as the "Original Stockholders;" and a number of other members of our management, whom we refer to collectively as "Other Management." Although only we and the Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of our company. Below is a summary of those provisions of our shareholders agreement. Since all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of our capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. We sometimes refer collectively to the funds affiliated with Highstar Capital LP as the "Remaining Sponsor Investor." We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

        Our shareholders agreement provides that Richard D. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to our Board of Directors and committees, which may be adjusted as described below. At the date of this proxy statement, our Board has 16 members, with five director nominees appointed by Mr. Kinder, one director nominee appointed by the Remaining Sponsor Investor, and ten additional independent directors.

  •
  Richard D. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is our chief executive officer and owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

    •
    If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of common stock that were issued upon conversion of our Class A shares they owned originally, then their right to appoint those two nominees will be transferred to our Nominating and Governance Committee. When Mr. Kean becomes our chief executive officer in June, Mr. Kinder's nominees for director will continue to serve out their terms, and the changes in nomination procedures described in this paragraph will take effect for the election of directors at our annual meeting in 2016.

    •
    If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then with respect to the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the Nominating and Governance Committee will appoint one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the Nominating and Governance Committee.

    •
    If the Board of Directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead our Nominating and Governance Committee will be required to appoint such nominee.

    •
    If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the Nominating and Governance Committee will appoint the other four nominees (or three if the number of directors has been reduced below eleven) that Mr. Kinder formerly could have appointed.

  •
  The Remaining Sponsor Investor may appoint one nominee so long as it owns shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        Our bylaws permit our Board of Directors to fix the number of directorships between ten and 16, and because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, our Board of Directors may further elect to decrease the size of our Board down to a minimum of nine directorships. If the number of directorships is reduced to less than eleven, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Nominations to any directorships which are not specifically allocated pursuant to the description above will be made by our Nominating and Governance Committee.

        Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors, Original Stockholders and Other

Management includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        During such time as Mr. Kinder is entitled to appoint five Board nominees, one member of each of the Nominating and Governance Committee and the Audit Committee is to consist of a director who was chosen as a Board nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of any of our committees, then that committee member must be one of the directors nominated for election by the Nominating and Governance Committee.

        In the shareholders agreement, we agree to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the Board of Directors, and Mr. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the Board of Directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares may be voted in accordance with the shareholders agreement.

        Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of our outstanding shares of capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of our Board of Directors or any committee thereof. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates

        As long as the Remaining Sponsor Investor owns any shares of common stock received upon conversion of its Class A shares, we have agreed in the shareholders agreement to cause, upon the Remaining Sponsor Investor's reasonable request, the Remaining Sponsor Investor's director nominee serving on our Board to be appointed to the boards or governing bodies of certain of our subsidiaries (other than KMGP, KMP or any of their subsidiaries).

        As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, we have agreed in the shareholders agreement to:

  •
  inform the Remaining Sponsor Investor of any action that our chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on it or its affiliates and not taking specified actions without its approval;

  •
  keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving us or any of our affiliates; and

  •
  reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of us or any of our publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock owned by the Remaining Sponsor Investor and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Mr. Kinder will each have the right to require that we register resales of such shares of common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when our directors and executive officers are not permitted to trade or (2) a 30 day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Remaining Sponsor Investor or Mr. Kinder also can require us to file a shelf registration statement on Form S-3 for the resale of common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, we have agreed to use our reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Remaining Sponsor Investor no longer holds registrable securities that represent at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        We also have agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and such selling shareholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management stockholders identified in the shareholders agreement, which include Mr. Kinder and some of our named executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that we are also engaged in or evaluating and if such director's participation would cause a conflict of interest.

Payment of Certain Costs and Expenses

        We are obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, our certificate of incorporation, bylaws and shareholders agreement that are approved in advance by us and all fees and expenses of the Sponsor Investors and their affiliates incident to our February 2011 initial public offering and previously contemplated structures for an initial public offering. Since January 1, 2014, we have not been presented with nor have we paid any such fees or expenses.

Other Provisions

        When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Investors, including rights to nominate director and committee nominees and certain actions relating to our subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholder parties thereto hold any shares of common stock.

        Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by the following holders:

  •
  Richard D. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

  •
  the Remaining Sponsor Investor so long as it owns shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

  •
  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to our subsidiaries and other affiliates, our dividend policy and termination of the shareholders agreement, the Remaining Sponsor Investor so long as it owns shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

  •
  in the case of an amendment or waiver that would modify the rights or obligations of the Remaining Sponsor Investor adversely, the Remaining Sponsor Investor so long as it owns any of our outstanding shares of capital stock entitled to vote on the election of directors, and

  •
  the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors held by Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of our initial public offering and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

        If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

Indemnification of Directors and Officers

        Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our current and former directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or those other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the Delaware General Corporation Law. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of the Remaining Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such persons against such liability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of the close of business on February 23, 2015, information known to us regarding the beneficial ownership of our common stock by:

  •
  each of our directors, each of our named executive officers and all of our directors and executive officers as a group, and

  •
  each person known by us to own beneficially more than 5% of our common stock.

        Our named executive officers consist of our principal executive officer, our principal financial officer and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving at fiscal year-end 2014.

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

Name and Address of Beneficial Owner	Number	% of Class(a)
Richard D. Kinder(b)	244,846,090	11.4%
Steven J. Kean(c)	7,177,407	*
Ted A. Gardner(d)	676,019	*
Anthony W. Hall, Jr.(e)	119,499	*
Gary L. Hultquist(f)	1,113	*
Ronald L. Kuehn, Jr.(g)	210,333	*
Deborah A. Macdonald	12,226	*
Michael J. Miller(h)	68,886,536	3.2%
Michael C. Morgan(i)	4,285,753	*
Arthur C. Reichstetter	107,507	*
Fayez Sarofim(j)	37,151,639	1.7%
C. Park Shaper(k)	10,561,157	*
William A. Smith(l)	23,688	*
Joel V. Staff(m)	34,592	*
Robert F. Vagt(n)	71,076	*
Perry M. Waughtal(o)	356,636	*
Kimberly A. Dang(p)	2,112,761	*
David R. DeVeau(q)	217,345	*
Thomas A. Martin(r)	899,277	*
Lisa M. Shorb(s)	174,593	*
Directors and executive officers as a group (25 persons)(t)	378,519,513	17.6%

*
Represents ownership of less than 1%.

(a)
Based on 2,145,249,389 shares of common stock outstanding as of February 23, 2015. In the case of warrants, one share of common stock is assumed to be purchased in respect of each warrant.

(b)
Includes 61,479 shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Includes 230,000 shares held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is sole trustee each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 425,000 shares. Excludes 754,717 restricted shares subject to forfeiture and voting restrictions that lapse on July 16, 2019.

(d)
Includes 196,910 shares held by a family limited liability company. Mr. Gardner disclaims 99% of any beneficial ownership of such shares. Also includes warrants to purchase 180,000 shares of common stock held by Mr. Gardner.

(e)
Includes warrants to purchase 72,239 shares of common stock held by Mr. Hall.

(f)
Includes 1,113 shares held in a margin account.

(g)
Includes warrants to purchase 64,000 shares of common stock held by Mr. Kuehn. Also includes 10,365 shares and warrants to purchase 15,679 shares held by Mr. Kuehn's spouse. Mr. Kuehn disclaims any and all beneficial or pecuniary interest in the shares and warrants owned by his spouse.

(h)
Includes 34,312,729 shares owned by Highstar III Knight Acquisition Sub, L.P. and 34,553,807 shares owned by Highstar KMI Blocker LLC (together, the "Highstar Entities"). Affiliates of PineBridge Investments LLC ("PineBridge") serve as the general partner of Highstar III Knight Acquisition Sub, L.P. and the managing member of Highstar KMI Blocker LLC and, accordingly, may be deemed to beneficially own the shares owned of record by the Highstar Entities. PineBridge has delegated management authority for such general partner and managing member to Highstar Capital LP, which also serves as the investment manager for the Highstar Entities. Highstar Capital LP is controlled by Christopher Lee, Mr. Miller, John M. Stokes, Christopher Beall and Scott Litman and, in such capacities, these individuals may be deemed to share beneficial ownership of the shares beneficially owned by the Highstar Entities. Such individuals expressly disclaim any such beneficial ownership, except to the extent of their pecuniary interest therein, if any. The address of Highstar Capital LP and the Highstar Entities is 277 Park Avenue, 45th floor, New York, New York 10172. 32,272,926 of the shares owned by the Highstar Entities are pledged as security for a margin loan.

(i)
Includes 3,500,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 572,683 shares owned by trusts of which Mr. Morgan has voting and dispositive power. Also includes 13,070 shares and warrants to purchase 200,000 shares of common stock held by Portcullis Investments, LP, a private investment partnership of which Mr. Morgan has sole voting and dispositive power.

(j)
Includes 9,116,182 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Also includes 13,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest. Amount does not include 4,790 restricted shares subject to forfeiture and voting restrictions that lapse on July 20, 2015.

(k)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 8,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(l)
Includes 3,622 shares and warrants to purchase 5,479 shares of common stock held by Mr. Smith's spouse. Mr. Smith disclaims any and all beneficial or pecuniary interest in the shares and warrants held by his spouse.

(m)
Includes warrants to purchase 747 shares of common stock held by Mr. Staff. Excludes 4,790 restricted shares subject to forfeiture and voting restrictions that lapse on July 20, 2015.

(n)
Includes warrants to purchase 39,247 shares of common stock held by Mr. Vagt.

(o)
Includes 59,593 shares held by a family limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in the shares held by the family limited partnership. 211,065 shares owned by Mr. Waughtal are held in a margin account and 85,978 shares owned by Mr. Waughtal are pledged as collateral for a loan.

(p)
Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Also includes warrants to purchase 192 shares of common stock held by Ms. Dang. Excludes 226,416 restricted shares subject to forfeiture and voting restrictions that lapse on July 16, 2019.

(q)
Excludes 125,787 restricted shares subject to forfeiture and voting restrictions that lapse on July 16, 2018.

(r)
Excludes 226,416 restricted shares subject to forfeiture and voting restrictions that lapse on July 16, 2019.

(s)
Includes 174,019 shares held by a trust. Excludes 70,423 shares subject to forfeiture and voting restrictions that lapse on January 14, 2019 and 5,032 shares subject to forfeiture and voting restrictions that lapse on July 16, 2016.

(t)
See notes (b) through (s). Also includes 63,763 shares held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Includes an aggregate of 268,185 shares and 1,600 warrants held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans. Excludes an aggregate of 245,454 shares held by executive officers other than the named executive officers that are subject to forfeiture and voting restrictions that lapse at various times from July 2015 through July 2019.

Equity Compensation Plan Information

        The following table sets forth information regarding our current equity compensation plans as of December 31, 2014. Specifically, the table provides information regarding our common stock issuable under the 2011 Stock Incentive Plan described under "Executive Compensation" and the Stock Compensation Plan for Non-Employee Directors described under "Director Compensation"

Plan Category	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	7,138,665
Equity compensation plans not approved by security holders	—

Total	7,138,665

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2014.

EXECUTIVE OFFICERS

        Set forth below is information concerning our executive officers as of the date of this proxy statement. All of our officers serve at the discretion of our Board of Directors.

Name	Age	Position
Richard D. Kinder	70	Director, Chairman and Chief Executive Officer
Steven J. Kean	53	Director, President and Chief Operating Officer
Kimberly A. Dang	45	Vice President and Chief Financial Officer
Ian D. Anderson	57	Vice President (President, Kinder Morgan Canada)
Jesse Arenivas	41	Vice President (President, CO2)
David R. DeVeau	50	Vice President and General Counsel
Thomas A. Martin	53	Vice President (President, Natural Gas Pipelines)
Ronald G. McClain	62	Vice President (President, Products Pipelines)
Dax A. Sanders	40	Vice President, Corporate Development
John W. Schlosser	52	Vice President (President, Terminals)
Lisa M. Shorb	56	Vice President, Human Resources, Information Technology and Administration

        For biographical information concerning Messrs. Kinder and Kean, please see "Item 1—Election of Directors" included elsewhere in this proxy statement.

        Kimberly A. Dang is Vice President and Chief Financial Officer of KMI. She served as Chief Financial Officer of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Vice President and Chief Financial Officer of KMI upon its conversion. Ms. Dang served as Vice President and Chief Financial Officer of KMI's predecessor from May 2005 until June 2007. She served as Vice President and Chief Financial Officer of KMR from May 2005 until November 2014. She has served as Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc. since 2005. She served as Vice President, Investor Relations of KMR, Kinder Morgan G.P., Inc. and the predecessors of KMI from July 2002 until January 2009. She has served in various management roles for the Kinder Morgan companies since 2001. Ms. Dang received a Masters in Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University.

        Ian D. Anderson was elected Vice President (President, Kinder Morgan Canada) of KMI in December 2014. Mr. Anderson has served as President of Kinder Morgan Canada Inc. since 2005. Previously, Mr. Anderson served in various leadership roles with Terasen, Inc., including Vice President, Finance and Corporate Controller and Vice President, Finance and Corporate Services of Terasen Pipelines Inc. Mr. Anderson is a Certified Management Accountant and a graduate of the University of Michigan Executive Program.

        Jesse Arenivas was elected Vice President (President, CO2) of KMI in December 2014. Mr. Arenivas joined Kinder Morgan in 2003 and has served in various financial, accounting, and business development roles, including Vice President of Finance and Accounting for the CO2 business segment. Mr. Arenivas holds a Bachelor of Business Administration in Finance from the University of Texas, Permian Basin and is a Certified Public Accountant in the State of Texas.

        David R. DeVeau is Vice President and General Counsel of KMI and has served in his current position since March 2013. Mr. DeVeau joined Kinder Morgan in 2001 and served as Deputy General Counsel from 2006 to March 2013. Mr. DeVeau received a J.D. degree from The Dickinson School of Law, Pennsylvania State University, and a bachelor's degree, cum laude, in political science from Norwich University.

        Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI and has served in his current role since 2012. Mr. Martin has served as Vice President (President, Natural Gas Pipelines) of Kinder Morgan G.P., Inc. since November 2009. Mr. Martin served as Vice President (President, Natural Gas Pipelines) of KMR from November 2009 until November 2014. He also served as a director and as Vice President (President, Natural Gas Pipelines) of El Paso Pipeline GP Company, L.L.C. from May 2012 until November 2014. Mr. Martin served as President, Texas Intrastate Pipeline Group from May 2005 until November 2009 and has served in various management roles for the Kinder Morgan companies since 2003. Mr. Martin received a Bachelor of Business Administration degree from Texas A&M University.

        Ronald G. McClain was elected Vice President (President, Products Pipelines) of KMI in December 2014. Mr. McClain has served as Vice President (President, Products Pipelines) of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President (President, Products Pipelines) of KMR from March 2013 until November 2014. Mr. McClain served as Vice President of operations and engineering for Kinder Morgan's Products Pipelines group from 2005 to March 2013. Mr. McClain joined Kinder Morgan over 30 years ago and, prior to 2005, held various operations and engineering positions in Kinder Morgan's Products Pipelines and Natural Gas Pipelines groups. Mr. McClain holds a bachelor's degree in computer science from Aurora University.

        Dax A. Sanders is Vice President, Corporate Development of KMI and has served in his current role since March 2013. Mr. Sanders has served as Vice President, Corporate Development of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President, Corporate Development of KMR from March 2013 until November 2014 and of El Paso Pipeline GP Company, L.L.C. from March 2013 until January 2015. From 2009 until March 2013, he was a Vice President within Kinder Morgan's Corporate Development group. From 2006 until 2009, Mr. Sanders was Vice President of Finance for Kinder Morgan Canada. Mr. Sanders joined Kinder Morgan in 2000, and from 2000 to 2006 served in various finance and business development roles within the Corporate Development, Investor Relations, Natural Gas Pipelines and Products Pipelines groups, with the exception of a two-year period while he attended business school. Mr. Sanders holds a master's degree in business administration from the Harvard Business School and a master's and a bachelor's degree in accounting from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.

        John W. Schlosser was elected Vice President (President, Terminals) of KMI in December 2014. Mr. Schlosser has served as Vice President (President, Terminals) of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President (President, Terminals) of KMR from March 2013 until November 2014. Mr. Schlosser was named Senior Vice President and Chief Commercial Officer of Kinder Morgan's Terminals group in 2010. He previously served as Vice President of Sales and Business Development for Kinder Morgan's Terminals group since he joined Kinder Morgan in 2001 in connection with Kinder Morgan's purchase of the U.S. pipeline and terminal assets of the GATX Corporation, where he served as Vice President of Sales. Mr. Schlosser has more than 27 years of experience in commodity transportation and logistics, business development and sales, sales management and operations. Mr. Schlosser holds a Bachelor of Science degree from Miami University, Oxford, Ohio.

        Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI and has served in her current role since January 2014. Ms. Shorb served as Vice President of Procurement and Administration for the Kinder Morgan companies from June 2002 until January 2014. Ms. Shorb joined Kinder Morgan over 30 years ago and prior to 2002 served in various roles in the commercial and gas measurement areas. Ms. Shorb received a Master of Science degree in Geology from Duke University and a Bachelor of Science degree in Geology from the University of Dayton.

 EXECUTIVE COMPENSATION

Overview

        Except where otherwise noted, prior to the closing of the Consolidation Transactions, our executive officers also served in the same capacities as executive officers of KMR, KMGP and the general partner of EPB. As a result, the following sets forth information regarding compensation earned by, awarded to or paid to our executive officers in their capacities as our executive officers as well as executive officers of our former subsidiaries or our former affiliates, including KMR, KMGP and the general partner of EPB (sometimes collectively referred to in this section as our "affiliated entities"), for the periods presented.

        The following Compensation Discussion and Analysis describes the compensation of our executive officers, with a focus on the compensation of Mr. Kinder, our Chief Executive Officer, Ms. Dang, our Chief Financial Officer and Mr. DeVeau, Mr. Martin and Ms. Shorb, our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) serving at fiscal year-end 2014, which we refer to collectively as our "named executive officers." We also discuss the compensation of Mr. Kean, currently our President and Chief Operating Officer, as he will become our Chief Executive Officer on June 1, 2015.

Compensation Discussion and Analysis

Program Objectives

        We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses for the benefit of our stockholders. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, long-term compensation and other benefits and with a majority of executive compensation consisting of the "at-risk" annual cash bonus and long-term incentive compensation.

        The key objectives of our executive compensation program are to attract, motivate and retain executives who will advance our overall business strategies and objectives to create and return value to our stockholders. We believe that an effective executive compensation program should link total compensation to financial performance and to the attainment of short-term and long-term strategic, operational, and financial objectives. We believe operational objectives should take into account adherence to and promotion of our Code of Business Conduct and Ethics and our Environmental Health and Safety Policy Statement. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we believe that our executives should have a much greater portion of their overall compensation at-risk and linked to long-term shareholder value than do our other employees. Consequently, we believe we have established the at-risk and long-term incentive portions of our executives' total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.

        From 2007 through 2012, our executive compensation program was principally composed of the following two elements: (i) base salary; and (ii) possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation). In 2013, we added a long-term incentive component to our executives' compensation, in the form of restricted KMI stock granted under our 2011 Stock Incentive Plan.

        In addition, we believe that the compensation of our named executive officers should be directly and materially tied to our financial performance and should be aligned with the interests of our stockholders. Therefore, the majority of compensation to our named executive officers (except for Messrs. Kinder and Kean, as discussed below) is allocated to the "at-risk" portion of our compensation program—the annual cash bonus and the long-term incentive restricted stock grants.

        In 2012, our stockholders overwhelmingly voted to approve (with an almost 97% approval rate), on an advisory basis, the compensation of our then named executive officers. We believe that this high level of support affirmed our compensation policies and practices. Also in 2012, our board determined to hold an advisory vote on the compensation of our named executive officers every three years. Therefore, we will hold an advisory vote with respect to such compensation at our 2015 annual meeting.

        Our compensation is determined without the use of any compensation consultants. Nevertheless, we annually compare our executive compensation components with market information, consisting of third-party surveys in which we participate. The surveys we use in reviewing our executive compensation consist of the Towers Watson Executive Survey and the Aon Hewitt Executive Survey. Over 400 companies participate in each survey. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope to ours. We also keep abreast of current trends, developments, and emerging issues in executive compensation, and if appropriate, will obtain advice and assistance from outside legal, compensation or other advisors.

        We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1,000,000 of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1,000,000 limit. Since the bonuses paid to our executive officers for 2014 were paid under our Annual Incentive Plan as a result of reaching designated financial targets established by our Compensation Committee, we expect that all compensation paid to our executives would qualify for deductibility under federal income tax rules.

Compensation Designed to Reward Performance

        Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our stakeholders, and to deter engaging in any detrimental activities, such as performing services for a competitor, disclosing confidential information or violating appropriate business conduct standards. Each executive is held accountable to uphold and comply with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with the law, and to maintain high standards of operating safety and environmental protection.

        Unlike many companies, we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split-dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft, and we do not pay for executives to fly first class. We believe that this area of our overall compensation package is below competitive levels for comparable companies; however, we have no current plans to change our policy of not offering such executive benefits or perquisite programs.

        We do not have employment agreements or special severance arrangements with our executive officers. Our executive officers are eligible for severance under the same plan as our other non-union U.S. based employees.

        At his request, Mr. Kinder receives $1 of base salary per year from us. Additionally, Mr. Kinder has requested that he receive no annual bonus, equity, or other compensation from us or any of our affiliates. Mr. Kinder does not have any deferred compensation, supplemental retirement or any other special benefit, compensation or perquisite arrangement with us, and each year, Mr. Kinder reimburses us for his portion of health care premiums.

        At his request, Mr. Kean receives $1 of base salary per year from us. Mr. Kean also requested that he receive no annual bonus from us or any of our affiliates. As a result, Mr. Kean's total compensation for 2014 consists of dividend equivalents paid on his 2013 restricted stock grant, which is subject to six-year-cliff vesting, and certain benefits available to our U.S. employees generally. Mr. Kean reimburses us for his portion of health care premiums. There are no plans at this time to grant additional restricted stock to Mr. Kean until the vesting terms of his 2013 grant have been met.

Elements of Compensation

        As outlined above, our 2014 executive compensation program is principally composed of two elements: (i) a base cash salary and (ii) a possible annual cash bonus, with the exception of Ms. Shorb, who received long-term incentive compensation in the form of restricted KMI stock in connection with her promotion to an executive officer position in 2014. Our remaining executive officers received long-term incentive compensation in 2013. The Compensation Committee reviews and approves annually our financial goals and objectives that are relevant to the compensation of our named executive officers.

        In addition to the possible annual cash bonus discussed below (and reflected in the Summary Compensation Table as Non-Equity Incentive Plan Compensation), for the year ended December 31, 2014, the Compensation Committee approved one-time cash bonuses to Ms. Dang and Mr. DeVeau in connection with their efforts in the Consolidation Transactions.

        In 2014, the Compensation Committee solicited information from Mr. Kinder and Ms. Shorb regarding the performance of Mr. Kean as President and Chief Operating Officer. Similarly, the Compensation Committee solicited information from Messrs. Kinder and Kean and Ms. Shorb with respect to the performance of our other named executive officers, with the exception of Ms. Shorb with respect to her own performance. The Compensation Committee also obtained information from Ms. Shorb with respect to compensation for comparable positions of responsibility at comparable companies. All of this information was taken into account by the Compensation Committee, which made final determinations regarding compensation of the named executive officers. No named executive officer reviewed his or her own performance or approved his or her own compensation.

Base Salary

        Base salary is paid in cash. The annual base salary cap for our executive officers is $400,000. However, the maximum base salary that any of our executives received in 2014 was $350,000. Additionally, we increased our executives' salaries only to a maximum of $375,000 for 2015, and we do not expect any of our executives' annual base salaries to reach the cap for another year. As noted above, our Chairman and Chief Executive Officer and our President and Chief Operating Officer each receive $1 of annual base salary. We continue to believe that, even at the $400,000 cap, our executive officers' base salaries would be below annual base salaries for executives in similar positions and with similar responsibilities at companies of comparable size and scope, based upon independent salary surveys in which we participate.

Possible Annual Cash Bonus (Non-Equity Cash Incentive)

        Commencing with bonus awards for the 2011 bonus year, our Board of Directors approved an Annual Incentive Plan (referred to in this discussion as the Annual Incentive Plan or the 2011 Plan). The overall purpose of the Annual Incentive Plan is to increase our executive officers' and our employees' personal stake in the continued success of our company through the possible payment of annual cash bonuses that are dependent on individual and company performance. In January 2015, the Board adopted an Amended and Restated Annual Incentive Plan, subject to the approval of our stockholders. We are asking our stockholders to approve the Amended and Restated Annual Incentive

Plan of Kinder Morgan, Inc. at the 2015 annual meeting. See "Item 3—Approval of the 2015 Annual Incentive Plan."

        The 2011 Plan consists of two components: the executive plan component and the non-executive plan component. All employees of KMI and our subsidiaries are eligible to participate in the 2011 Plan (except for employees covered by collective bargaining agreements that do not expressly provide for eligibility). Our Chairman and Chief Executive Officer and all employees who report directly to the Chairman, including all of the named executive officers, are eligible for the executive plan component; however, as stated above, Messrs. Kinder and Kean have elected not to participate. All other U.S. and Canadian eligible employees are eligible for the non-executive plan component.

        Under the 2011 Plan, a pool of bonus dollars is established at the beginning of each year for annual cash bonuses that may be paid to our executive officers and other employees, depending on whether we and our subsidiaries meet certain financial performance objectives (as discussed below). If the financial performance objectives are met, the Compensation Committee assesses the budgeted pool of bonus dollars and may increase the pool if the financial performance objectives are exceeded. The Compensation Committee may also adjust the budgeted pool of bonus dollars upward or downward based on our and our subsidiaries' overall performance in other areas, including safety and environmental goals and regulatory compliance.

        At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives based on one or more of the criteria set forth in the 2011 Plan are established by our Compensation Committee.

        In addition, the Compensation Committee sets the bonus opportunities available to each executive officer (see table "Grants of Plan-Based Awards"). If none of the financial performance objectives were met, no bonus opportunity would be available to the named executive officers. The maximum payout to any individual under the 2011 Plan for any year is $3 million. The Compensation Committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity available to such executive officer. Because payments under the 2011 Plan for our executive officers are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict any amounts that will actually be paid under the executive portion of the 2011 Plan over the life of the 2011 Plan.

        Three financial performance objectives were set for 2014 under both the executive plan component and the non-executive plan component. The three financial performance objectives were:

  •
  $1.72 in cash dividends per share by us;

  •
  $5.58 in cash distributions per common unit by KMP; and

  •
  $2.60 in cash distributions per unit by EPB.

        A fourth objective, which could potentially decrease or increase the budgeted pool of bonus dollars for 2014, was to achieve our environmental, health, and safety performance objectives by: (i) beating industry average incident rates; (ii) improving incident rates compared to our previous three-year averages; and (iii) experiencing no significant incidents in our operations or expansions.

        The Compensation Committee set maximum bonus opportunities under the 2011 Plan for 2014 for the executive officers at dollar amounts in excess of those which were expected to actually be paid under the 2011 Plan. In fact, while the maximum bonus opportunity for each executive officer is based on the achievement of the financial performance objectives, the Compensation Committee has never awarded the maximum bonus opportunity to a current named executive officer. At the end of 2014, the extent to which the financial performance objectives had been attained and the extent to which the bonus opportunity had been earned under the formula previously established by our Compensation Committee was determined. For 2014:

  •
  we paid $1.74 in cash dividends per share;

  •
  KMP paid $4.17 in cash distributions per common unit for the three quarters prior to the Consolidation Transactions; and

  •
  EPB paid $1.95 in cash distributions per unit for the three quarters prior to the Consolidation Transactions.

        Based on the above, our Compensation Committee approved approximately 94% of the total 2014 budgeted cash bonus opportunity be earned and funded under the 2011 Plan. The approved funding level includes any premium pay calculations for bonus awards paid to non-exempt employees.

        The 2014 bonuses for our executive officers were overwhelmingly based on whether the established financial performance objectives were met. The Compensation Committee also considered, in a purely subjective manner, how well the executive officer performed his or her duties during the year. Information was solicited from relevant members of senior management regarding the performance of our named executive officers (described following), and determinations and recommendations were made at the regularly scheduled first quarter Board and Compensation Committee meetings held in January 2015. Other factors considered by the Compensation Committee primarily consisted of the amount of the bonus paid to the executive officer in the prior year and market data about compensation of comparable positions of responsibility at comparable companies, consisting of the compensation surveys referred to above. With respect to using these other factors in assessing performance, the Compensation Committee did not find it practicable to, and did not, use a "score card" or quantify or assign relative weight to the specific criteria considered. The amount of a downward adjustment, subject to the maximum bonus opportunity that was established at the beginning of the year, was not subject to a formula. Specific aspects of an individual's performance were not identified in advance. Rather, adjustments were based on the Compensation Committee's judgment and input from Mr. Kinder and Mr. Kean, giving consideration to the totality of the record presented, including the individual's performance and the magnitude of any other positive or negative factors.

        For a discussion of effects under the 2011 Plan (and comparisons to the proposed 2015 Annual Incentive Plan) of death, disability, termination of employment or a change in control of us, please read "Potential Payments upon Death, Disability, Termination or a Change in Control."

Long-Term Incentive Compensation

        The Kinder Morgan, Inc. 2011 Stock Incentive Plan was approved by our pre-IPO shareholders and was effective as of January 1, 2011. Prior to 2013, no awards were made to our executive officers under this plan because, in connection with our Going Private Transaction in 2007, members of our management were awarded Kinder Morgan Holdco LLC Class A-1 and Class B units and had agreed to forego any long-term executive compensation until the Sponsor Investors, which owned interests in us at the time, sold their interests in us or converted their Class A shares into Class P shares. In connection with our IPO, the Class B units were converted into our Class B shares, and the Class A-1 units were converted into our Class C shares. As of December 26, 2012, the Sponsor Investors had sold their interests in us or converted their Class A shares into Class P shares, and as a result, all Class B shares and Class C shares had converted into Class P shares.

        Accordingly, in 2013, the Compensation Committee granted long-term incentive compensation to our named executive officers (other than Mr. Kinder) in the form of restricted KMI stock under our 2011 Stock Incentive Plan. All awards granted are subject to six-year cliff vesting schedules, with the exception of Mr. DeVeau's grant, which has a five-year cliff-vesting period, during which the named executive officers are not expected to receive additional equity incentive grants (see "Grants of Plan Based Awards" table for details). In connection with his 2013 grant of restricted stock, Mr. Kean forfeited participation in the Annual Incentive Plan and decreased his annual base salary to $1 per year. Mr. Kinder did not receive an award under the 2011 Plan in 2013, and we do not expect that he will receive any awards under the 2011 Plan (or the 2015 Plan, if approved) in the future. The Compensation Committee granted an award to Ms. Shorb in 2014 in connection with her promotion to Vice President, Human Resources, Information Technology and Administration. Ms. Shorb's award has a five-year cliff-vesting period. There are no plans at this time to grant additional shares to our executive officers until the vesting terms have been met.

        In January 2015, the Board adopted the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (the "2015 Stock Incentive Plan") which amends and restates the 2011 Stock Incentive Plan, subject to the approval of our stockholders. We are asking our stockholders to approve the 2015 Stock Incentive Plan at the 2015 annual meeting. See "Item 2—Approval of the 2015 Stock Incentive Plan."

        For a discussion of effects under the 2011 Stock Incentive Plan (and comparisons to the proposed 2015 Stock Incentive Plan) of death, disability, termination of employment or a change in control of us, please see "Potential Payments upon Death, Disability, Termination or a Change in Control."

Other Compensation

        Kinder Morgan Savings Plan.    The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits eligible employees of KMI, including the named executive officers, to contribute between 1% and 50% of base compensation, on a pre-tax or Roth 401(k) basis, into participant accounts. For more information on this plan, see Note 9 "Share-based Compensation and Employee Benefits—Overview of Retirement Benefit Plans—Savings Plan" to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

        Kinder Morgan Retirement Plan.    Employees of KMI, including the named executive officers, are also eligible to participate in the Kinder Morgan Retirement Plan, a cash balance pension plan, which we refer to as the "Cash Balance Retirement Plan." Employees accrue benefits through a Personal Retirement Account (PRA) in the retirement plan. We allocate contribution credits of 4% or 5% of eligible compensation every pay period to participants' PRAs based on age and years of eligible service as of December 31 of the prior year. Interest is credited to each PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100% vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement.

        The following table sets forth the estimated actuarial present value of each named executive officer's and Mr. Kean's accumulated pension benefit as of December 31, 2014, under the provisions of the Cash Balance Retirement Plan. The benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

 Cash Balance Retirement Plan Pension Benefits

Name	Current Credited Years of Service	Present Value of Accumulated Benefit	Payments Made During Last Fiscal Year
Richard D. Kinder(a)	N/A	$—	$—
Kimberly A. Dang	13	71,218	—
David R. DeVeau	14	83,463	—
Steven J. Kean	13	77,094	—
Thomas A. Martin	12	80,298	—
Lisa M. Shorb	16	102,896	—

(a)
Mr. Kinder has elected not to participate in the Kinder Morgan Retirement Plan.

Potential Payments upon Death, Disability, Termination or a Change in Control

        Our named executive officers are entitled to certain benefits in the events of death, disability, termination of employment or a change in control of us. The plans and circumstances triggering such benefits are described below.

        2011 Annual Incentive Plan.    The 2011 Plan provides the Compensation Committee with discretion to take action that it deems appropriate with respect to outstanding awards upon a change in control (as defined below). If, however, in connection with a change in control, Mr. Kinder is no longer our Chairman:

  •
  each participant under the executive component of the 2011 Plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation Committee has previously determined that the participant should receive a greater or lesser percentage of the bonus opportunity;

  •
  each participant under the non-executive component of the plan will receive an award equal to the award most recently paid to such participant under the 2011 Plan, or an award equal to the average award paid to a similarly situated participant under the 2011 Plan if no award was previously paid to the participant; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control;

provided, however, that the participant must be employed by the company or an affiliate on the date of the change in control to receive an award as described above.

        Amendment to Definition of "Change in Control."    At the 2015 annual meeting, we are asking our stockholders to approve amendments to the 2011 Plan, including to the definition of "Change in Control." As defined under the proposed 2015 Annual Incentive Plan (see "Item 3—Approval of the 2015 Annual Incentive Plan"), "Change in Control" means (i) the acquisition of securities representing 20% or more of our outstanding shares of common stock or voting power of our securities by any person other than Richard D. Kinder; (ii) a reorganization, merger or consolidation, or sale of all or substantially all of our assets, unless following such transaction (a) 50% or more of our outstanding shares of common stock and voting power (or the outstanding securities and voting power of the entity resulting from such transaction) is beneficially owned by substantially all of the persons who held such securities prior to such transaction, (b) no person, other than Mr. Kinder, one of our benefit plans or a person who beneficially owned 20% or more of our outstanding shares of common stock and voting power prior to such transaction, beneficially owns 20% or more of our outstanding shares of common stock and voting power, and (c) at least a majority of our Board of Directors (or the governing body of the entity resulting from such transaction) were members of our "Incumbent Board" at the time of the initial agreement or initial action by our Board of Directors providing for such reorganization, merger, consolidation, sale or transaction; (iii) the "Incumbent Board" ceases to constitute at least a majority of the Board then in office; or (iv) approval by our stockholders of a plan of our liquidation. As defined under the proposed 2015 Annual Incentive Plan, "Incumbent Board" means the individuals who as of the effective date of the proposed 2015 Annual Incentive Plan constitute our Board of Directors, including any individual becoming a director after such date whose election by our Board of Directors or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board, and excluding any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation.

        If a participant ceases to be employed by the company or a subsidiary prior to the date the award is distributed, other than in the case of participant's death as described below, the participant will forfeit all rights to the award. Notwithstanding the foregoing, in the case of participant's death on or after January 1 of the calendar year following the end of a performance year but before distribution of an award, the award shall be distributed to the participant's estate.

        Kinder Morgan Severance Plan.    All of our executive officers, including Mr. Kinder, are eligible for severance payments under the Kinder Morgan Severance Plan (which is available to all regular full time U.S.-based employees not covered by a bargaining agreement), which caps severance payments at an amount equal to six months of annual base salary.

        The following table lists the potential payments to the named executive officers and Mr. Kean under the Kinder Morgan Severance Plan upon termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2014.

Potential Payments Upon Termination of Employment under the Kinder Morgan Severance Plan

Name	Termination Payment
Richard D. Kinder(a)	$—
Kimberly A. Dang(b)	175,000
David R. DeVeau(b)	175,000
Steven J. Kean(a)	—
Thomas A. Martin(b)	175,000
Lisa M. Shorb(b)	162,500

(a)
Since the severance formula is based on the annual base salary, Mr. Kinder's and Mr. Kean's benefit calculates to less than $1 (the cap under the plan is 26 weeks of base pay).

(b)
Payment equals cap calculation under the plan of 26 weeks of annual base salary.

        Restricted Stock Grants under the Kinder Morgan, Inc. 2011 Stock Incentive Plan.    The named executive officers who received restricted stock grants in 2013 and 2014 are entitled to accelerated vesting in certain termination or change-in-control circumstances under the award agreements governing their grants. The award agreements provide for accelerated vesting upon (a) a change in control of us or (b) termination of the employee's employment by reason of (i) death, (ii) disability that results in us determining that the employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, or (iii) an involuntary termination by us due to a reorganization or reduction in force for which the employee would be eligible for pay under the Kinder Morgan Severance Plan, or (iv) the sale of us or the sale, transfer or discontinuation of any part of the operations or any of our business units.

        The definition of "change in control" in the 2015 Stock Incentive Plan, which will be considered for approval at the 2015 annual meeting, is the same as that in the 2015 Annual Incentive Plan described above under "Annual Incentive Plan—Amendment to Definition of "Change in Control." To the extent an event would not constitute a Change in Control under the definition included in the 2011 Stock Incentive Plan but would constitute a Change in Control under the 2015 Stock Incentive Plan, the definition included in 2015 Stock Incentive Plan shall apply to awards granted prior to the effective date of the 2015 Stock Incentive Plan. Thus, the 2013 and 2014 restricted stock grants are also entitled to accelerated vesting upon a Change in Control, as defined in the 2015 Stock Incentive Plan.

        The following table lists the potential accelerated value of our named executive officers' and Mr. Kean's restricted stock grants upon death, disability or termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2014.

Potential Payments (Value of Accelerated Vesting) Upon Disability, Termination of Employment, or Change in Control under terms of the 2013 Restricted Stock Agreements

Name	Termination Payment
Richard D. Kinder(a)	$—
Kimberly A. Dang(b)	9,579,661
David R. DeVeau(b)	5,322,048
Steven J. Kean(b)	31,932,076
Thomas A. Martin(b)	9,579,661
Lisa M. Shorb(b)(c)	3,192,501

(a)
Mr. Kinder did not receive a 2013 restricted stock grant.

(b)
Calculation equals number of unvested restricted shares granted multiplied by the closing price on December 31, 2014 of KMI's common stock of $42.31.

(c)
Ms. Shorb received a 2013 grant in connection with her prior position, as well as a 2014 grant in connection with her promotion to her current position.

        Kinder Morgan Savings Plan and Retirement Plan.    The following table reflects the benefits payable from the Kinder Morgan Savings Plan and Retirement Plan in the event of death or termination of employment assuming the triggering event occurred on December 31, 2014. In the event of termination or death, the officer would be entitled to his or her vested benefit under the Plans. The following table assumes the officer or his or her beneficiary would make an election to commence the benefit on January 1, 2015.

Payments upon Termination or Death

Name	Savings Plan Benefit	Retirement Plan Lump Sum
Richard D. Kinder(a)	$—	$—
Kimberly A. Dang	529,728	97,986
David R. DeVeau	492,792	106,029
Steven J. Kean	346,433	91,883
Thomas A. Martin	498,222	95,702
Lisa M. Shorb	1,737,850	118,783

(a)
Mr. Kinder has no benefit in the Kinder Morgan Retirement Plan or the Kinder Morgan Savings Plan.

        Other Potential Post-Employment Benefits.    In addition to the amounts payable under the Kinder Morgan Severance Plan and their respective 2013 and 2014 restricted stock grants, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Summary Compensation Table

        The following table shows total compensation paid or otherwise awarded by us and our affiliated entities to our named executive officers and Mr. Kean for services rendered during fiscal years 2014, 2013 and 2012, as applicable.

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value (d)	All Other Compensation (e)	Total
Richard D. Kinder	2014	$1	$—	$—	$—	$—	$—	$1
Chairman and Chief	2013	1	—	—	—	—	—	1
Executive Officer	2012	1	—	—	—	—	—	1
Kimberly A. Dang	2014	348,077	250,000	—	1,000,000	(12,277)	398,567	1,984,367
Vice President and	2013	319,231	—	9,000,036	900,000	13,465	196,807	10,429,539	(g)
Chief Financial Officer	2012	300,000	600,000	—	800,000	8,270	14,205	1,722,475
David R. DeVeau	2014	348,077	250,000	—	700,000	(7,946)	227,828	1,517,959
Vice President and General Counsel(f)	2013	305,385	—	5,000,033	575,000	13,532	115,577	6,009,527	(g)
Steven J. Kean	2014	1	—	—	—	(13,314)	1,283,019	1,269,706
President and Chief	2013	150,000	—	30,000,001	—	8,310	619,580	30,777,891	(g)
Operating Officer	2012	300,000	600,000	—	1,200,000	8,409	15,063	2,123,472
Thomas A. Martin	2014	348,077	—	—	1,000,000	(950)	399,425	1,746,552
Vice President and	2013	319,231	—	9,000,036	900,000	13,445	197,665	10,430,377	(g)
President Natural Gas Pipelines	2012	300,000	600,000	—	850,000	8,244	14,018	1,772,262
Lisa M. Shorb	2014	319,846	—	2,500,017	450,000	(1,070)	150,329	3,419,122	(g)
Vice President, Human Resources, Information Technology and Administration(f)

(a)
Represents bonus payments awarded and paid by us to the executive officers in connection with their efforts in our acquisition of El Paso Corporation in 2012 and the Consolidation Transactions in 2014, as applicable.

(b)
Restricted stock awards granted in 2014 to Ms. Shorb upon her promotion to Vice President, Human Resources, Information Technology and Administration were intended to provide long-term incentive compensation over a five-year cliff-vesting period. Restricted stock awards granted in 2013 were intended to provide long-term incentive compensation over a six-year cliff-vesting period, with the exception of Mr. DeVeau's grant, which has a five-year cliff-vesting period. The named executive officers are not expected to receive additional equity incentive grants during their respective vesting periods. Amounts reflect the grant date fair value of stock awards granted to each named executive officer under the Kinder Morgan, Inc. 2011 Stock Incentive Plan computed in accordance with FASB Codification Topic 718, "Compensation—Stock Compensation."

(c)
Represents amounts paid according to the provisions of the Annual Incentive Plan then in effect. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year.

(d)
Represents the 2014, 2013 and 2012, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) according to the provisions of our Cash Balance Retirement Plan. The actuarial present values shown in the Cash Balance Retirement Plan Pension Benefits table in 2013 and 2012 and used to calculate the change in pension value were the current year-end balances.

(e)
2014 amounts are detailed in the table below:

Name	Company Contributions to the KMI Savings Plan	Value of Group-term Life Insurance Exceeding $50,000	Dividend Equivalents Paid on Unvested Restricted Stock	Cash Service Award	Total
Richard D. Kinder	$—	$—	$—	$—	$—
Kimberly A Dang	13,000	660	384,907	—	398,567
David R. DeVeau	13,000	990	213,838	—	227,828
Steven J. Kean	—	—	1,283,019	—	1,283,019
Thomas A. Martin	13,000	1,518	384,907	—	399,425
Lisa M. Shorb	13,000	2,805	128,274	6,250	150,329
(f)
Mr. DeVeau was not a named executive officer in 2012. Ms. Shorb was not a named executive officer in 2012 or 2013.

(g)
Includes long-term incentive stock awards with a five-year or six-year cliff-vesting period. See note (b).

Grants of Plan-Based Awards

        The following supplemental compensation table provides details on the value of plan-based incentive awards granted during 2014 to our named executive officers and Mr. Kean. The table includes awards made during or for 2014. The information in the table under the caption "Estimated Future Payouts Under Non-Equity Annual Incentive Plan Awards" represents the threshold, target and maximum amounts payable under the Kinder Morgan, Inc. Annual Incentive Plan for performance in

2014. Amounts actually paid under that plan for 2014 are set forth in the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
					Stock Awards: Number of Shares of Restricted Stock(e)
						Grant Date Fair Value of Restricted Stock(e)
Name	Grant Date	Threshold(b)	Target(c)	Maximum(d)
Richard D. Kinder
Annual Incentive Plan(f)	N/A	$—	$—	$—
Restricted Stock(f)	N/A				—	$—
Kimberly A. Dang
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	N/A				—	$—
David R. DeVeau
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	N/A				—	$—
Steven J. Kean
Annual Incentive Plan(f)	N/A	—	—	—
Restricted Stock	N/A				—	$—
Thomas A. Martin
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	N/A				—	$—
Lisa M. Shorb
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	1/14/2014				70,423	2,500,017

(a)
See "—Compensation Discussion and Analysis-Elements of Compensation" and "—Possible Annual Cash Bonus (Annual Cash Incentive)" above for further discussion of these awards.

(b)
Represents the maximum bonus opportunity available to the executive officer if one of the financial performance objectives was met.

(c)
Represents the maximum bonus opportunity available to the executive officer if all of the financial performance objectives were met.

(d)
Represents the maximum bonus opportunity available to the executive officer if all of the financial performance objectives were exceeded by 10% or more.

(e)
An award was made to Ms. Shorb in 2014 upon her promotion to her present position. The award has a five-year cliff-vest, during which time Ms. Shorb is not expected to receive additional equity incentive grants. Represents the grant date fair value computed in accordance with FASB ASC Top 718 of restricted stock granted in 2014.

(f)
Declined to participate.

Outstanding Equity Awards at Fiscal Year-End

        For the fiscal year 2012, none of the named executive officers or Mr. Kean was awarded any stock options, restricted stock or similar stock-based awards, and we had no expectation of granting any such awards to any of them while any of the Sponsor Investors held Class A shares. On December 26, 2012, the last of the Sponsor Investors converted its remaining Class A shares into Class P shares. As a result, in July 2013, each of the named executive officers (other than Mr. Kinder) and Mr. Kean received grants of restricted stock. In 2014, none of the named executive officers or Mr. Kean was awarded any stock options, restricted stock or similar stock-based awards, with the exception of

Ms. Shorb who received restricted stock upon her promotion in early 2014. We currently do not plan to grant additional shares to our executive officers until restricted stock grants have vested.

	Number of Shares of Restricted Stock that Have Not Vested	Market Value of Shares of Restricted Stock that Have Not Vested(a)
Richard D. Kinder	—	$—
Kimberly A. Dang(b)	226,416	9,579,661
David R. DeVeau(b)	125,787	5,322,048
Steven J. Kean(b)	754,717	31,932,076
Thomas A. Martin(b)	226,416	9,579,661
Lisa M. Shorb(c)	75,455	3,192,501

(a)
The values represented in this column have been calculated by multiplying $42.31, the closing price of our stock on December 31, 2014, by the number of shares of restricted stock.

(b)
Unvested restricted stock was awarded in July 2013 and has six-year cliff-vesting terms, with the exception of Mr. DeVeau's grant, which has a five-year cliff-vesting term.

(c)
Ms. Shorb was awarded a grant in July 2013 prior to her promotion in January 2014 of 5,032 shares of restricted stock with a three-year cliff vesting term. Upon her promotion in January 2014, Ms. Shorb was awarded 70,423 shares of restricted stock with a five-year cliff vesting term.

Stock Vested

        No stock awards to the named executive officers vested during 2014.

Risks Associated with Compensation Practices

        We employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices for all persons necessary for the operation of our business do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows. Our belief is based on the fact that our employee compensation—primarily consisting of annual salaries and cash bonuses and, in some cases, long-term incentive compensation—is based on performance that does not reward risky behavior and is not tied to entering into transactions that pose undue risks to us.

 DIRECTOR COMPENSATION

Non-Employee Director Compensation

        We do not pay any compensation to our directors who also are our employees in their capacity as directors. Until July 2014, we did not pay any compensation to our directors, in their capacity as directors, who were nominated by Mr. Kinder or the Remaining Sponsor Investor. Our other directors are paid an annual retainer of $200,000 for their services as directors, and do not receive any additional meeting or committee fees. Commencing in July 2014, our directors nominated by Mr. Kinder received a prorated portion of the annual retainer. In addition, directors are reimbursed for reasonable expenses in connection with board meetings. The following table discloses the compensation earned by Mr. Hall, Ms. Macdonald, Mr. Morgan, Mr. Sarofim, Mr. Shaper, Mr. Staff and Mr. Vagt for board service in 2014.

Name	Fees Earned or Paid in Cash(a)	Common Stock Awards(b)	All Other Compensation(c)	Total
Anthony W. Hall Jr.	$200,000	$—	$—	$200,000
Deborah A. Macdonald	200,000	—	—	200,000
Michael C. Morgan	100,000	—	—	100,000
Fayez Sarofim	100,000	—	—	100,000
C. Park Shaper	100,000	—	—	100,000
Joel V. Staff	59,816	140,186	3,279	203,281
Robert F. Vagt	119,796	80,207	1,876	201,879

(a)
Messrs. Morgan, Sarofim, and Shaper received a prorated retainer in 2014.

(b)
For Mr. Staff and Mr. Vagt, represents the value of cash compensation elected to be received in the form of common stock according to the provisions of our Stock Compensation Plan for Non-Employee Directors. Value for Mr. Staff computed as the number of shares of common stock elected to be received in lieu of cash (3,950 shares) multiplied by the closing price on the day cash compensation was approved ($35.49 per share on January 15, 2014. Value for Mr. Vagt computed as the number of shares of common stock elected to be received in lieu of cash (2,260 shares) multiplied by the closing price on the day cash compensation was approved ($35.49 per share) on January 15, 2014.

(c)
For Mr. Staff and Mr. Vagt, represents dividend equivalent payments on unvested restricted common stock awarded pursuant to our Stock Compensation Plan for Non-Employee Directors.

        In addition, beginning in 2015, Messrs. Gardner, Kuehn, Hultquist, Reichstetter, Smith and Waughtal will receive an annual retainer.

Stock Compensation Plan for Non-Employee Directors

        We have adopted the Kinder Morgan, Inc. Amended and Restated Stock Compensation Plan for Non-Employee Directors. The following is a summary of the plan. The plan is administered by our Compensation Committee, and our Board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our Board of Directors with stockholders' interests.

        The plan recognizes that the compensation to be paid to each non-employee director is fixed by our Board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, non-employee directors, referred to as "eligible directors," may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is 250,000.

        Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each election. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director's death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director's service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director's failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the restrictions. If, prior to the lapse of the restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the restrictions will lapse with respect to fifty percent (50%) of the director's shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares.

        The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be received in the form of shares, divided by the closing price of the common stock on the New York Stock Exchange on the day the cash compensation is awarded (such price, the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (i) the total cash compensation awarded to such director and (ii) the number of shares to be issued to such director with respect to the amount determined by the director multiplied by the fair market value of a share. This cash payment will be payable in four equal installments generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividend equivalent payments with respect to the shares during the period in which the shares are subject to forfeiture restrictions.

PERFORMANCE GRAPH

Cumulative Total Return

        The following performance graph compares the annual performance of our common stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the period beginning on February 11, 2011, the first trading day following our initial public offering and ending on December 31, 2014. The graph assumes that the value of the investment in our common stock and each index was $100 at February 11, 2011, and that all dividends were reinvested. Total net return to our stockholders during this period was 58.88 percent, as compared to an average return of 68.52 percent for the Standard & Poor's 500 Stock Index and 110.95 percent for the Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the same period. The total net return to our stockholders of 58.88 percent was calculated using the closing price of our common stock on the first trading day following our initial public offering of $31.05. If such return had been calculated using our initial public offering price of $30.00, the total net return to our stockholders during the period would have been 64.44 percent.

	Base Period		INDEXED RETURNS Period Ending.
Company/Index	2/11/11	12/31/11	12/31/12	12/31/13	12/31/14
Kinder Morgan, Inc.	100	106.29	121.30	128.85	158.88
S&P 500 Index	100	96.52	111.96	148.23	168.52
S&P 500 Oil & Gas Storage & Transportation Index	100	134.65	151.14	181.98	210.95

ITEM 1
ELECTION OF DIRECTORS

        All of our incumbent directors are standing for re-election to our Board of Directors. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify. The affirmative vote of a plurality of the votes cast is required for the election of directors.

Information about the Nominees

        The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.

Richard D. Kinder	Director since October 1999; also from 1998 to June 1999

        Mr. Kinder is Director, Chairman and Chief Executive Officer of KMI. He served as Chief Manager, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Chairman and Chief Executive Officer of KMI upon its conversion. He was elected Director, Chairman and Chief Executive Officer of KMI's predecessor in October 1999. Mr. Kinder served as Director, Chairman and Chief Executive Officer of KMR from February 2001 until November 2014. He has served as Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc. since February 1997. He served as a Director, Chairman and Chief Executive Officer of El Paso Pipeline GP company, L.L.C. from May 2012 until January 1, 2015. Mr. Kinder's experience as Chief Executive Officer of KMI, KMR, Kinder Morgan G.P., Inc. and of El Paso Pipeline GP Company, L.L.C., provide him with a familiarity with our strategy, operations and finances that can be matched by no one else. In addition, we believe that with Mr. Kinder's significant direct and indirect equity ownership in us, his economic interests are aligned with those of our other equity investors.

Steven J. Kean	Director since May 2007

        Mr. Kean is Director, President and Chief Operating Officer of KMI and has served in his current role since March 2013. Previously, he served as Chief Operating Officer and member of the Board of Managers of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director, Executive Vice President and Chief Operating Officer of KMI upon its conversion. Mr. Kean served as Executive Vice President and Chief Operating Officer of KMI's predecessor from January 2006 until June 2007. He also served as Executive Vice President and Chief Operating Officer of KMR and Kinder Morgan G.P., Inc. from January 2006 until March 2013, when he became President, Chief Operating Officer and Director, and he continued in that role with KMR until November 2014 and still serves in that role with Kinder Morgan G.P., Inc. Mr. Kean also served as President, Natural Gas Pipelines of KMR and Kinder Morgan G.P., Inc. from July 2008 to November 2009. He served as Director, Executive Vice President and Chief Operating Officer of El Paso Pipeline GP Company, L.L.C. from May 2012 until March 2013, when he became President and Chief Operating Officer, and he served in that role until January 1, 2015. He has served in various management roles for the Kinder Morgan companies since 2002. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean's experience as one of our executives since 2002 provides him valuable management and operational expertise and a thorough understanding of our business operations and strategy.

Ted A. Gardner	Director since December 2014

        Mr. Gardner was elected director of KMI effective December 5, 2014. Mr. Gardner served as director of KMR and Kinder Morgan G.P., Inc. from July 2011 until November 26, 2014. Since June 2005, Mr. Gardner has been a Managing Partner of Silverhawk Capital Partners in Charlotte, North Carolina. Formerly, he was a director of the predecessor of KMI from 1999 to 2007, was a director of Encore Acquisition Company from 2001 to 2010 and Athlon Energy Inc. from August 2013 to November 2014. Mr. Gardner also served as Managing Partner of Wachovia Capital Partners and was a Senior Vice President of Wachovia Corporation from 1990 to June 2003. He is currently a director of Summit Materials Holdings and Spartan Energy Partners. We believe Mr. Gardner's prior management, business and leadership experience, and his previous board experience with KMI, provides us with the perspectives and judgment necessary to guide our business strategies, thereby qualifying him to serve as a director.

Anthony W. Hall, Jr.	Director since May 2012

        Mr. Hall was elected as a director of KMI in May 2012. Previously, he served as a director of El Paso Corporation from 2001 until the closing of our acquisition of El Paso Corporation in May 2012. Mr. Hall has been engaged in the private practice of law since February 2010. He previously served as Chief Administrative Officer of the City of Houston from January 2004 to February 2010. Mr. Hall served as the City Attorney for the City of Houston from March 1998 to January 2004. Prior to March 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is the immediate past Chairman of the Houston Endowment Inc. and continues to serve on its board of directors. He is also Chairman of the Boulé Foundation. Mr. Hall's extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations, provides our Board with important insight from many perspectives. Mr. Hall's 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.

Gary L. Hultquist	Director since December 2014

        Gary L. Hultquist was elected director of KMI effective December 5, 2014. Mr. Hultquist served as director of KMR and Kinder Morgan G.P., Inc. until November 26, 2014. He was elected director of Kinder Morgan G.P., Inc. in October 1999, and of KMR upon its formation in February 2001. Mr. Hultquist has been a Managing Director of Viant Group, LLC, an investment banking firm specializing in energy and technology, since March 2013, and has served on the board of directors of Resolute Energy Corporation since February 2014. From December 2009 until February 2013, Mr. Hultquist was a Principal of NewCap Partners Inc., a FINRA-registered broker-dealer and investment bank, specializing in technology, mergers and acquisitions, and from 1995 until 2007, Mr. Hultquist was the Managing Director of Hultquist Capital, LLC, a San Francisco-based strategic and merger advisory firm. He also served as member of the board of directors and chair of the audit committee of NASDAQ-listed OnTrack Systems, Inc., from 1995 to 1997, including at its initial public offering and its subsequent merger with Lam Research Corporation. Mr. Hultquist has over 20 years of experience as an investment banker and over 15 years' experience practicing law. This combination of experience provides him an understanding of the business and legal risks applicable to us.

Ronald L. Kuehn, Jr.	Director since December 2014

        Mr. Kuehn was elected director of KMI effective December 5, 2014. Mr. Kuehn served as a director of El Paso Pipeline GP Company, L.L.C. from August 2007 until November 26, 2014, and served as Chairman from August 2007 to May 2012. Mr. Kuehn served as Chairman of the board of directors of El Paso Corporation from March 2003 to May 2009 and Interim Chief Executive Officer from March 2003 to September 2003. From September 2002 to March 2003, Mr. Kuehn served as Lead Director of El Paso. From January 2001 to March 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from October 1999 to December 2000. Mr. Kuehn previously served as Chairman of the Board of Sonat Inc. from April 1986 and President and Chief Executive Officer from June 1984 until his retirement in October 1999. Mr. Kuehn formerly served on the Boards of Directors of Praxair, Inc. until 2008, Dun & Bradstreet Corporation until 2007 and Regions Financial Corporation until 2007. His knowledge and understanding of our industry provides the board with valuable strategic insight. Mr. Kuehn's prior service on the boards of other publicly traded companies in our industry, including his service as Chairman of El Paso Corporation and as its interim CEO, provides valuable experience which he can draw upon as a member of the board.

Deborah A. Macdonald	Director since April 2011

        Ms. Macdonald was elected as a director of KMI in April 2011. For the past five years, Ms. Macdonald has served on the boards of several private charitable organizations. Ms. Macdonald served as Vice President (President, Natural Gas Pipelines) of KMI, KMR and KMGP from June 2002 until September 2005 and served as President of NGPL from October 1999 until March 2003. Ms. Macdonald received her Juris Doctor, summa cum laude, from Creighton University in May 1980 and received a Bachelors degree, magna cum laude, from Creighton University in December 1972. As a result of Ms. Macdonald's prior service as an executive officer of KMI, she possesses a familiarity with our business operations, financial strategy and organizational structure which enhance her contributions to the board of directors. As our only female director, Ms. Macdonald also provides a diversity of perspective that is important to our Board.

Michael J. Miller	Director since May 2007

        Mr. Miller served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director of KMI upon its conversion. Mr. Miller is a Partner at Highstar Capital LP and has been with the firm since 2001. He serves on Highstar's Investment Committee and Executive Committee. In August 2014, the Highstar Capital investment team joined Oaktree Capital Management, LP, a publicly traded investment management firm. Mr. Miller has over 20 years of experience in direct investments, principally in the energy, waste-to-energy, conventional and renewable power sectors and utilities. Mr. Miller currently serves on the boards of several privately held Highstar portfolio companies, primarily companies involved in the power generation and midstream energy sectors. Mr. Miller received a B.S. from Rensselaer Polytechnic Institute, an M.B.A. from the University of Chicago and is a CFA charter holder. Mr. Miller has significant experience with public companies and investments and familiarity with our industry and capital markets activity, which enhance his contributions to the board of directors.

Michael C. Morgan	Director since May 2007

        Mr. Morgan served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director of KMI upon its conversion. From 2003 until May 2007, Mr. Morgan served as a director of the predecessor of KMI. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since April 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since October 2004. Mr. Morgan has been a director of Lytx, Inc. since July 2009 and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from May 2007 until March 2008. Mr. Morgan was President of KMI, KMR and KMGP from July 2001 to July 2004. Mr. Morgan served as Vice President-Strategy and Investor Relations of KMR from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of KMI and KMGP from January 2000 to July 2001. He served as Vice President, Corporate Development of KMGP from February 1997 to January 2000. Mr. Morgan was Vice President, Corporate Development of KMI from October 1999 to January 2000. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board. As a result of Mr. Morgan's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to the board of directors.

Arthur C. Reichstetter	Director since December 2014

        Mr. Reichstetter was elected director of KMI effective December 5, 2014. Mr. Reichstetter served as a director of El Paso Pipeline GP Company, L.L.C. from November 2007 until November 26, 2014. He has been a private investment manager since 2007. Mr. Reichstetter served as Managing Director of Lazard Freres from April 2002 until his retirement in June 2007. From February 1998 to January 2002, Mr. Reichstetter was a Managing Director with Dresdner Kleinwort Wasserstein, formerly Wasserstein Parella & Co. Mr. Reichstetter was a Managing Director with Merrill Lynch from March 1993 until his retirement in February 1996. Prior to that time, Mr. Reichstetter worked as an investment banker at The First Boston Corporation from 1974 until 1993, in various positions becoming a managing director with that company in 1982. Mr. Reichstetter brings to the board extensive experience in investment management and capital markets, as highlighted by his years of service at Lazard Freres, Dresdner Klienwort Wasserstein, Merrill Lynch and The First Boston Corporation. His leadership, together with technical expertise and extensive financial acumen provide the board with the strategic insight and experience necessary to effectuate our growth objectives.

Fayez Sarofim	Director since May 2007

        Mr. Sarofim served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director of KMI upon its conversion. From 1999 until May 2007, Mr. Sarofim served as a director of the predecessor of KMI. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. As a result of Mr. Sarofim's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to the board of directors.

C. Park Shaper	Director since May 2007

        Mr. Shaper served in various management roles for the Kinder Morgan companies beginning in 2000 until his retirement in March 2013. He was a Director of KMR and KMGP from January 2003 until March 2013 and President of KMR and KMGP from May 2005 until March 2013. He served as President of the predecessor of KMI from May 2005 until May 2007. He also served as President, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director and President of KMI upon its conversion. From May 2012 until March 2013, he was a director and President of the general partner of EPB. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at

Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper's recent experience as our President, as well as his past experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.

William A. Smith	Director since December 2014

        Mr. Smith was elected director of KMI effective December 5, 2014. Mr. Smith served as Director of El Paso Pipeline GP Company, L.L.C. from May 2008 to November 26, 2014. From 2003 until his retirement as an active partner in 2012, Mr. Smith was a partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston, Texas. In 2002, Mr. Smith retired from El Paso Corporation, where he was an Executive Vice President and Chairman of El Paso Merchant Energy's Global Gas Group. Mr. Smith had a 29 year career with Sonat Inc. prior to its merger with El Paso in 1999. At the time of the merger, Mr. Smith was Executive Vice President and General Counsel. He previously served as Chairman and President of Southern Natural Gas Company and as Vice Chairman of Sonat Exploration Company. Mr. Smith is currently a director of Eagle Rock Energy G&P LLC, a midstream/upstream master limited partnership and serves as lead director, and as chairman of that company's compensation committee. Mr. Smith previously served on the Board of Directors of Maritrans Inc. until 2006. With over 40 years of experience in the energy industry, Mr. Smith brings to the board a wealth of knowledge and understanding of our industry, including valuable legal and business expertise. His experience as an executive and attorney provides the board with an important skill set and perspective. In addition, his experience on the board of directors of other domestic and international energy companies further augments his knowledge and experience.

Joel V. Staff	Director since 2011

        Mr. Staff was elected as a Director in April 2011. Since May 2007, Mr. Staff has acted as a private investor. Mr. Staff was Chief Executive Officer of Reliant Energy, Inc. from April 2003 until his retirement in May 2007. He also served as Reliant Energy, Inc.'s Chairman of the Board from April 2003 to October 2008 and Executive Chairman of the Board from October 2008 until his retirement from the board in June 2009. Mr. Staff was a director of Ensco International Incorporated between May 2002 and May 2008. Mr. Staff's experience as a senior executive in the energy industry provide him with an understanding of the issues we face, which enhance his contributions to our Board.

Robert F. Vagt	Director since May 2012

        Mr. Vagt was elected as a director of KMI in May 2012. Mr. Vagt served as a director of El Paso Corporation from 2005 until we acquired it in May 2012. Mr. Vagt served as President of The Heinz Endowments from January 2008 through January 2014. Prior to that time, he served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. In January 2014, Mr. Vagt was appointed as Chairman of the Board of Directors of Rice Energy Inc. Mr. Vagt's professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with a welcomed diversity of perspective gained from service as an executive officer of multiple energy companies, the president of a major charitable foundation, and the president of an independent liberal arts college.

Perry M. Waughtal	Director since December 2014

        Mr. Waughtal was elected director of KMI effective December 5, 2014. Mr. Waughtal served as a director of KMR and Kinder Morgan G.P., Inc. until November 26, 2014. He was elected director of Kinder Morgan G.P., Inc. in April 2000, and of KMR upon its formation in February 2001. Since 1994, Mr. Waughtal has been the Chairman of Songy High Roads, LLC (formerly Songy Partners Limited), an Atlanta, Georgia based real estate investment company. Mr. Waughtal was a director of HealthTronics, Inc. from 2004 to 2009. Mr. Waughtal was elected as Chairman of the Board of Highland Resources, LLC, a family-owned real estate investment company, in October 2013. We believe Mr. Waughtal's 30 years of experience with Hines Interests Limited Partnership, a privately owned, international real estate firm, including as Vice Chairman of development and operations and Chief Financial Officer, and 15 years of experience as Chairman of Songy Partners Limited provide him with planning, management, finance and accounting experience with, and an understanding of, large organizations with capital-intensive projects analogous to the types in which we typically engage, thereby qualifying him to serve as a director.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL SIXTEEN NOMINATED DIRECTORS.

ITEM 2
APPROVAL OF THE
2015 STOCK INCENTIVE PLAN

        We are asking stockholders to vote to approve the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan, or 2015 Stock Incentive Plan. The Board of Directors adopted the 2015 Stock Incentive Plan on January 21, 2015 in order to amend and restate the Kinder Morgan, Inc. 2011 Stock Incentive Plan, or the 2011 Stock Incentive Plan, which was originally adopted by the Board of Directors effective January 1, 2011. In 2011, we completed an initial public offering of our common stock. In connection with this offering, we adopted the 2011 Stock Incentive Plan. The plan was drafted to comply with and was administered in compliance with the requirements of Section 162(m) of the Internal Revenue Code to the extent applicable to ensure that executive compensation paid pursuant to the plan was "qualified performance-based compensation" and deductible for federal income tax purposes. Initially we relied on a transition exemption from Section 162(m) for the plan that applies to compensation plans adopted prior to an initial public offering. The transition exemption for the plan terminates at our 2015 annual meeting. The 2015 Stock Incentive Plan amends and restates the 2011 Stock Incentive Plan to, among other things, increase the maximum number of shares available for grant under the 2015 Stock Incentive Plan by 18,000,000 shares and to ensure the 2015 Stock Incentive Plan's compliance with Section 162(m) of the Internal Revenue Code. The 2015 Stock Incentive Plan will become effective as of May 7, 2015 only if approved by our stockholders.

        If approved, the 2015 Stock Incentive Plan will provide an additional 18,000,000 shares of common stock that may be issued as long-term incentive compensation to our employees and consultants. If the proposed 2015 Stock Incentive Plan is approved by stockholders, the 2011 Stock Incentive Plan will be amended and restated to reflect the terms of the 2015 Stock Incentive Plan, and equity-based awards to employees will thereafter be made from the 2015 Stock Incentive Plan. Equity-based awards previously granted under the 2011 Stock Incentive Plan will remain outstanding in accordance with their terms, and the terms of the 2015 Stock Incentive Plan will apply.

        The 2015 Stock Incentive Plan is designed to attract and retain highly qualified employees and to enable our employees to increase their ownership of our common stock through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other awards, while rewarding our employees for the creation of stockholder value through the grant of stock-based and performance-based awards. In addition, the 2015 Stock Incentive Plan will allow us to continue to provide a significant amount of long-term "at risk" compensation to our executives. The Board believes that stockholder approval of the 2015 Stock Incentive Plan will further align the goals of our employees with those of the stockholders.

        The following is a summary of the material terms of the 2015 Stock Incentive Plan, which is qualified by reference to the full text of the 2015 Stock Incentive Plan attached as Annex A to this proxy statement.

  Shares Available for Awards and Share Recycling

        The aggregate number of shares of our common stock that may be issued under the plan with respect to awards may not exceed 33,000,000, inclusive of 15,000,000 shares approved under the 2011 Stock Incentive Plan. As of February 28, 2015, awards for approximately 8,985,820 restricted shares had been granted, and approximately 6,981,006 restricted shares remained available for issuance with respect to awards under the 2011 Stock Incentive Plan.

        With respect to awards granted under the 2015 Stock Incentive Plan, including awards granted under the 2011 Stock Incentive Plan, if any option expires or terminates for any reason without having been exercised in full, any shares of restricted stock are forfeited, or any other awards for which common stock is deliverable is forfeited, such unpurchased or forfeited shares of common stock covered by such awards may be used again for awards under the 2015 Stock Incentive Plan to the extent of the forfeiture, expiration or termination. The exercise of a stock appreciation right for cash or the payment of any award in cash will not count against the aggregate plan limit described above. Shares of stock surrendered or withheld in payment of the exercise price of a stock option and shares of stock withheld by the company to satisfy any tax withholding obligation will count against the aggregate limit set forth above and shall not be made available for the grant of awards under the 2015 Stock Incentive Plan. The shares issued under the plan may be issued from shares held in treasury, stock purchased by the company in the open market, or authorized but unissued shares.

  Administration of the 2015 Stock Incentive Plan

        The 2015 Stock Incentive Plan will be administered by the Compensation Committee of our Board of Directors. Our Board of Directors may amend the plan without stockholder approval, unless that approval is required by applicable law, rules, regulations or stock exchange requirements; however, our Board of Directors may not amend the plan or any outstanding award in such a way that would impair the rights of a participant under an award without the consent of such participant, or that would decrease any authority granted to our Compensation Committee in contravention of Rule 16b-3 under the Securities Exchange Act of 1934. In addition, our Board of Directors may terminate the plan at any time. Our Compensation Committee will establish the form and terms of each award granted pursuant to the 2015 Stock Incentive Plan, and each grant will be evidenced by a written agreement. No awards may be granted under the 2015 Stock Incentive Plan after the tenth anniversary of the Effective Date. The 2015 Stock Incentive Plan shall remain in effect until all awards granted under the plan have been satisfied or expired.

  Eligible Participants

        Our employees and consultants and those of other entities in which we have a direct or indirect interest are eligible to participate in the plan. Our Compensation Committee is responsible for selecting participants from among eligible persons. Directors who are not employees are not eligible to participate in the plan. As of the record date, we had approximately 11,374 employees (11 of whom were executive officers) who would be eligible to participate in the 2015 Stock Incentive Plan.

  Types of Awards under the 2015 Stock Incentive Plan

        The 2015 Stock Incentive Plan authorizes the following types of awards:

  •
  Nonqualified and Incentive Stock Options.  Stock options granted under the 2015 Stock Incentive Plan may be "incentive stock options" under Section 422 of the Internal Revenue Code or "nonqualified stock options" that are not intended to constitute incentive stock options. The Compensation Committee determines the exercise price per share subject to a stock option, provided, however, that the exercise price of a stock option must not be less than 100% of the fair market value of a share of our common stock on the grant date, subject to certain exceptions related to assumption or substitution of options pursuant to Sections 424(a) or 409A of the Internal Revenue Code. Furthermore, the exercise price of incentive stock options granted to an owner of more than 10% of the combined voting power of our stock (or that of certain of our parent or subsidiary corporations) must not be less than 110% of the fair market value of a share of our common stock on the grant date and such options must not have a term in excess of five years. The Compensation Committee also will set forth in a written agreement the maximum term of each option, the times and methods by which each stock option will be exercisable and provisions requiring forfeiture of unexercised stock options on or following termination of employment or service. No stock option may have a term exceeding ten years. To the extent the aggregate fair market value of the shares with respect to which stock options intended to be incentive stock options become exercisable for the first time by an employee in any calendar year exceeds $100,000, such options will be treated as nonqualified stock options.

  •
  Stock Appreciation Rights.  Stock appreciation rights entitle participants to receive the appreciation in our shares between the grant date and the exercise date of the stock appreciation right. Stock appreciation rights may be granted either alone or in tandem with all or part of any stock option granted under the 2015 Stock Incentive Plan. The Compensation Committee determines the grant price per share of a stock appreciation right; provided, however, that the grant price of a stock appreciation right must not be less than 100% of the fair market value of a share of our common stock on the grant date. The Compensation Committee also will set forth in a written agreement the maximum term of each stock appreciation right, the times and methods by which each stock appreciation right will be exercisable and provisions requiring forfeiture of unexercised stock appreciation rights on or following termination of employment or service. No stock appreciation right may have a term exceeding ten years.

  •
  Restricted Stock and Restricted Stock Units.  Restricted stock and restricted stock unit awards are subject to "forfeiture restrictions" that restrict the transferability of the shares and obligate the participant to forfeit and surrender the awards under certain circumstances, such as termination of employment. Our Compensation Committee may decide that forfeiture restrictions on a restricted stock or restricted stock unit award will lapse upon the holder's continued employment for a specified period of time, the attainment of one or more performance targets established by the Committee, the occurrence of any event or the satisfaction of any condition specified by the Committee or a combination of any of these. Unless a written agreement provides otherwise, a participant holding restricted stock will generally have the rights and privileges of a common stockholder. In the Committee's discretion, cash dividends and common stock dividends with respect to restricted stock, and dividend equivalents with respect to restricted stock units, may be either paid to the participant or withheld by us for the participant's account, and interest may be credited on the amount withheld at a rate and under the terms determined by the Committee. Any withheld amounts attributable to any particular share (and earnings, if applicable) will be distributed to the participant in cash or shares, in the Committee's discretion, when the forfeiture restrictions applicable to such share lapse. If such shares are forfeited, the participant will have no right to such distributions.

  •
  Performance Compensation Awards.  The Compensation Committee may designate any award or a portion of any award as a "performance compensation award," other than options or stock appreciation rights granted with an exercise price equal to or greater than the fair market value of a share of our common stock on the grant date. The Compensation Committee has discretion to select the length of the performance period, the type of performance compensation award to be issued, the performance criteria that will be used to establish the performance goals, the level of performance goals that must be achieved and any performance formula used to determine achievement. A grantee will be eligible to receive payment with respect to a performance compensation award only to the extent that the applicable performance goals are achieved, and the Compensation Committee determines that the application of the performance formula results in some or all of the grantee's award being earned for the performance period. Unless otherwise provided in the applicable award agreement, a grantee must be employed by the Company or an Affiliate on the last day of a performance period to be eligible for payment with respect to a performance compensation award for such performance period. Performance criteria include the following:

  •
  the price of a share of our common stock or of the equity of one of our subsidiaries or business units;

    •
    our earnings per share or the earnings per share of one of our subsidiaries or business units;

    •
    our total stockholder value or the total equity value of one of our subsidiaries or business units;

    •
    our dividends or the dividends or distributions of one of our subsidiaries or business units, on an aggregate basis or a per-share or per-unit basis;

    •
    our revenues or the revenues of one of our subsidiaries or business units;

    •
    our debt to equity ratio, interest coverage ratio or indebtedness to earnings before or after interest, taxes, depreciation and amortization ratio, or such ratios with respect to one of our subsidiaries or business units;

    •
    our cash coverage ratio or the cash coverage ratio with respect to one of our subsidiaries or business units;

    •
    our net income (before or after taxes) or the net income (before or after taxes) of one of our subsidiaries or business units;

    •
    our cash flow, cash flow return on investment or cash flow from operating activities, or the cash flow, cash flow return on investment or cash flow from operating activities of one of our subsidiaries or business units;

    •
    our earnings before or after interest, taxes, depreciation, corporate charges and/or amortization or earnings before or after interest, taxes, depreciation, corporate charges and/or amortization of one of our subsidiaries or business units;

    •
    our unit revenues minus unit variable costs or unit revenues minus unit variable costs of one of our subsidiaries or business units;

    •
    our capital expenditures or capital expenditures of one of our subsidiaries or business units;

    •
    our operations and maintenance expense or general and administrative expense or operations and maintenance expense or general and administrative expense of one of our subsidiaries or business units;

    •
    our safety record or the safety record of one of our subsidiaries or business units;

    •
    our economic value added or the economic value added of one of our subsidiaries or business units; or

    •
    our return on stockholders' equity, return on capital, return on assets or return on invested capital or the return on equity, return on capital, return on assets or return on invested capital of one of our subsidiaries or business units.

        The Compensation Committee may adjust or modify the calculation of a performance goal for a performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items; acquisitions or divestitures; any other specific unusual or nonrecurring events, or objectively determinable category thereof; foreign exchange gains and losses; or a change in our fiscal year. For any award that is intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, such adjustment or modification may be made only to the extent permitted by the Internal Revenue Code.

  •
  Other Stock-Based Awards.  The Compensation Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Compensation Committee determines to be consistent with the purpose of the 2015 Stock Incentive Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof, including but not limited to dividend equivalents or performance units, each of which may be subject to the attainment of performance goals, a period of continued employment, or other terms and conditions as determined by the Committee.

  Limitations on Grants

        With respect to performance compensation awards, stock options and stock appreciation rights intended to constitute "performance based" compensation under Section 162(m) of the Internal Revenue Code, no more than 3,000,000 shares of common stock may be subject to stock options granted to any one individual during any five consecutive-year period; no more than 3,000,000 shares of common stock may be subject to stock appreciation rights granted to any one individual during any five consecutive-year period; no more than 2,000,000 shares of restricted stock may be granted to any one individual during any five consecutive-year period; no more than 2,000,000 shares of common stock may be subject to restricted stock units granted to any one individual during any five consecutive-year period; and no more than 2,000,000 shares of stock may be subject to other stock-based awards granted to any one individual during any five consecutive-year period.

  Treatment of Awards upon Certain Events

        Change in Control.    In the event of a change in control, as defined in the 2015 Stock Incentive Plan, unless otherwise determined by the Compensation Committee or expressly provided in the award agreement, any stock options, restricted stock, restricted stock units, stock appreciation rights or any other stock-based award granted hereunder will become immediately vested in full.

  Terminations of service.

  •
  With respect to stock options and stock appreciation rights, each individual award agreement shall describe the effect of the grantee's termination of employment or service with the Company or an affiliate on the exercisability of the options or stock appreciation rights held by the grantee, provided that no option or stock appreciation right shall remain exercisable beyond the expiration of the original term of the option or stock appreciation right.

  •
  With respect to restricted stock and restricted stock units, such restricted stock or restricted stock unit award shall be forfeited upon termination of employment with or service to the Company or any of its subsidiaries during the applicable restricted period; provided, however, that the Compensation Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock or restricted stock units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Compensation Committee may in other cases waive in whole or in part the forfeiture restrictions of restricted stock or restricted stock units.

  •
  With respect to performance compensation awards, the award agreement may provide that such award may be payable upon death, disability or change of ownership or control prior to the attainment of the performance goals, provided that the award will not constitute "performance-based compensation" under Section 162(m) of the Internal Revenue Code to the extent the award is actually paid prior to the attainment of the Performance Goals.

        Adjustment or changes in capitalization.    In the event that the outstanding shares of common stock of the Company shall be changed in number or class or the capital structure of the Company shall be changed by reason of stock splits, reverse stock splits, split-ups, spin-offs, combinations, mergers, consolidations, recapitalizations, or by reason of stock dividends or other relevant changes in capitalization, the number or class of shares of common stock which thereafter may be issued pursuant to awards granted under the 2015 Stock Incentive Plan, both in the aggregate and as to any individual, and the number and class of shares of stock then subject to awards theretofore granted and the price per share of common stock payable upon exercise of such award shall be adjusted so as to reflect such change to the extent necessary to preserve the economic intent of such awards, all as determined by the Compensation Committee.

  Clawbacks

        To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under the 2015 Stock Incentive Plan.

  New Plan Benefits

        The selection of officers, employees, and consultants who will receive future awards under the 2015 Stock Incentive Plan and the amount and types of awards will be determined by the Board and Compensation Committee, as applicable. It is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

  U.S. Federal Income Tax Consequences

        Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards, and other stock awards granted under the 2015 Stock Incentive Plan. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

        There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon disposition of the common stock equal to the difference between the amount realized on the disposition and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the exercise price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

        Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

        Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations.

        Absent the filing of a Section 83(b) election with the IRS with respect to restricted stock, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, restricted stock units or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant's adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture, and no deduction will be provided to the Company.

        Upon the grant of restricted stock, the participant may file an election under Section 83(b) of the Internal Revenue Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. A participant who files such an election will not recognize any ordinary income as a result of the subsequent vesting of the award. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

        Upon the receipt of a cash performance compensation award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash performance compensation award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

        Section 162(m) of the Internal Revenue Code limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company's three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Awards made to these individuals pursuant to the 2015 Stock Incentive Plan are intended to qualify as "performance-based compensation" that satisfies Section 162(m) of the Internal Revenue Code and would therefore be deductible by the Company if such qualifications are met.

  Effectiveness and Vote Required

        If the 2015 Stock Incentive Plan is approved, future equity-based awards will be made under the terms of the 2015 Stock Incentive Plan. The affirmative vote of a majority of the votes cast for this proposal is required to approve the adoption of the 2015 Stock Incentive Plan, provided that the total votes cast on this proposal represents over 50% of all shares entitled to vote on this proposal, in accordance with the rules of the NYSE.

  Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE KINDER MORGAN, INC. 2015 AMENDED AND RESTATED STOCK INCENTIVE PLAN.

ITEM 3
APPROVAL OF THE
2015 ANNUAL INCENTIVE PLAN

        We are asking stockholders to vote to approve the Amended and Restated Annual Incentive Plan of Kinder Morgan, Inc., or 2015 Annual Incentive Plan. The Board of Directors adopted the Annual Incentive Plan on January 21, 2015 in order to amend and restate the previous Annual Incentive Plan of Kinder Morgan Inc., or the Old Plan, which plan was originally adopted by the Board of Directors effective January 1, 2011. In 2011, we completed an initial public offering of our common stock. In connection with this offering, we adopted the Old Plan. Initially we relied on a transition exemption from Section 162(m) of the Internal Revenue Code for the plan that applies to compensation plans adopted prior to an initial public offering. The transition exemption for the plan terminates at our 2015 annual meeting. The Annual Incentive Plan amends and restates the Old Plan to, among other things, ensure the 2015 Stock Incentive Plan's compliance with Section 162(m) of the Internal Revenue Code and to revise the performance criteria and change in control definitions to match the definitions contained in the 2015 Stock Incentive Plan. The Annual Incentive Plan will become effective as of May 7, 2015 only if approved by our stockholders.

        The overall purpose of the Annual Incentive Plan is to increase our executive officers' and our employees' personal stake in the continued success of our Company by providing to them additional incentives through the possible payment of annual cash bonuses, and to help us to attract, retain and motive highly qualified employees.

        The following is a summary of the material terms of the Annual Incentive Plan, which is qualified by reference to the full text of the Annual Incentive Plan attached as Annex B to this proxy statement.

Administration of the Annual Incentive Plan

        The Annual Incentive Plan will be administered by the Compensation Committee of the Company's Board of Directors. Our Board of Directors may amend the plan without stockholder approval, unless that approval is required by applicable law, rules, regulations or stock exchange requirements; however, our Board of Directors may not amend the plan or any outstanding award in such a way that would impair the rights of a participant under an award without the consent of such participant. In addition, our Board of Directors may terminate the plan at any time. Our Compensation Committee will establish the terms of each award granted pursuant to the Annual Incentive Plan, and each grant will be evidenced by a written agreement.

Eligible Participants

        All of our employees and the employees of our subsidiaries are eligible to participate in the plan, except employees who are included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under the plan. Directors who are not employees are no eligible to participate in the plan. The Compensation Committees is responsible for selecting participants from among eligible employees. Therefore, only eligible employees who are selected by the Compensation Committee will actually participate in the plan and receive awards. As of the record date, the Company had approximately 11,374 employees (11 of whom were executive officers) who would be eligible to participate in the Annual Incentive Plan.

        The Annual Incentive Plan consists of two components: the executive plan component and the non-executive plan component. Our Chairman and Chief Executive Officer and all employees who report directly to the Chairman, including all of the named executive officers, are eligible for the executive plan component; however, as stated in the Compensation Discussion and Analysis Section of this proxy statement, Messrs. Kinder and Kean have each elected to not participate under the plan. All other U.S. eligible employees are eligible for the non-executive plan component.

Determination of Awards under the 2015 Plan

        Under the Annual Incentive Plan, an amount for annual cash bonuses is budgeted at the beginning of each year and may be paid to our executive officers and other employees depending on whether we and our subsidiaries meet specified financial performance objectives. At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives for that year are identified and set by the Compensation Committee. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company or its subsidiaries as a whole or any division, business unit or operational unit of the Company or its subsidiaries or any combination thereof, as the Compensation Committee may deem appropriate, or any of the performance criteria may be compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee, or various stock market indices. If we exceed the specified performance objectives, the Compensation Committee may increase the budgeted pool of bonus dollars. The budget for bonuses also may be adjusted upward or downward based on our and our subsidiaries' overall performance in other areas, including but not limited to safety and environmental goals and regulatory compliance.

        Following the completion of each performance period, the Compensation Committee will review the actual financial performance against the established financial performance objectives. Cash bonus awards are paid after the Compensation Committee has determined the extent to which the financial performance objectives have been achieved. The Annual Incentive Plan allows the Compensation Committee to reduce or eliminate an award granted to any participant for any reason or no reason, including, for example, the Compensation Committee's judgment that the performance goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the participant, unsatisfactory performance of the participant, or the participant's service for less than the entire performance year. If the financial performance objectives are not met, no bonus opportunity is available to the participants in the executive plan component. The maximum payout to any individual under the executive plan component for any year is $3.0 million. The Compensation Committee may reduce the amount of the bonus actually paid to any participant in the executive plan component from the amount of any bonus opportunity open to such participant. Because payments under the executive plan component are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict any amounts that will actually be paid under the executive plan component over the life of the plan.

        For each performance year, the Compensation Committee may grant awards to participants in the non-executive sub-plan. The awards shall be determined by the Compensation Committee, in its sole discretion, based on recommendations made by the Company's management. Such recommendations may be based on a number of factors, or any combination of them, including, but not limited to, market data, Company performance, and the performance of individual participants. The Compensation Committee shall have the sole discretion to determine whether any eligible employee will be designated a participant in the Annual Incentive Plan and receive an Award.

        As soon as administratively feasible after the Compensation Committee has determined the extent to which the financial performance objectives have been achieved and the bonus payable to each participant in the executive plan component, the bonus will be paid in one lump sum either in cash or in such other form of payment (for example, equity) that the Compensation Committee, in its discretion, may determine, provided that no other form may constitute a deferral of compensation. Bonus grants determined by the Compensation Committee under the non-executive plan component shall be paid in the same manner.

Performance Criteria

        The financial performance objectives need not be the same for all participants and may change from year to year, as long as they are based on the performance criteria specified in the plan. The financial performance objectives are based on one or more of the following criteria set forth in the plan:

  •
  the price of a share of our common stock or of the equity of one of our subsidiaries or business units;

  •
  our earnings per share or the earnings per share of one of our subsidiaries or business units;

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  our total stockholder value or the total equity value of one of our subsidiaries or business units;

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  our dividends or the dividends or distributions of one of our subsidiaries or business units, on an aggregate basis or a per-share or per-unit basis;

  •
  our revenues or the revenues of one of our subsidiaries or business units;

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  our debt to equity ratio, interest coverage ratio or indebtedness to earnings before or after interest, taxes, depreciation and amortization ratio, or such ratios with respect to one of our subsidiaries or business units;

  •
  our cash coverage ratio or the cash coverage ratio with respect to one of our subsidiaries or business units;

  •
  our net income (before or after taxes) or the net income (before or after taxes) of one of our subsidiaries or business units;

  •
  our cash flow, cash flow return on investment or cash flow from operating activities, or the cash flow, cash flow return on investment or cash flow from operating activities of one of our subsidiaries or business units;

  •
  our earnings before or after interest, taxes, depreciation, corporate charges and/or amortization or earnings before or after interest, taxes, depreciation, corporate charges and/or amortization of one of our subsidiaries or business units;

  •
  our unit revenues minus unit variable costs or unit revenues minus unit variable costs of one of our subsidiaries or business units;

  •
  our capital expenditures or capital expenditures of one of our subsidiaries or business units;

  •
  our operations and maintenance expense or general and administrative expense or operations and maintenance expense or general and administrative expense of one of our subsidiaries or business units;

  •
  our safety record or the safety record of one of our subsidiaries or business units;

  •
  our economic value added or the economic value added of one of our subsidiaries or business units; or

  •
  our return on stockholders' equity, return on capital, return on assets or return on invested capital or the return on equity, return on capital, return on assets or return on invested capital of one of our subsidiaries or business units.

        The Compensation Committee may adjust or modify the calculation of a performance target for a performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items; acquisitions or divestitures; any other specific unusual or nonrecurring events, or objectively determinable category thereof; foreign exchange gains and losses; or a change in our fiscal year. For any award that is intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, such adjustment or modification may be made only to the extent permitted by the Internal Revenue Code.

Termination and Change in Control

        A participant will forfeit his or her right to receive a bonus payment if he or she ceases to be employed by us or one of our subsidiaries before the date the bonus is paid, unless a bonus becomes payable because a change in control occurs. Notwithstanding the foregoing, in the case of participant's death on or after January 1 of the calendar year following the end of a performance year but before distribution of an award, the award shall be distributed to participant's estate.

        Furthermore, upon the occurrence of a change in control, the Compensation Committee may take any action with respect to outstanding awards that it deems appropriate; and in the event that such action is to pay an award, the award will be paid in a lump sum in cash no later than 30 days after the change in control. If, in connection with a change in control, Richard D. Kinder is no longer our Chairman:

  •
  each participant under the executive component of the plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation Committee has previously determined that the participant has earned a different percentage of the bonus opportunity based on the attainment of the applicable financial performance objectives;

  •
  each participant under the non-executive component of the plan will receive an award equal to the award most recently paid to such participant under the plan or, if no such awards have yet been paid under the plan,

  •
  an award equal to the most recent award paid to such participant under any prior annual incentive plan or,

  •
  if such participant has not received an award under any prior annual incentive plan, an award equal to the average award paid to all similarly situated participants; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control.

        Notwithstanding the foregoing, a participant shall forfeit all rights to a distribution of an award upon a change in control if the participant ceases to be employed by the Company or an Affiliate for any reason prior to the date of the Change in Control.

Accelerated Vesting

        The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance criteria specified in this paragraph.

Clawbacks

        To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

U.S. Federal Income Tax Consequences

        Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards granted under the Annual Incentive Plan. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

        Upon the receipt of a cash payment under the Annual Incentive Plan, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must withhold the required tax.

        Section 162(m) of the Internal Revenue Code limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company's three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Awards made pursuant to the Annual Incentive Plan are intended to qualify as "performance-based compensation" that satisfies Section 162(m) of the Internal Revenue Code and would therefore be deductible by the Company if such qualifications are met.

  Vote Required

        The affirmative vote of a majority of the votes cast for this proposal is required to approve the adoption of the Annual Incentive Plan.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED ANNUAL INCENTIVE PLAN OF KINDER MORGAN, INC.

ITEM 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's compensation disclosure rules. This vote is commonly referred to as a "say on pay" vote.

Compensation Program Highlights

        As described in detail under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to:

  •
  attract, motivate and retain executives who will advance our overall business strategies and objectives to create and return value to our stockholders;

  •
  link total compensation to financial performance and to the attainment of the company's short-term and long-term strategic, operational and financial objectives; and

  •
  align the interests of our named executive officers with the interests of our stockholders.

        To achieve these objectives, the majority of our named executive officers' total compensation is allocated to the "at risk" portion of our compensation program—the annual cash bonus and the long-term incentive restricted stock awards. For 2014, our executive compensation was weighted toward the cash bonus, payable on the basis of the achievement of a pre-established target for our dividend per share. Other important elements of our executive compensation program are the following:

  •
  we pay our executive officers a base salary which we believe is below annual base salaries for comparable positions in the marketplace;

  •
  the Compensation Committee sets the maximum bonus opportunities available to each executive officer at or before the start of each calendar year;

  •
  executive compensation is determined independently, although we do compare annually our executive compensation components with market information to ensure that our total compensation package operates effectively and remains both reasonable and competitive with the energy industry;

  •
  we keep abreast of current trends, developments and emerging issues in executive compensation, and if appropriate, will obtain advice and assistance from outside advisors;

  •
  we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit, deferred compensation or split-dollar life insurance programs for our executive officers;

  •
  we do not have employment agreements or change of control agreements with our executive officers; and

  •
  our current Chief Executive Officer, Richard D. Kinder, and our future Chief Executive Officer, Steven J. Kean, receive $1 base salary per year from us. Additionally, Messrs. Kinder and Mr. Kean receive no annual bonus, and Mr. Kinder receives no other compensation from us or any of our affiliates.

        In light of the above, we believe that our compensation of the named executive officers for the fiscal year ended December 31, 2014 was appropriate and reasonable, and that our compensation program is sound and in the best interest of the company and its stockholders.

        Accordingly, we ask our stockholders to vote on the following resolution:

          RESOLVED, that the company's stockholders approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and narrative disclosures that accompany the compensation tables.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

        As an advisory vote, the outcome of this vote is not binding upon the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering the company's executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for named executive officers.

 ITEM 5
RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2014 included the audit of our consolidated financial statements, reviews of quarterly financial statements and services in connection with various SEC filings and tax matters.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The affirmative vote of the holders a majority of the votes cast will be required for approval. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

        In the event stockholders do not ratify the selection, the selection will be reconsidered by the Audit Committee and our Board of Directors.

ITEM 6
PROPOSAL TO
AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION
TO FACILITATE COMPLIANCE WITH THE JONES ACT AND
TO ELIMINATE INAPPLICABLE PROVISIONS

General

        The Board of Directors has unanimously approved and recommends that stockholders approve an amendment and restatement of our certificate of incorporation, substantially in the form set forth in Annex C to this proxy statement. This amendment and restatement would add a new Article Eleventh to our certificate of incorporation to facilitate compliance with the Jones Act and would also eliminate provisions in other articles related to classes and series of our stock that are no longer outstanding and cannot be reissued and references to investor shareholders that no longer own our shares.

Reasons for the Jones Act Amendment

        Our Terminals segment operations include seven U.S. flagged tankers engaged in the marine transportation of crude oil, condensate and refined products in the U.S. coastwise trade (i.e., trade between points in the United States). In addition, a subsidiary of ours is a party to contracts related to the construction of five additional tankers scheduled to be delivered between 2015 and mid-2017.

        U.S. laws impose certain restrictions on the ownership and operation of vessels engaged in the U.S. coastwise trade. These laws are principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551 and related regulations and are commonly referred to collectively as the Jones Act. The Jones Act requires, among other things, that at least 75% of a company's common stock be owned at all times by "U.S. citizens" (as defined under the Jones Act) in order for the company to own and operate vessels in the U.S. coastwise trade. Because our subsidiary owns and operates vessels engaged in the U.S. coastwise trade, the Jones Act citizenship requirements apply to us. The proposed amendment would implement certain safeguards to assist us in maintaining our status as a U.S. citizen.

Description of the Amendment

        The proposed amendment states our policy that non-U.S. citizens should own no more than 22% of our outstanding common stock. In effecting this policy, we will monitor non-U.S. citizen ownership of our common stock, and the proposed amendment would allow us to request that stockholders provide information regarding their U.S. citizenship status from time to time.

        Pursuant to the proposed amendment, if the number of shares of our common stock owned by non-U.S. citizens exceeds 22%, we will, by action of the Board of Directors, in its sole discretion, have the power (but not the obligation) to redeem the shares owned by non-U.S. citizens in excess of 22% (referred to as the excess shares). In that event, we will make a determination regarding which shares are excess shares, which will if practicable be based on reverse chronological order of ownership such that the shares that most recently became owned by non-U.S. citizens will be included in excess shares prior to those that have been owned by non-U.S. citizens over longer periods of time. With respect to shares as to which such dates of ownership cannot be readily determined to our satisfaction, excess shares would be determined by such other method as we determine to be reasonable.

        The redemption of shares would be made pursuant to the terms of a notice of redemption delivered to one or more owners of excess shares, and would be at a redemption price calculated as the average of the closing sales prices of the common stock on the NYSE for a period of ten trading days immediately prior to the fifth day before the notice of redemption is mailed. The redemption price would be paid in cash.

        The amendment authorizes us to determine conclusively, in the exercise of our good faith judgment, the citizenship of any person and the ownership of any shares of common stock for these purposes, and in doing so we may rely on our stock transfer records, any certifications, written statements and affidavits and such other information as we may deem reasonable. Ownership for this purpose includes direct and indirect record and beneficial ownership, to be determined by us in good faith under published federal guidelines or other regulatory guidance from the United States Coast Guard. The amendment also authorizes our Board of Directors to effect any and all measures necessary or desirable (consistent with the certificate of incorporation and applicable law) to fulfill the purpose of the amendment.

        The provisions in the Jones Act amendment are intended to be severable. If any one or more of the provisions is held to be invalid, illegal or unenforceable (generally or as to a particular person), the validity, legality or enforceability of any of the other provisions will not be affected. The amendment also provides that none of its provisions will preclude the settlement of any transaction entered into through the facilities of the NYSE if such preclusion is prohibited by the NYSE.

        The foregoing is a summary of the provisions of this amendment, and we encourage you to read the amendment in its entirety.

Effects of the Amendment

        The proposed amendment would not prohibit non-U.S. citizens from owning shares of our common stock, but if non-U.S. citizens own in excess of the maximum aggregate percentage of 22% we would be permitted to redeem shares we determine to be the excess shares. The redemption provision may adversely impact the marketability of the common stock, particularly in markets outside of the United States. Further, although the redemption provision would mandate a price based on ten days of trading on the NYSE, a stockholder would not have control over the timing of such redemption, and may be subject to redemption at a time when the market price or timing of the redemption is disadvantageous to such stockholder. In addition, the redemption provisions might have the effect of impeding or discouraging a merger, tender offer or proxy contest by a non-U.S. citizen, even if it were favorable to the interests of some or all of our stockholders.

Other Effects of the Amended and Restated Certificate of Incorporation

        Our common stock is our only class of stock currently outstanding. In addition to the common stock, however, our existing certificate of incorporation provides for nine series of each of Class A common stock, Class B common stock and Class C common stock. At the time of our initial public offering, the Class A, Class B and Class C shares were owned by members of management, the Sponsor Investors and several other original investors. Our certificate of incorporation also contains extensive provisions with respect to the conversion of those classes and series of shares into Class P common stock, the formulae by which dividends we paid would be apportioned among the various classes and series, and other matters related to Classes A, B and C. All of the Class A shares, Class B shares and Class C shares have been converted into Class P common stock, and therefore are no longer outstanding, and no shares of Classes A, B or C may be reissued. Accordingly, these legacy provisions have no further application to us or our stockholders and can be removed from the certificate of incorporation without affecting the rights of our stockholders.

        Similarly, the certificate of incorporation has provisions relating to the four Sponsor Investors at the time of our initial public offering. Three of those Sponsor Investors have sold their shares of our stock, and accordingly, references to them can also be deleted from the certificate of incorporation.

        Provisions no longer required in the certificate of incorporation, such as provisions regarding the incorporator of the company and our initial board of directors, would also be deleted, the address and name of our current registered office and registered agent in the State of Delaware would be included, and various articles and sections would be appropriately renumbered.

        None of these amendments change the rights or privileges of our common stock, and our common stock will have the same voting rights and rights to dividends and distributions as it did immediately before the amendment. The authorized number of shares of our common stock and of any preferred stock that may be issued by the board in series are also unchanged. No preferred stock has been issued, nor have any classes or series of preferred stock been designated by the board. Further, none of these amendments change the substance of any rights or obligations of the Remaining Sponsor Investor, our directors or our officers as they exist in our present certificate of incorporation.

        We believe that the elimination of these provisions will make our certificate of incorporation more readable and easily understandable to stockholders.

Interests of Certain Persons in the Proposal

        We do not believe that our officers or directors have interests in the proposed amendment and restatement that are different from or greater than those of any other stockholder.

Effectiveness of Amendment and Restatement

        Assuming the resolution is approved by our stockholders, the proposed amendment and restatement will become effective upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. We currently plan to file the amended and restated certificate of incorporation as soon as reasonably practicable after receiving approval from our stockholders at the Annual Meeting.

Required Vote

        The affirmative vote of the holders a majority of the outstanding shares of our common stock will be required for approval. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL FOR THE REASONS DESCRIBED ABOVE.

ITEM 7
STOCKHOLDER PROPOSAL RELATING TO
A REPORT ON OUR COMPANY'S RESPONSE TO CLIMATE CHANGE

        We have received notice that (i) First Affirmative Financial Network, LLC, on behalf of Waterglass, LLC, One Rockridge Place, Oakland, CA 94618, beneficial owner of 640 shares of our common stock, and (ii) Zevin Asset Management, LLC, 11 Beacon Street, Suite 1125, Boston, MA 02108, on behalf of Trust R U/A dated 04/15/2009, beneficial owner of 250 shares of our common stock, intend to submit the following proposal at the annual meeting. The stockholder proponents also furnished the supporting statement immediately following the resolution. We are not responsible for the contents of the language of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        Recognizing the risks of climate change, nearly all nations signed the Cancun Agreement proclaiming "the increase in global temperature should be below two degrees Celsius." In light of this goal, the International Energy Agency (IEA) has developed scenarios to help policymakers and market participants understand potential energy demand futures. The IEA states that, "No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2°C goal, unless carbon capture and storage (CCS) technology is widely deployed."

        Kinder Morgan, Inc. (KMI), as the largest midstream and the third largest energy company in North America, has extensive and expanding interests in the transport of energy sources including coal, oil and natural gas. KMI intends to make significant infrastructure investments in the highest carbon fuels, to include coal and oil sands.

        KMI intends to invest over $5 billion to expand Canadian oil sands export capacity to the West Coast and Asia. This investment is of concern due to strong community opposition to some export infrastructure projects and the recent steep decline in oil prices that threatens the profitability of oil sands production.

        The coal industry worldwide faces rapidly increasing competition from lower carbon energy sources and increased regulatory pressure in China, the United States and elsewhere, and yet the company plans to add to and expand existing infrastructure to support coal exports.

        Investors are concerned that aspects of KMI' s current business strategy are not sustainable given the changing nature of demand, emerging technologies, and policy interventions aimed at limiting global temperatures. Actions taken to reduce global greenhouse gas (GHG) emissions could cause a portion of the company's infrastructure to lose significant value prior to the termination of its expected useful life.

        We require additional information on how KMI is preparing for market conditions in which demand growth for the high carbon fuels it transports is reduced due to regulation or other climate-associated drivers.

RESOLVED:

        Shareholders request that KMI prepare a report analyzing the consistency of company capital expenditure strategies with policymakers' goals to limit climate change, including analysis of long- and short- term financial risks to the company associated with transporting high production-cost fossil fuels in low-demand scenarios, as well as analysis of options to mitigate related risk and harm to society. The report should be overseen by a committee of independent directors, omit proprietary information, and be prepared at reasonable cost by December, 2015.

SUPPORTING STATEMENT:

        We recommend the report include:

  •
  Consideration of a range of lower-demand scenarios accounting for more-rapid-than-expected policy and/or technology developments, including the 2 degree scenario as outlined by the IEA.

  •
  How the company will manage risks under these scenarios, such as redeploying capital to lower carbon fuel servicing assets or returning capital to shareholders.

  •
  The Board of Directors' role in overseeing climate risk reduction strategies and related capital allocation."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has carefully considered the stockholder proposal and does not believe that preparing a report analyzing the consistency of company capital expenditure strategies with policymakers' goals to limit climate change is in the best interests of our stockholders at this time.

        We are a diversified midstream energy company primarily engaged in the business of transportation and storage of natural gas, refined petroleum products, crude oil and carbon dioxide (CO2), and storage and handling of a variety of products and materials at our terminals such as gasoline, jet fuel, ethanol, coal, petroleum coke and steel.

        Although domestic use of coal appears to be in decline, coal continues to play a vital role in providing jobs in economically disadvantaged communities in the U.S. and providing affordable sources of energy for Americans and people around the world. We handle coal at several of our terminals and, while we do not currently contemplate any additional coal related capital expansion projects, we will continue to evaluate potential coal-related acquisition opportunities in our terminals segment. To insulate ourselves from downside risks posed by the markets for the commodities we handle, we take a disciplined approach to selecting and evaluating potential acquisitions. We generally pursue only those acquisition opportunities that, based on our projections, will generate sufficient returns over the life of the investment. We also seek to mitigate our exposure to market and regulatory risks related to a project by entering into long-term contracts with reputable customers to ensure stable cash flow.

        For over 60 years, the Trans Mountain Pipeline system has been safely and efficiently providing the only West Coast pipeline access for Canadian oil products. From the time when Trans Mountain was first constructed, the pipeline system has adapted to meet the changing needs of customers. Based on customer needs, the system was expanded in 2007 and 2008 to increase the nominal capacity of the system from 225,000 barrels per day (bpd) to the current 300,000 bpd. Our proposed Trans Mountain Expansion Project, which is a response to further customer demand, would increase the nominal capacity of the system from 300,000 bpd to 890,000 bpd, securing supply of oil products to markets in British Columbia and the Pacific Northwest, unlocking access for Canadian oil to world markets and providing thousands of jobs and significant incremental tax revenue to Canadians. We have signed long-term take-or-pay contracts with Canadian oil sands producers and oil marketing and refining companies for approximately 708,000 bpd of the proposed 890,000 bpd capacity, providing protection from declines in oil prices, production and regulatory risks.

        As a diversified company, we generate earnings from a variety of businesses in addition to our coal-related terminals and our Trans Mountain oil pipeline. More than half of our earnings are generated from the transportation, processing and storage of natural gas, a clean and abundant energy source. We believe that natural gas will be the principal bridge fuel to a lower carbon future, and that it is likely to serve as a vital component of the world's energy mix for years to come. As evidence of this belief, in 2014 we announced expansions of our Texas intrastate gas pipeline system and our

Tennessee Gas Pipeline pipeline to support exports of liquefied natural gas, as well as our proposed Northeast Energy Direct project to expand natural gas service to New England. We believe that, if demand for coal declines, it will largely be offset by increasing demand for natural gas, and any revenue reductions we may suffer in our terminals segment relating to reduced demand for coal will likely be more than offset by opportunities for expansion in our natural gas pipelines segment based on the increased demand for natural gas.

        We are also at the forefront of several renewable fuel projects and are positioned to meet increased demand for ethanol and biodiesel storage and transportation arising from increasing use of renewable fuels mandated by the U.S. Renewable Fuels Standard. In 2008, we began moving ethanol through our Central Florida Pipeline from Tampa to Orlando, and in 2009, we began moving biodiesel through a portion of the Plantation Pipe Line system as well as our 115-mile Oregon Pipeline, which runs from Portland to Eugene.

        We have been in discussions with several customers regarding potential carbon capture and storage (CCS) projects and have the expertise and infrastructure to assist customers with capturing, processing and redeploying or storing waste CO2 produced from power plants and other facilities should customers decide to pursue CCS projects as a result of regulatory, economic or other factors.

        As a responsible allocator of capital to and operator of midstream energy assets, we routinely engage in analysis and strategic planning regarding potential demand for and supply of certain fossil fuels, including coal and oil. We believe that our annual and quarterly reports, as well as other information available on our website, do a thorough job of summarizing how we are responding to current market demand for our midstream energy services and positioning ourselves for the future.

        In summary, we believe the report advocated by the stockholder proponents would not cause us to modify our disciplined approach to allocating capital or our commitment to positioning ourselves for the future, and that preparation of such a report would be unduly burdensome and unnecessary. We believe the cost, both in dollars and employee time, of preparing such a report would outweigh any potential benefits to our stockholders.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO A CLIMATE CHANGE REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 8
STOCKHOLDER PROPOSAL RELATING TO
A REPORT ON METHANE EMISSIONS

        We have received notice that Helen Hamada, Corporate Vice President and Chief Financial Officer of Miller/Howard Investments, Inc., P.O. Box 549, 324 Upper Byrdcliffe Rd., Woodstock, NY 12498, beneficial owner of 275 shares of our common stock, intends to submit the following proposal at the annual meeting. We are not responsible for the contents of the language of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponent for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 86x that of CO2 over a 20-year period. Methane represents over 25% of 20-year CO2 equivalent emissions according to the Environmental Protection Agency (EPA) Greenhouse Gas Inventory.

        Methane is emitted by oil production and all sectors of the natural gas industry, from drilling and production, through processing and storage, to transmission and distribution. Given that methane is the primary component of natural gas and a potent greenhouse gas, reducing these emissions results in many environmental, economic and operational benefits.

        A 2013 study, "Anthropogenic Emissions of Methane in the United States," finds EPA prescribed methodologies "underestimate methane emissions nationally by a factor of 1.5." The EPA's auditor refers to current emissions estimates as being of "questionable quality."

        In 2014, as part of the President's Climate Action Plan's "Strategy to Reduce Methane Emissions," the Department of Energy announced a series of actions to help modernize the nation's natural gas transmission and distribution systems and reduce methane emissions. Potential areas for research and development include: external leak detection and flow rate quantification technologies/methodologies; pipeline inspection and repair; development and deployment of smart sensors for pipeline operational efficiency; and improving compressor system operational performance.

        A failure by companies to proactively reduce methane emissions may invite more rigorous regulations. The President's Climate Action Plan empowers the EPA to determine how to reduce methane emissions.

        States have begun to adopt stricter regulations. In 2014, Colorado approved regulations to fix persistent methane leaks. Industry representatives who helped craft the regulations called them "the right thing to do for our business," noting that the regulations are needed to ensure their investments pay off.

        Benefits of reducing methane emissions include worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste. Upgrading assets may also improve performance, making equipment more robust and less susceptible to accidents, upsets and downtime. Significant reductions in methane emissions are possible using new technologies with positive return on investment.

RESOLVED:

        Given the societal and economic benefits of reducing methane emissions, shareholders request that Kinder Morgan, Inc. issue a report (by September 2015, at reasonable cost, omitting proprietary information) reviewing the Company's policies, actions and plans to measure, mitigate, disclose and set quantitative reduction targets for methane emissions resulting from all operations under the Company's financial or operational control.

SUPPORTING STATEMENT:

        The report can include best practices, technologies and methodologies, environmental impacts, quantitative reduction targets and methods to track progress for reducing methane leakage or venting from transmission systems. Real-time measurement and monitoring technologies are recommended."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has carefully considered the stockholder proposal and does not believe that preparing a report reviewing our policies on methane emissions is in the best interests of our stockholders at this time.

        At Kinder Morgan, we recognize that operating thousands of miles of pipelines and hundreds of terminals across North America is a huge responsibility. Throughout our organization, from the top down, we are committed to maintaining and operating our assets safely. To protect the public, our employees and the environment, we invest millions of dollars each year on integrity management and maintenance programs to operate our assets safely.

        We utilize state of the art technology for pipeline integrity and pipeline maintenance. We employ personnel who constantly monitor pipeline operating conditions in control centers using computer systems. We conduct internal pipeline inspections periodically by passing sophisticated computerized equipment called "smart pigs" through most of our pipelines and use our patented pipeline inspection protocol, the Kinder Morgan Assessment Protocol (KMAP) system, to interpret the data gathered by the smart pigs. Additionally, we use cathodic protection, a technology designed to protect pipelines from external corrosion through the use of an electrostatic current.

        In January 2015, the White House announced a plan to undertake a future rulemaking to regulate methane emissions from the production, transmission and storage sectors of the natural gas industry, as well as implementation of voluntary methods to reduce methane emissions from existing sources. We strongly support the implementation of voluntary methane emission reductions. Towards this end, we are participating in several industry initiatives to reduce methane. For example, ONE Future is a unique coalition made up of members across the natural gas industry focused on identifying policy and technical solutions that result in improvements in the management of emissions associated with the production, processing, transmission and distribution of natural gas. Members of ONE Future, including Kinder Morgan, are committed to continuously improving their emissions management to achieve voluntary reductions in emissions and to assure efficient increased use of natural gas. ONE Future's goal is to enhance the energy delivery efficiency of the natural gas supply chain by limiting energy waste and achieving a total methane emission rate of less than one percent of gross natural gas production, the point at which the use of natural gas for any purpose provides obvious and immediate greenhouse gas reduction benefits. The ONE Future coalition represents the entire natural gas value chain, with members from some of the largest natural gas production, processing, transmission, and distribution companies in the United States.

        In addition, we, along with the Interstate Natural Gas Association of American (INGAA), participated in the Quadrennial Energy Review by the Department of Energy, which included a joint effort by the industry, Administration and other stakeholders to better understand the issues confronting the transportation sector and develop win-win solutions. As a result, INGAA is developing a voluntary program called the Directed Inspection & Maintenance (DI&M) program. This program operates under the same principles as traditional Leak Detection and Repair (LDAR) to detect and repair leaks by focusing resources on monitoring the components that are most likely to leak. Research reveals that 10% or 20% of the leaks cause 80% or 90% of the methane emissions from compressor station equipment (the 80/20 or 90/10 rule). DI&M is focused on systematically identifying and repairing these leaks. We are committed to implementing the DI&M program outlined by INGAA within a reasonable time after finalization of the program by INGAA and believe that this program will be a key voluntary program for reduction of methane emissions from existing facilities as outlined in the methane blueprint issued by the Administration.

        Detailed information regarding our environmental, health and safety initiatives and performance, as well as our efforts to maintain pipeline integrity including through the use of our KMAP system, can be found on our website. We publish our environmental, health and safety performance because we are committed to working openly and transparently with our stakeholders.

        With regard to methane emissions in our non-upstream operations, in addition to the efforts described above, certain of our facilities are subject to existing leak detection and repair regulations promulgated by the U.S. Environmental Protection Agency (EPA) and state environmental agencies. Our natural gas transmission and storage facilities are subject to the EPA's greenhouse gas (GHG) Mandatory Reporting Rule, pursuant to which we report emissions to the EPA on an annual basis in accordance with the program's requirements. Further, we are one of seven natural gas transmission companies working with the Environmental Defense Fund to develop a comprehensive GHG emissions inventory for the natural gas transmission and storage sector and identify opportunities to further reduce GHG emissions.

        With respect to methane emissions relating to our upstream oil and gas operations, we are principally focused on tertiary recovery of oil and gas, which utilizes carbon dioxide (CO2) injection processes in which the CO2 injected into the well is recovered with minimal loss. Accordingly, our development process involves significantly less venting and flaring than the method of development in shale plays utilizing hydraulic fracturing, which has become the subject of public debate over the past few years. We occasionally engage in limited venting during the initial production phase of our tertiary recovery process, and this venting is subject to regulation by the Texas Railroad Commission (TRC). We have processes in place seeking to minimize venting and comply with the TRC's regulations and the venting permits they issue to us.

        In summary, we believe the report advocated by the stockholder proponent would not cause us to modify our operational approach to maintaining and safely operating our assets and would provide stockholders with little useful information beyond that already provided through our website. Additionally, the Board of Directors believes the cost, both in dollars and employee time, of preparing such a duplicative report would greatly outweigh any potential benefits.

        If this proposal is properly presented by the stockholder proponent at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT ON METHANE EMISSIONS FOR THE REASONS DESCRIBED ABOVE.

ITEM 9
STOCKHOLDER PROPOSAL RELATING TO
AN ANNUAL SUSTAINABILITY REPORT

        We have received notice that (i) the New York State Common Retirement Fund, with the Comptroller of the State of New York as sole Trustee, 59 Maiden Lane — 30th Floor, New York, NY 10038, beneficial owner of 3,844,479 shares of our common stock and (ii) the Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, CT 06106, beneficial owner of 117,823 shares of our common stock, intend to submit the following proposal at the annual meeting. We are not responsible for the contents of the language of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

  Kinder Morgan is the largest midstream and the third largest energy company in North America.

        Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

        ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

        More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

        The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

        The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRl-based sustainability reports.

        Bloomberg reports that the number of customers accessing ESG information on its terminals has increased on average 47.7% annually between 2009 and 2012.

        Kinder Morgan does not does [sic] publish a comprehensive sustainability report or respond to CDP's (formerly the Carbon Disclosure Project) annual survey. Several of Kinder Morgan's industry peers, such as Enbridge and Spectra Energy, publish an annual GRI sustainability report.

RESOLVED:

        Shareholders request Kinder Morgan issue an annual sustainability report describing the company's short- and long-term responses to ESG-related issues. The report should be prepared at reasonable cost, omit proprietary information, and be available to shareholders by October, 2015.

SUPPORTING STATEMENT:

        We recommend Kinder Morgan consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, and human rights communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts, providing a flexible reporting system that allows the omission of content irrelevant to company operations.

        The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has carefully considered the stockholder proposal and does not believe that annually preparing a sustainability report is in the best interest of our stockholders at this time.

        At Kinder Morgan, we believe that being a good corporate citizen goes well beyond operating our assets safely. Throughout our organization, from the top down, we are committed to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. Our core values are honesty, integrity and respect for people, and we firmly believe in the fundamental importance of the promotion of trust, openness, teamwork, professionalism and pride in what we do. Our company's social and environmental activities are aligned with our business purpose and values.

        Our Code of Business Conduct and Ethics, which is available on our website, outlines our commitment to honesty, integrity and respect for people and describes additional corporate policies on environmental, social and governance issues. We expect our employees and directors to uphold the standards set forth in the Code of Business Conduct and Ethics at work every day, and compliance with the standards serves as a critical element of compensation determinations throughout the organization. As described in our Environmental, Health and Safety (EHS) Policy Statement, which is also available on our website, our employees and contractors are expected to share Kinder Morgan's commitment to pursue the goal of not harming people, protecting the environment, using material and energy efficiently and promoting best practices, thereby earning the confidence of customers, security holders and society at large, being a good neighbor and contributing to sustainable development.

        It is our goal to work openly and cooperatively with all stakeholders regarding EHS and corporate governance issues. To help us achieve this goal, we integrate Kinder Morgan EHS employees into each business unit, where they actively participate in the overall operating success of the organization. To keep the public informed about our efforts, we publish on our website a report on our EHS performance, including data regarding our safety performance and pipeline incident rates, together with comparisons of our performance against published industry averages. We also prepare annually and publish on our website an Operational Excellence Report detailing our safety, environmental and community achievements for the preceding year.

        Our employees are part of the communities where they work and live. We practice social and environmental responsibility, contributing to the well-being of the communities and society we affect and on which we depend. Our employees are active in environmental sustainability and stewardship initiatives. In 2013, Kinder Morgan won an Environmental Excellence Award for its recycling program in the category of Technology/Conservation from the Southern Gas Association. The knowledge and skills of our experts allow us to minimize our footprint in environmentally sensitive areas. Our people keep us at the forefront of innovation, providing access to the latest technologies and best management practices to keep our facilities safe and environmentally sound for many years to come.

        The stockholder proponents request that we prepare an annual sustainability report describing our short- and long-term responses to environmental, social and governance issues. Our Board of Directors believes that preparation of such a broad and general report would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website, such as our EHS policy and performance report, our Code of Business Conduct and Ethics and our annual Operational Excellence Report, which addresses many items related to safety, environmental, and community matters typically contained in a formal sustainability report.

        In summary, we believe that preparation of a formal sustainability report would not cause us to modify our commitment to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We also believe that our existing corporate policies and the information available on our website adequately address the stockholder proponents' request, such that a formal sustainability report would be unnecessary and duplicative. Further, the cost, both in dollars and employee time, of preparing a formal sustainability report would outweigh any potential benefits of such a report.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2016 Annual Meeting

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2016 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than November 27, 2015.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2016 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2016 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2015 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 8, 2016 to February 7, 2016.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MARCH [    ], 2015. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

Incorporation by Reference

        To the extent we incorporate this proxy statement by reference into any other filing with the SEC under the Securities Act or the Exchange Act, the sections of this proxy statement under the captions "Report of Compensation Committee," "Report of Audit Committee" and "Performance Graph" will not be deemed incorporated unless specifically provided otherwise in the filing.

        We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000.

ANNEX A
KINDER MORGAN, INC.
2015 AMENDED AND RESTATED
STOCK INCENTIVE PLAN

        1.    PURPOSE OF THE PLAN.    The purpose of the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan ("Plan") is to provide incentive for future endeavors and to advance the interests of the Company and its stockholders by encouraging ownership of the shares of Class P common stock of the Company, $0.01 par value ("Stock"), by its Employees (as defined below) and Consultants (as defined below) and to enable the Company to compete effectively with other enterprises for the services of such new employees and consultants as may be needed for the continued improvement of the Company's business, through the grant of (a) options to purchase Stock ("Options"), (b) shares of Stock that are subject to restrictions set forth in the Plan or any individual award agreement ("Restricted Stock" or a "Restricted Stock Award"), (c) Stock Appreciation Rights (as defined below), (d) hypothetical shares of Stock (a "Restricted Stock Unit", and collectively with a Restricted Stock Award, a "Restricted Award"), (e) Performance Compensation Awards (as defined below) and (f) Other Stock Based-Awards (as described in Section 10) (such Options, Restricted Awards, Stock Appreciation Rights, Performance Compensation Awards and Other Stock-Based Awards, collectively, the "Awards").

        The Plan was originally adopted by the Board as the Kinder Morgan, Inc. 2011 Stock Incentive Plan, effective as of January 1, 2011. The Plan was amended and restated as the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan by the Board on January 21, 2015, subject to approval by the Company's stockholders.

        2.    PARTICIPANTS.

        (a)   Awards may be granted under the Plan to any Employees and Consultants of the Company and its Affiliates (as defined below, including Affiliates that become such after adoption of the Plan) as shall be determined by the Committee (each, a "Grantee"); provided, however, that Incentive Stock Options may be granted only to Employees, and no Awards may be granted to any person if such grant would cause the Plan to cease to be an "employee benefit plan" as defined in Rule 405 of Regulation C promulgated under the Securities Act.

        (b)   A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company (i.e., capital raising), or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

        3.    EFFECTIVE DATE; TERM OF THE PLAN.    The adoption of the Plan as amended and restated by the Board on January 21, 2015 is conditioned on the approval of the Company's stockholders at the 2015 annual stockholders meeting. No Awards may be granted under the Plan after the tenth anniversary of the Effective Date. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

        4.    DEFINITIONS.

        (a)   "Affiliate" means any entity in which the Company has a direct or indirect ownership interest selected by the Committee; provided, that, for purposes of the definition of "Change in Control,"

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used in this definition of "Affiliate," referred to in the last proviso of the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        (b)   "Award" means any right granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit, a Performance Compensation Award, a Stock Appreciation Right, and Other Stock Based-Award.

        (c)   "Award Agreement" means a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

        (d)   "Benefit Plan" means any employee benefit plan of the Company or any subsidiary of the Company, and any trust or Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, which plan, trust or Person was maintained prior to a Change in Control.

        (e)   "Board" means the Board of Directors of the Company.

        (f)    "Change in Control" means:

            (i)  the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder, in a single transaction or a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction;

           (ii)  a sale, merger or similar transaction or related series of transactions involving the Company, as a result of which the Permitted Holder does not hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or related series of transactions; provided, however, that such sale, merger or similar transaction shall not constitute a Change in Control in the event that, following such sale, merger or similar transaction (a) the Permitted Holder continues to own at least 35% of the voting power of the Company (or the surviving or resulting entity thereof), (b) no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) owns more than 35% of the voting power of the Company (or the surviving or resulting entity thereof), and (c) either Richard D. Kinder or C. Park Shaper is a senior executive officer of the Company (or the surviving or resulting entity thereof);

          (iii)  the sale or transfer of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, in any case, other than to an entity of which more than 50% of the voting power is held (either directly or indirectly) by the Permitted Holder or by Persons who held (either directly or indirectly) more than 50% of the voting power of the Company immediately prior to such transaction (or in each case their Affiliates);

          (iv)  during any period of two consecutive years following the closing of the IPO, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority of the Board then in office; or

           (v)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

          Notwithstanding the foregoing, with respect to (A) Awards granted on or after the Effective Date, and (B) to the extent that an event would not constitute a Change in Control under the preceding definition but would constitute a Change in Control under the following definition, Awards granted prior to the Effective Date, "Change in Control" means:

            (i)  the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 20% of either the then outstanding shares of common stock of the Company or the total voting power of the then outstanding Voting Stock of the Company; provided that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly or indirectly by the Company; (b) any acquisition directly from the Company; (c) any acquisition by a Benefit Plan; or (d) any reorganization, merger, consolidation, sale or similar transaction or series of related transactions which complies with clauses (a), (b) and (c) of clause (ii) of this definition of Change in Control;

           (ii)  a reorganization, merger or consolidation involving the Company, or sale of all or substantially all of the assets of the Company, or similar transaction or series of related transactions, in each case, unless, following such reorganization, merger, consolidation, sale or transaction, (a) 50% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, consolidation, sale or transaction (including an entity or ultimate parent of an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company) and of the combined voting power of the then outstanding Voting Stock of such corporation or other entity are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding common stock of the Company immediately prior to such reorganization, merger, consolidation, sale or transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, sale or transaction, of the outstanding common stock of the Company; (b) no Person (excluding the Permitted Holder or a Benefit Plan or any Person beneficially owning, immediately prior to such reorganization, merger, consolidation, sale or transaction, directly or indirectly, 20% or more of the common stock of the Company then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation, or common equity securities of such entity other than a corporation, resulting from such reorganization, merger, consolidation, sale or transaction or the combined voting power of the then outstanding Voting Stock of such corporation or other entity; and (c) at least a majority of the members of the board of directors of the corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, resulting from such reorganization, merger, consolidation, sale or transaction were members of the Incumbent Board

  (defined below) at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, consolidation, sale or transaction;

          (iii)  individuals who as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board then in office; provided that the Incumbent Board (a) shall include, except as provided in clause (b), any individual becoming a director after the Effective Date whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board, and (b) shall exclude any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation; and

          (iv)  the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

        Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Code Section 409A and payment of the Award pursuant to the application of the definition of "Change in Control" above would cause such Award not to otherwise comply with Code Section 409A, payment of an Award may occur upon a "Change in Control" only to the extent that the event constitutes a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company under Code Section 409A and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

        (g)   "Change in Control Value" means, with respect to a Change in Control, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer, exchange offer or sale or other disposition of outstanding voting stock of the Company, or (iii) if such Change in Control occurs other than as described in clause (i) or clause (ii), the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

        (h)   "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

        (i)    "Committee" means the Board or the Compensation Committee, as administrator of the Plan.

        (j)    "Compensation Committee" means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 1.3(c).

        (k)   "Company" means Kinder Morgan, Inc., a Delaware corporation.

        (l)    "Consultant" means any individual, including an advisor engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or an Affiliate pursuant to a written agreement; provided that such individual is a natural person and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

        (m)  "Covered Employee" has the same meaning as set forth in Code Section 162(m)(3), as interpreted by Internal Revenue Service Notice 2007-49.

        (n)   "Date of Grant" means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Grantee that specifies the key terms and conditions of the Award and from which the Grantee begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Stock or, if a later date is set forth in such resolution, then such date as is set forth in such resolution. In no event shall a Date of Grant be a date prior to the date of any such action by the Committee.

        (o)   "Director" means a member of the Board.

        (p)   "Effective Date" means the date the Plan is approved by the Company's stockholders pursuant to Section 3 hereof.

        (q)   "Employee" means any individual employed by the Company or an Affiliate. Notwithstanding the foregoing, for purposes of granting an Incentive Stock Option, an individual is not an Employee unless he or she is an employee of a Parent Corporation or Subsidiary Corporation.

        (r)   "Entity" means a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, cooperative, association or other entity.

        (s)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (t)    "Fair Market Value" means, as of any date, the value of the Stock as determined below. The Fair Market Value on any date on which the Stock is registered under Section 12 of the Exchange Act and listed on any national securities exchange shall be the closing price of a share of Stock on any national securities exchange on such date (if such national securities exchange is not open for trading on such date, then the closing price per share of Stock on such national securities exchange on the next preceding day on which the national securities exchange was open for trading), and thereafter (i) if the Stock is admitted to quotation on the over the counter market or any interdealer quotation system, the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) in the absence of an established market for the Stock, the Fair Market Value determined in good faith by the Committee and such determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of fair market value in all cases shall be in accordance with the requirements set forth under Code Section 409A and the regulations thereunder.

        (u)   "Form S-8" has the meaning set forth in Section 2(b).

        (v)   "Free Standing Rights" has the meaning set forth in Section 9(a).

        (w)  "Grantee" means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

        (x)   "Incentive Stock Option" means an Option that is designated by the Committee as an incentive stock option as described in Code Section 422 and otherwise meets the requirements set forth in the Plan.

        (y)   "IPO" means the initial underwritten public offering of Stock for cash pursuant to a registration statement filed under the Securities Act reasonably promptly after approval of the Plan by the Company's stockholders.

        (z)   "Negative Discretion" means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 13(d)(iv) of the Plan; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as "performance-based compensation" under Code Section 162(m).

        (aa) "Non-Employee Director" means a Director who is a "non-employee director" within the meaning of Rule 16b-3.

        (bb) "Nonqualified Stock Option" means an Option that is not designated by the Committee as an Incentive Stock Option.

        (cc) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (dd) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

        (ee) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

        (ff)  "Optionholder" means a Grantee to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (gg) "Outside Director" means a Director who is an "outside director" within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

        (hh) "Parent Corporation" means a "parent corporation" of the Company within the meaning of Code Section 424(e).

         (ii)  "Performance Compensation Award" means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 13 of the Plan.

        (jj)   "Performance Criteria" means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company and/or an Affiliate (or a division, business unit or operational unit thereof) and shall be limited to the following:

            (i)  the price of a share of Stock or of the equities of a subsidiary or business unit designated by the Committee;

           (ii)  the earnings per share of Stock of the Company or earnings per share of a subsidiary or business unit designated by the Committee;

          (iii)  the total stockholder or unitholder value of the Company or a subsidiary or business unit designated by the Committee;

          (iv)  dividends or distributions of the Company or a subsidiary or business unit designated by the Committee, on an aggregate basis or a per-share or per-unit basis;

           (v)  revenues of the Company or a subsidiary or business unit designated by the Committee;

          (vi)  debt/equity, interest coverage, or indebtedness/earnings before or after interest, taxes, depreciation and amortization ratios of the Company or a subsidiary or business unit designated by the Committee;

         (vii)  cash coverage ratio of the Company or a subsidiary or business unit designated by the Committee;

        (viii)  net income (before or after taxes) of the Company or a subsidiary or business unit designated by the Committee;

          (ix)  cash flow, cash flow return on investment or cash flow from operating activities of the Company or a subsidiary or business unit designated by the Committee;

           (x)  earnings before or after interest, taxes, depreciation, corporate charges and/or amortization of the Company or a subsidiary or business unit designated by the Committee;

          (xi)  unit revenues minus unit variable costs of the Company or a subsidiary or business unit designated by the Committee;

         (xii)  capital expenditures of the Company or a subsidiary or business unit designated by the Committee;

        (xiii)  operations and maintenance expense or general and administrative expense of the Company or a subsidiary or business unit designated by the Committee;

        (xiv)  safety record of the Company or a subsidiary or business unit designated by the Committee;

          (xv)  economic value added of the Company or a subsidiary or business unit designated by the Committee; or

        (xvi)  return on stockholders' or unitholders' equity, return on capital, return on assets or return on invested capital achieved by the Company or a subsidiary or business unit designated by the Committee.

        Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (i) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Code Section 162(m), the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

        (kk) "Performance Formula" means, for a Performance Period, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Grantee, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

        (ll)   "Performance Goals" means, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Grantee for the Performance Period to fail to qualify as "performance-based compensation" under Code Section 162(m)), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period (provided, that if an Award is intended to constitute "performance based compensation" under Code Section 162(m), such adjustment or modification may be made only to the extent permitted under

Code Section 162(m)) in order to prevent the dilution or enlargement of the rights of Grantees based on the following events:

            (i)  asset write-downs;

           (ii)  litigation or claim judgments or settlements;

          (iii)  the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

          (iv)  any reorganization and restructuring programs;

           (v)  extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year;

          (vi)  acquisitions or divestitures;

         (vii)  any other specific unusual or nonrecurring events, or objectively determinable category thereof;

        (viii)  foreign exchange gains and losses; and

          (ix)  a change in the Company's fiscal year.

        (mm)  "Performance Period" means one or more periods of time as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Grantee's right to and the payment of a Performance Compensation Award.

        (nn) "Permitted Holder" means Richard D. Kinder.

        (oo) "Person" means a natural person or an entity.

        (pp) "Plan" means this Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan.

        (qq) "Related Stock Appreciation Rights" has the meaning set forth in Section 9(a).

        (rr)  "Restricted Award" means any Award granted pursuant to Section 8(a).

        (ss)  "Restricted Period" has the meaning set forth in Section 8(a).

        (tt)  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (uu) "SAR Amount" has the meaning set forth in Section 9(k).

        (vv) "SAR exercise price" has the meaning set forth in Section 9(a).

        (ww)  "Securities Act" means the Securities Act of 1933, as amended.

        (xx) "Share for Share Exchange" has the meaning set forth in Section 7(g).

        (yy) "Stock" means shares of Class P common stock of the Company, $0.01 par value.

        (zz) "Stock Appreciation Right" means any Award granted pursuant to Section 9.

        (aaa)  "Subsidiary Corporation" means a "subsidiary corporation" of the Company within the meaning of Code Section 424(f).

        (bbb)  "Voting Stock" means, (i) with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of, or to appoint by contract, directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred) and (ii) with respect to an entity which is not a corporation, all securities of any class or series that are entitled to vote generally in the election of, or to appoint by contract, members of the body which is most analogous to the board of directors of a corporation.

5.
STOCK SUBJECT TO THE PLAN.

        (a)   Subject to the provisions of Section 11, the aggregate number of shares of Stock for which Awards may be granted under the Plan shall not exceed 33,000,000 (inclusive of shares granted with respect to Awards under the Plan prior to the Effective Date), any or all of which may be issued pursuant to Incentive Stock Options; provided, that, if, on or prior to the termination of the Plan, any Option granted under the Plan shall have expired or terminated for any reason without having been exercised in full or any shares of Restricted Stock shall have been forfeited, or any other Awards for which Stock is deliverable are so forfeited, such unpurchased or forfeited shares of Stock covered thereby shall again become available for the grant of Awards under the Plan. The exercise of a Stock Appreciation Right for cash or the payment of any Award in cash shall not count against the aggregate plan limit described above. Notwithstanding anything to the contrary contained herein: (i) shares of Stock surrendered or withheld in payment of the exercise price of an Option shall count against the aggregate plan limit described above and shall not again be made available for the grant of Awards under the Plan; and (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall count against the aggregate plan limit described above and shall not again be made available for the grant of Awards under the Plan. No fractional shares of Stock may be issued hereunder.

        (b)   The Stock to be delivered pursuant to an Award shall be made available, at the discretion of the Committee, either from authorized but previously unissued shares of Stock or from Stock reacquired by the Company, including Stock purchased in the open market, and Stock held in the treasury of the Company.

6.
ADMINISTRATION OF THE PLAN.

        (a)   The Plan shall be administered by the Board unless and until the Board delegates administration to a Compensation Committee, as provided in Section 1.3(c).

        (b)   The Board shall have the power and authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (iv) to delegate its authority to one or more Officers of the Company with respect to awards that do not involve Covered Employees or "insiders" within the meaning of Section 16 of the Exchange Act; (v) to determine when Awards are to be granted under the Plan and the applicable Date of Grant; (vi) from time to time to select, subject to the limitations set forth in this Plan, those Grantees to whom Awards shall be granted and to make any such grants; (vii) to determine the number of shares of Stock to be made subject to each Award; (viii) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment, vesting and forfeiture provisions and right of repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale; (ix) to designate an Award as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals; (x) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; (xi) to determine the duration and purpose of leaves of absences which may be granted to a Grantee without constituting termination of his or her employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies; (xii) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (xiii) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and (xiv) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan. The Board also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, stockholder approval shall be required before the repricing is effective.

        (c)   The Compensation Committee.

            (i)  The Board may delegate administration of the Plan to a Compensation Committee of one or more members of the Board. If administration is delegated to a Compensation Committee, the Compensation Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board as described in Section 1.3(b), including the power to delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Compensation Committee at any time and revest in the Board the administration of the Plan. The members of the Compensation Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Compensation Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Compensation Committee. The Compensation Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Compensation Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

           (ii)  At such time as the Stock is required to be registered under Section 12 of the Exchange Act, the Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Code Section 162(m), if applicable. If the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Compensation Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Compensation Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (x) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (y) not persons with respect to whom the Company wishes to comply with Code Section 162(m) or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

        (d)   The interpretation and construction of any provision of the Plan or of any Award granted under it by the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and Directors, and the executives and employees of the Company and its Affiliates. No member of the Committee shall be liable to the Company, any stockholder, any Grantee or any employee of the Company or its Affiliates for any action or determination made in good faith with respect to the Plan or any Award granted under it. No member of the Committee may vote on any Award to be granted to him or her.

        (e)   The expenses of administering the Plan shall be borne by the Company.

7.
OPTIONS.

        (a)   An Option granted under the Plan may be either an Incentive Stock Option or a Nonqualified Stock Option; provided, however, that no Incentive Stock Option shall be granted to any individual who is not an employee of the Company, a Parent Corporation or Subsidiary Corporation. Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. Notwithstanding anything herein to the contrary, it is the intention of the Company that all Options granted hereunder shall comply with the provisions and requirements of Code Section 409A to the extent applicable. The provisions of separate Options need not be identical.

        (b)   The exercise price per share of each Option shall be not less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a) or 409A. No Option shall include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.

        (c)   The exercise price of any outstanding Options shall not be reduced during the term of such Options except by reason of an adjustment pursuant to Section 11 hereof (and any such reduction shall be in accordance with Code Section 409A), nor shall the Committee cancel outstanding Options and reissue new Options at a lower exercise price in substitution for the canceled Options.

        (d)   The expiration date of an Option granted under the Plan shall be as determined by the Committee at the time of grant, provided that each such Option shall expire not more than ten years after the date the Option is granted.

        (e)   Each Option shall become exercisable in whole or in part or in installments at such time or times as the Committee may prescribe at the time the Option is granted and specify in the Option Agreement.

        (f)    Notwithstanding any contrary provision contained herein, unless otherwise expressly provided in the Option Agreement, any Option granted hereunder shall become immediately vested in full upon the occurrence of a Change in Control of the Company.

        (g)   The exercise price of an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by certified or bank check, or (ii) in the discretion of the Committee, upon such terms as the Committee shall approve: (A) by delivery to the Company of other shares of Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares of Stock being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares of Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Stock equal to the difference between the number of shares of Stock thereby purchased and the number of identified attestation shares of Stock (a "Share for Share Exchange"); (B) by a "cashless" exercise program established with a broker; (C) by reduction in the number of shares of Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; or (D) in any other form of legal consideration that may be acceptable to the Committee. Notwithstanding the foregoing, during any period for which the Stock is publicly traded (i.e., the Stock is listed on any established stock exchange or a national market system) an exercise by an executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under this Plan.

        (h)   A Nonqualified Stock Option may, in the sole discretion of the Committee, be transferable to a permitted transferee upon written approval by the Committee to the extent provided in the Option Agreement. A permitted transferee includes: (i) a transfer by gift or domestic relations order to a member of the Optionholder's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (ii) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Grantees may receive a cash payment or other consideration in consideration for the transfer of such Option; and (iii) such other transferees as may be permitted by the Committee in its sole discretion. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        (i)    No Optionholder shall have any rights to distributions or other rights of a common stockholder with respect to Stock subject to an Option prior to the purchase of such Stock upon exercise of the Option.

        (j)    Each individual Option Agreement shall describe the effect of the Optionholder's termination of employment or service with the Company or an Affiliate on the exercisability of the Options held by the Optionholder, provided that no Option shall remain exercisable beyond the expiration of the original term of the Option. Notwithstanding the foregoing, the Committee may, at any time prior to any termination of such employment or service, determine in its sole discretion that the exercise of any Option after termination of such employment or other relationship with the Company shall be subject to satisfaction of the conditions precedent that the Optionholder refrain from engaging, directly or indirectly, in any activity which is competitive with any activity of the Company or any of its Affiliates thereof and from otherwise acting, either prior to or after termination of such employment or other relationship, in any manner inimical or in any way contrary to the best interests of the Company and that the Optionholder furnish to the Company such information with respect to the satisfaction of the foregoing condition precedent as the Committee shall reasonably request.

        (k)   An Optionholder under the Plan may make written designation of a beneficiary on forms prescribed by and filed with the Secretary of the Company. Such beneficiary, or if no such designation of any beneficiary has been made, the legal representative of such Optionholder or such other person entitled thereto as determined by a court of competent jurisdiction, may exercise, in accordance with and subject to the provisions of this Section 7, any unterminated and unexpired Option granted to such Optionholder to the same extent that the Optionholder himself or herself could have exercised such Option were he alive or able; provided, however, that no Option granted under the Plan shall be exercisable for more shares of Stock than the Optionholder could have purchased thereunder on the date his or her employment by, or other relationship with, the Company and its Affiliates was terminated.

        (l)    Notwithstanding anything to the contrary in this Section 7, Incentive Stock Options shall be subject to the following requirements:

            (i)  If an Incentive Stock Option is granted to a Grantee who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation, the Option shall expire not more than five years after the date the Option is granted and the exercise price shall be not less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted.

           (ii)  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

          (iii)  To the extent the aggregate Fair Market Value (determined as of the date the Option is granted) of Stock for which Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under all plans of the Company, a Parent Corporation or a Subsidiary Corporation) exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options.

        (m)  Notwithstanding anything to the contrary in this Section 7, if an Option is granted to an Employee with respect to whom Stock does not constitute "service recipient stock" (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)), the Option shall comply with Code Section 409A to the extent applicable.

8.
RESTRICTED AWARDS.

        (a)   A Restricted Award is an Award of Stock ("Restricted Stock") or hypothetical shares of Stock ("Restricted Stock Units") having a value equal to the Fair Market Value of an identical number of shares of Stock, which may, but need not, provide that such Restricted Award will be subject to forfeiture and may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the "Restricted Period") as the Committee shall determine. In the discretion of the Committee, a Restricted Award may be granted as a Performance Compensation Award under Section 13.

        (b)   Each Grantee granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Grantee pending the release of the applicable restrictions, the Committee may require the Grantee to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Grantee shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Grantee generally shall have the rights and privileges of a Class P common stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and Stock dividends with respect to the Restricted Stock may be either currently paid to the Grantee or withheld by the Company for the Grantee's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or Stock dividends so withheld by the Committee and attributable to any particular share of Stock (and earnings thereon, if applicable) shall be distributed to the Grantee in cash or, at the discretion of the Committee, in Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Stock and, if such Stock is forfeited, the Grantee shall have no right to such dividends.

        (c)   The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award Agreement. No Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Stock) may be credited with cash distributions and Stock dividends paid by the Company in respect of one share of Stock ("Dividend Equivalents"). At the discretion of the Committee, Dividend Equivalents may be either currently paid to the Grantee or withheld by the Company for the Grantee's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Grantee's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Grantee upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Grantee shall have no right to such Dividend Equivalents.

        (d)   Restricted Stock awarded to a Grantee shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Grantee shall not be entitled to delivery of the Stock certificate; (B) the Stock shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the Stock shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares of Stock are forfeited, the Stock certificates shall be returned to the Company, and all rights of the Grantee to such shares of Stock and as a stockholder with respect to such shares of Stock shall terminate without further obligation on the part of the Company.

        (e)   Restricted Stock Units awarded to any Grantee shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Grantee to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

        (f)    Upon termination of employment with or service to the Company or any of its Affiliates (including by reason of such Affiliate ceasing to be an Affiliate of the Company), during the applicable Restricted Period, Restricted Stock and Restricted Stock Units shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture restrictions of Restricted Stock or Restricted Stock Units.

        (g)   Unless otherwise determined by the Committee or set forth in the applicable Award Agreement, upon a Change in Control of the Company, all Restricted Stock and Restricted Stock Units shall become immediately vested and all restrictions with respect thereto shall lapse, other than restrictions on transfer imposed under the federal securities laws.

        (h)   With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

        (i)    Upon the expiration of the Restricted Period with respect to any Restricted Stock, the restrictions set forth in this Section 8 and the applicable Award Agreement shall be of no further force or effect with respect to such Stock, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Grantee, or his beneficiary, without charge, the Stock certificate evidencing the Restricted Stock which has not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share of Stock) and any cash distributions or Stock dividends credited to the Grantee's account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Grantee, or his beneficiary, without charge, one share of Stock for each such outstanding Restricted Stock Unit ("Vested Unit") and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8(c) hereof and the interest thereon or, at the discretion of the Committee, in Stock having a Fair Market Value equal to such Dividend Equivalents' interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Stock in lieu of delivering only Stock for Vested Units. If a cash payment is made in lieu of delivering Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.

        (j)    Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in the form the Company deems appropriate.

9.     STOCK APPRECIATION RIGHTS.

        (a)   A Stock Appreciation Right means the right pursuant to an Award granted under this Section 9 to receive an amount set forth in paragraph (e) below upon the exercise of the Award. Stock Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Option granted under the Plan ("Related Stock Appreciation Rights"). The Committee shall determine the Grantee to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made; the number of shares of Stock to be subject to the Stock Appreciation Right; the exercise price per share of Stock ("SAR exercise price"); and all other conditions of Stock Appreciation Rights. No Related Stock Appreciation Right may be granted for more shares of Stock than are subject to the Option to which it relates. A Stock Appreciation Right must be granted with an SAR exercise price not less than the Fair Market Value of a share of Stock on the Date of Grant. The number of shares of Stock subject to the Stock Appreciation Right must be fixed on the Date of Grant of the Stock Appreciation Right, and the right must not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right. The provisions of Stock Appreciation Rights need not be the same with respect to each Grantee. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 9 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, as set forth in the applicable Award Agreement.

        (b)   The Grantee of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company. Grantees who are granted Stock Appreciation Rights shall have no rights as common stockholders of the Company with respect to the grant or exercise of such rights.

        (c)   Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant.

        (d)   Related Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 9 of the Plan.

        (e)   Upon exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive from the Company an amount equal to the product of (i) the excess of the Fair Market Value, on the date of exercise, of one share of Stock over the SAR exercise price per share of Stock specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares of Stock for which such Stock Appreciation Right is exercised. Payment with respect to the exercise of a Stock Appreciation Right that is not subject to Code Section 409A shall be paid on the date of exercise. Payment with respect to the exercise of a Stock Appreciation Right that is subject to Code Section 409A shall be paid at the time specified in the Award in accordance with the provisions of Section 9(k). Payment may be made in the form of Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee. Fractional shares of Stock resulting from the exercise of a Stock Appreciation Right pursuant to this Section 9 shall be settled in cash.

        (f)    The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Stock on the Date of Grant of such Stock Appreciation Right. A Related Stock Appreciation Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share of Stock thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 9(a) are satisfied.

        (g)   Upon any exercise of a Related Stock Appreciation Right, the number of shares of Stock for which the related Option shall be exercisable shall be reduced by the number of shares of Stock for which the Stock Appreciation Right shall have been exercised. The number of shares of Stock for which a Related Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of the related Option by the number of shares of Stock for which such Option shall have been exercised.

        (h)   Unless otherwise determined by the Committee or set forth in an applicable Award Agreement, upon a Change in Control of the Company, all Stock Appreciation Rights shall become immediately vested and exercisable.

        (i)    Stock Appreciation Rights shall be transferable only when and to the extent that an Option would be transferable under Section 7 of the Plan.

        (j)    Each individual Award Agreement shall describe the effect of the Grantee's termination of employment or service with the Company or an Affiliate on the exercisability of the Stock Appreciation Rights held by the Grantee, provided that no Stock Appreciation Right shall remain exercisable beyond the expiration of the original term of the Stock Appreciation Right. Notwithstanding the foregoing, the Committee may, at any time prior to any termination of such employment or service, determine in its sole discretion that the exercise of any Stock Appreciation Right after termination of such employment or other relationship with the Company shall be subject to satisfaction of the conditions precedent that the Grantee refrain from engaging, directly or indirectly, in any activity which is competitive with any activity of the Company or any of its Affiliates thereof and from otherwise acting, either prior to or after termination of such employment or other relationship, in any manner inimical or in any way contrary to the best interests of the Company and that the Grantee furnish to the Company such information with respect to the satisfaction of the foregoing condition precedent as the Committee shall reasonably request.

        (k)   A Stock Appreciation Right that is subject to Code Section 409A shall satisfy the requirements of this Section 9(k) and the additional conditions applicable to nonqualified deferred compensation under Code Section 409A. The requirements herein shall apply in the event any Stock Appreciation Right under this Plan is granted with an SAR exercise price less than the Fair Market Value of the Stock underlying the Award on the date the Stock Appreciation Right is granted (regardless of whether or not such SAR exercise price is intentionally or unintentionally priced at less than Fair Market Value, or is materially modified at a time when the Fair Market Value exceeds the SAR exercise price), is granted to an Employee with respect to whom Stock does not constitute "service recipient stock" (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)), or is otherwise determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A. Any such Stock Appreciation Right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise shall be limited to fixing the measurement of the amount, if any, by which the Fair Market Value of a share of Stock on the date of exercise exceeds the SAR exercise price (the "SAR Amount"). However, once the Stock Appreciation Right is exercised, the SAR Amount may be paid only on the fixed time, payment schedule or other event specified in the governing written instrument.

10.   OTHER STOCK-BASED AWARDS.

        (a)   The Committee is authorized to grant Awards to Grantee in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. Other Stock-Based Awards shall include a right or other interest granted to a Grantee under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock, including but not limited to dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as determined by the Committee. The Committee shall determine the terms and conditions of such Other Stock-Based Awards, consistent with the terms of the Plan, at the Date of Grant or thereafter, including any Performance Goals and Performance Periods. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee shall determine, subject to any required corporate action.

        (b)   Unless otherwise determined by the Committee, any Other Stock-Based Award shall become immediately vested upon a Change in Control.

11.   ADJUSTMENT OF AND CHANGES IN CAPITALIZATION.

        (a)   In the event that the outstanding shares of Stock shall be changed in number or class or the capital structure of the Company shall be changed by reason of stock splits, reverse stock splits, split-ups, spin-offs, combinations, mergers, consolidations, recapitalizations, or by reason of Stock dividends or other relevant changes in capitalization, the number or class of shares of Stock which thereafter may be issued pursuant to Awards granted under the Plan, both in the aggregate and as to any individual, and the number and class of shares of Stock then subject to Awards theretofore granted and the price per share of Stock payable upon exercise of such Award shall be adjusted so as to reflect such change to the extent necessary to preserve the economic intent of such Awards, all as determined by the Committee. In the event there shall be any other change in the number or kind of the outstanding shares of Stock, or of any stock or other securities or property into which such shares of Stock shall have been changed, or for which it shall have been exchanged, then if the Committee shall determine that such change equitably requires an adjustment in any outstanding Award theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination. Any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 or, unless the Committee determines that such adjustment is in the best interests of the Company and its Affiliates, otherwise result in a violation of Code Section 409A or the disqualification of any Incentive Stock Option. Further, with respect to Awards intended to qualify as "performance-based compensation" under Code Section 162(m), such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions shall be made.

        (b)   Notice of any adjustment shall be given by the Company to each Grantee with an Award which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

        (c)   Fractional shares of Stock resulting from any adjustment of Awards pursuant to this Section 11 may be settled in cash or otherwise as the Committee may determine.

        (d)   Notwithstanding the above, in the event of any of the following: (i) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity or outstanding Awards are not to be assumed upon consummation of the proposed transaction; (ii) all or substantially all of the assets of the Company are acquired by another person; (iii) the reorganization or liquidation of the Company; or (iv) the Company shall enter into a written agreement to undergo an event described in clause (i), (ii) or (iii) above, then the Committee may, in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash, stock or other property, or any combination thereof, the value of such Awards based upon the price per share of Stock received or to be received by other common stockholders of the Company in the event. The terms of this Section 11 may be varied by the Committee in any particular Award Agreement.

        (e)   In the event of a Change in Control, the Committee, in its discretion, may take any action with respect to outstanding Awards that it deems appropriate, which action may vary among Awards granted to individual Grantees; provided, however, that such action shall not reduce the value of an Award. In particular, with respect to Options, the actions the Committee may take upon a Change in Control include, but are not limited to, the following: (i) accelerating the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionholders thereunder shall terminate, (ii) requiring the mandatory surrender to the Company by selected Optionholders of some or all of the outstanding Options held by such Optionholders (irrespective of whether such Options are then exercisable) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each such Optionholder an amount of cash per share equal to the excess, if any, of the Change in Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change in Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (iv) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of Stock or other securities or property (including, without limitation, cash) to which the Optionholder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionholder had been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this paragraph shall not terminate any rights of a Grantee to further payments pursuant to any other agreement with the Company with respect to a Change in Control.

12.   SECURITIES ACTS REQUIREMENTS.

        (a)   No Option granted pursuant to the Plan shall be exercisable in whole or in part, and the Company shall not be obligated to sell any Stock subject to any such Option, if such exercise and sale or issuance would, in the opinion of counsel for the Company, violate the Securities Act or other Federal or state statutes having similar requirements, as they may be in effect at that time; and each Option shall be subject to the further requirement that, at any time that the Committee shall determine, in their respective discretion, that the listing, registration or qualification of the Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance of Stock thereunder, such Option may not be exercised or issued, as the case may be, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        (b)   As a condition to the issuance of any Award that may be settled in Stock under the Plan, the Committee may require the Grantee to furnish a written representation that he or she is acquiring such Award for investment and not with a view to distribution of the Stock to the public and a written agreement restricting the transferability of the Stock of such Award, and may affix a restrictive legend or legends on the face of the certificate representing such Stock. Such representation, agreement and/or legend shall be required only in cases where in the opinion of the Committee and counsel for the Company, it is necessary to enable the Company to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements, and any stockholder who gives such representation and agreement shall be released from it and the legend removed at such time as the shares of Stock to which they applied are registered or qualified pursuant to the Securities Act or other Federal or state statutes having similar requirements, or at such other time as, in the opinion of the Committee and counsel for the Company, the representation and agreement and legend cease to be necessary to enable the Company to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements.

13.   PERFORMANCE-BASED COMPENSATION.

        (a)   The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Stock on the Date of Grant), to designate such Award or a portion of such Award as a "Performance Compensation Award" in order to qualify such Award as "performance-based compensation" under Code Section 162(m).

        (b)   The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)) which Grantees will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Grantee eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Grantee to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Grantee becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 13. Moreover, designation of a Grantee eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Grantee eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Grantee eligible to receive an Award hereunder shall not require designation of any other person as a Grantee eligible to receive an Award hereunder in such period or in any other period.

        (c)   With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 13(c) and record the same in writing.

        (d)   Payment of Performance Compensation Awards.

            (i)  Unless otherwise provided in the applicable Award Agreement, a Grantee must be employed by the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

           (ii)  A Grantee shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the applicable Performance Goals are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Grantee's Performance Compensation Award has been earned for the Performance Period.

          (iii)  Following the completion of a Performance Period and prior to the payment of any Performance Compensation Award, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the Performance Period based upon the Performance Formula. The Committee shall then determine the actual size of each Grantee's Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 13(d)(iv) hereof, if and when it deems appropriate.

          (iv)  In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. With respect to any Performance Compensation Award intended to constitute "performance-based compensation" under Code Section 162(m), the Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; (B) increase a Performance Compensation Award above the maximum amount payable under Section 13(d)(vi) of the Plan; or (C) cause an increase in a Grantee's Performance Compensation Award as a result of the use of Negative Discretion with respect to another Grantee's Performance Compensation Award. In addition, if a Performance Compensation Award is based, in whole or in part, on a percentage of a Grantee's salary, base pay or other compensation, the maximum amount of the Performance Compensation Award must be fixed at the time the Performance Goals are established. Notwithstanding the foregoing, an Award Agreement may provide that a Performance Compensation Award may be payable upon death, disability or change of ownership or control prior to the attainment of the Performance Goals, provided that any such Award will not constitute "performance-based compensation" under Code Section 162(m) to the extent the Award is actually paid prior to the attainment of the Performance Goals.

           (v)  Performance Compensation Awards granted for a Performance Period shall be paid to Grantees as soon as administratively practicable following completion of the certifications required by this Section 13.

          (vi)  With respect to Performance Compensation Awards, Options and Stock Appreciation Rights intended to constitute "performance-based compensation" under Code Section 162(m), subject to the adjustment provisions of Section 11, notwithstanding any provision contained in this Plan to the contrary, (A) no more than 3,000,000 shares of Stock may be subject to Options granted under the Plan to any one individual during any five (5) consecutive year period, (B) no more than 3,000,000 shares of Stock may be subject to Stock Appreciation Rights granted under the Plan to any one individual during any five (5) consecutive year period, (C) no more than 2,000,000 shares of Restricted Stock may be granted under the Plan to any one individual during any five (5) consecutive year period, (D) no more than 2,000,000 shares of Stock may be subject to Restricted Stock Units granted under the Plan to any one individual during any five (5) consecutive year period, and (E) no more than 2,000,000 shares of Stock may be subject to Other Stock-Based Awards granted under the Plan to any one individual during any five (5) consecutive year period.

         (vii)  With respect to Restricted Stock and Restricted Stock Units that are intended to constitute "performance-based compensation" under Code Section 162(m), the Committee has the discretion to determine whether dividends on such Restricted Stock and Dividend Equivalents on such Restricted Stock Units are intended to constitute "performance-based compensation." If any dividends or Dividend Equivalents are so intended, such dividends or Dividend Equivalents must satisfy the requirements of Code Section 162(m) separately from the underlying Restricted Awards.

        (viii)  If, after the attainment of the applicable Performance Goals, payment of a Performance Compensation Award in cash is accelerated to an earlier date, the amount paid will be discounted to reasonably reflect the time value of money. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in Stock, by an amount greater than the appreciation of a share of Stock from the date such Award is deferred to the payment date.

          (ix)  With respect to any Performance Compensation Award intended to constitute "performance-based compensation" under Code Section 162(m), no amount shall be paid unless the shareholder approval requirements under Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(4) or any successor to such statute and regulation have been satisfied.

14.    WITHHOLDING OBLIGATIONS.    To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Grantee may satisfy any federal, state, provincial or local tax withholding obligation relating to the exercise or acquisition of Stock under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Grantee by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable to the Grantee as a result of the exercise or acquisition of Stock under the Award, provided, however, that no shares of Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Stock.

15.   AMENDMENT OF THE PLAN AND AWARDS.

        (a)   The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. However, the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and, except as provided in Section 11 relating to adjustments upon changes in Stock and Section 15(c), no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable laws, rules, regulations or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated, but Awards theretofore granted may extend beyond the date of Plan suspension or termination.

        (b)   It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees and Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A and/or to bring the Plan and/or Awards granted under it into compliance therewith.

        (c)   Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee's consent in writing. All changes described in this paragraph are at the sole discretion of the Board, may be made at any time, and may have a retroactive effective date.

        (d)   The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Grantee and (b) the Grantee consents in writing.

16.   GENERAL PROVISIONS.

        (a)    No Employment or Other Service Rights.    Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Grantee any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, or (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (b)    Code Section 409A.    The Plan and each Award granted hereunder is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan or an Award that are due within the "short-term deferral period," as described in Code Section 409A and the regulations and other guidance issued thereunder, shall not be treated as nonqualified deferred compensation unless applicable laws require otherwise. If the Board (or its delegate) determines in its discretion that an Award is determined to be "nonqualified deferred compensation" subject to Code Section 409A, and that the Grantee is a "specified employee" as defined in Code Section 409A(a)(2)(B)(i) and the regulations and other guidance issued thereunder, then any amounts that would otherwise by payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee's separation from service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee's separation from service (or the Grantee's death, if earlier). Notwithstanding any other provision contained herein, terms such as "termination of service," "termination of employment" and "termination of engagement" shall mean a "separation from service" within the meaning of Code Section 409A, to the extent any exercise or distribution hereunder could be deemed "nonqualified deferred compensation" for purposes thereof. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company nor the Committee will have any liability to any Grantee for such tax or penalty.

        (c)    Section 16.    It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Grantees will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16(c), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

        (d)    Code Section 162(m).    To the extent the Committee issues any Award that is intended to be exempt from the application of Code Section 162(m), the Committee may, without stockholder or Grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Code Section 162(m) required to preserve the Company's federal income tax deduction for compensation paid pursuant to any such Award. If any provision of the Plan would disqualify the Plan or an Award, is not consistent with Code Section 162(m) or the regulations or formal Internal Revenue Service guidance issued thereunder, or would not otherwise permit the Plan or an Award to comply with Code Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to and be consistent with the requirements or provisions of Code Section 162(m) or the regulations or formal Internal Revenue Service guidance issued thereunder.

        (e)    Unfunded Plan.    The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

        (f)    Severability.    If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

17.    CHANGES IN LAW.    The Board may amend the Plan and any outstanding Awards granted thereunder in such respects as the Board shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Awards any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or Rules or Regulations of the Internal Revenue Service or any other federal or state governmental agency enacted or promulgated after the adoption of the Plan.

18.    CLAWBACKS.    To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

19.   LEGAL MATTERS.

        (a)   Every right of action by or on behalf of the Company or by any stockholder against any past, present or future member of the Board, officer or employee of the Company arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought and irrespective of the place of residence of any such Grantee, cease and be barred by the expiration of three years from whichever is the later of (i) the date of the act or omission in respect of which such right of action arises, or (ii) the first date upon which there has been made generally available to stockholders an annual report of the Company and a proxy statement for the annual meeting of stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate number of shares of Stock for which Awards were granted; and any and all rights of action by any employee or executive of the Company (past, present or future) against the Company arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

        (b)   This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Texas, applied without giving effect to any conflicts-of-law principles, and construed accordingly.

20.    ELECTRONIC DELIVERY AND ACCEPTANCE.    The Company may, in its sole discretion, deliver any documents related to the Award by electronic means. To participate in the Plan, a Grantee consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

21.    FOREIGN EMPLOYEES.    Without the amendment of this Plan, the Board may provide for the participation in the Plan by employees who are subject to the laws of foreign countries or jurisdictions, and such participation may be on such terms and conditions different from those specified in this Plan as may be administratively necessary or necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Board or its designee may make such modifications, amendments, procedures, subprograms and the like as may be necessary or advisable to comply with the provisions of laws of other countries or jurisdictions in which Affiliates operate or have employees.

ANNEX B

AMENDED AND RESTATED
ANNUAL INCENTIVE PLAN
OF
KINDER MORGAN, INC.

ARTICLE 1.
GENERAL

1.1.  Purpose

        The Amended and Restated Annual Incentive Plan (the "Plan") of Kinder Morgan, Inc. (the "Company") is intended to advance the best interests of the Company and its Affiliates by providing certain employees with additional incentives through the discretionary payment of bonuses based on the performance of the Company and/or the employees relating to specified objective financial and business criteria, thereby increasing the personal stake of such employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company. The Plan shall provide for Awards (as defined below) to executives (the "Executive Sub-Plan") and non-executives (the "Non-Executive Sub-Plan").

        The Plan was originally adopted by the Board as the Annual Incentive Plan of Kinder Morgan, Inc., effective as of January 1, 2011. The Plan was amended and restated as the Amended and Restated Annual Incentive Plan of Kinder Morgan, Inc. by the Board on January 21, 2015, subject to approval by the Company's stockholders at the 2015 annual stockholders meeting.

1.2.  Definitions

        (a)   "Affiliate" means any entity in which the Company has a direct or indirect ownership interest; provided, that, for purposes of the definition of "Change in Control," "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used in this definition of "Affiliate," referred to in the last proviso of the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        (b)   "Award" means any award granted under the Plan to an Eligible Employee by the Committee subject to such terms and conditions as the Committee may establish under the terms of the Plan.

        (c)   "Benefit Plan" means any employee benefit plan of the Company or any subsidiary of the Company, and any trust or Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, which plan, trust or Person was maintained prior to a Change in Control.

        (d)   "Board" means the Board of Directors of the Company.

        (e)   "Bonus Opportunity" means a cash amount established with respect to an Executive Sub-Plan Award, which will form the basis for determining the amount payable under such Award, subject to the level of achievement of the applicable Performance Goals.

        (f)    "Change in Control" means:

            (i)  the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder, in a single transaction or a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction;

           (ii)  a sale, merger or similar transaction or related series of transactions involving the Company, as a result of which the Permitted Holder does not hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or related series of transactions; provided, however, that such sale, merger or similar transaction shall not constitute a Change in Control in the event that, following such sale, merger or similar transaction (a) the Permitted Holder continues to own at least 35% of the voting power of the Company (or the surviving or resulting entity thereof), (b) no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) owns more than 35% of the voting power of the Company (or the surviving or resulting entity thereof), and (c) either Richard D. Kinder or C. Park Shaper is a senior executive officer of the Company (or the surviving or resulting entity thereof);

          (iii)  the sale or transfer of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, in any case, other than to an entity of which more than 50% of the voting power is held (either directly or indirectly) by the Permitted Holder or by Persons who held (either directly or indirectly) more than 50% of the voting power of the Company immediately prior to such transaction (or in each case their Affiliates);

          (iv)  during any period of two consecutive years following the closing of the IPO, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority of the Board then in office; or

           (v)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

          Notwithstanding the foregoing, with respect to (A) Awards granted on or after the Effective Date, and (B) to the extent that an event would not constitute a Change in Control under the preceding definition but would constitute a Change in Control under the following definition, Awards granted prior to the Effective Date, "Change in Control" means:

            (i)  the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 20% of either the then outstanding shares of common stock of the Company or the total voting power of the then outstanding Voting Stock of the Company; provided that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly or indirectly by the Company; (b) any acquisition directly from the Company; (c) any acquisition by a Benefit Plan; or (d) any reorganization, merger, consolidation, sale or similar transaction or series of related transactions which complies with clauses (a), (b) and (c) of clause (ii) of this definition of Change in Control;

           (ii)  a reorganization, merger or consolidation involving the Company, or sale of all or substantially all of the assets of the Company, or similar transaction or series of related transactions, in each case, unless, following such reorganization, merger, consolidation, sale or transaction, (a) 50% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, consolidation, sale or transaction (including an entity or ultimate parent of an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company) and of the combined voting power of the then outstanding Voting Stock of such corporation or other entity are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding common stock of the Company immediately prior to such reorganization, merger, consolidation, sale or transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, sale or transaction, of the outstanding common stock of the Company; (b) no Person (excluding the Permitted Holder or a Benefit Plan or any Person beneficially owning, immediately prior to such reorganization, merger, consolidation, sale or transaction, directly or indirectly, 20% or more of the common stock of the Company then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation, or common equity securities of such entity other than a corporation, resulting from such reorganization, merger, consolidation, sale or transaction or the combined voting power of the then outstanding Voting Stock of such corporation or other entity; and (c) at least a majority of the members of the board of directors of the corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, resulting from such reorganization, merger, consolidation, sale or transaction were members of the Incumbent Board (defined below) at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, consolidation, sale or transaction;

          (iii)  individuals who as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board then in office; provided that the Incumbent Board (a) shall include, except as provided in clause (b), any individual becoming a director after the Effective Date whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board, and (b) shall exclude any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation; and

          (iv)  the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

        Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Code Section 409A and payment of the Award pursuant to the application of the definition of "Change in Control" above would cause such Award not to otherwise comply with Code Section 409A, payment of an Award may occur upon a "Change in Control" only to the extent that the event constitutes a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company under Code Section 409A and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

        (g)   "Code" means the Internal Revenue Code of 1986, as amended.

        (h)   "Committee" means the Board or the Compensation Committee, as administrator of the Plan.

        (i)    "Compensation Committee" means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 1.3(c).

        (j)    "Covered Employee" has the same meaning as set forth in Code Section 162(m)(3), as interpreted by Internal Revenue Service Notice 2007-49.

        (k)   "Effective Date" means the date the Plan is approved by the Company's stockholders pursuant to Section 3.7 hereof.

        (l)    "Eligible Employee" means any employee of the Company or its Affiliates, except (i) an employee who is included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under this Plan, and (ii) a director who is not an employee of the Company or its Affiliates.

        (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (n)   "IPO" means the initial underwritten public offering of Stock for cash pursuant to a registration statement filed under the Securities Act reasonably promptly after approval of the Plan by the Company's stockholders.

        (o)   "Mandatory Minimum" means the minimum amount of bonus to be paid under the Plan for each calendar year, as determined by the Committee pursuant to Section 2.7.

        (p)   "Outside Director" means a Director who is an "outside director" within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

        (q)   "Participant" means an Eligible Employee who has been granted an Award under the Plan.

        (r)   "Performance Criteria" means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Year with respect to any Award under the Executive Sub-Plan. The Performance Criteria that will be used to establish such Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company and/or an Affiliate (or a division, business unit or operational unit thereof) and shall be limited to the following:

            (i)  the price of a share of Stock or of the equities of a subsidiary or business unit designated by the Committee;

           (ii)  the earnings per share of Stock of the Company or earnings per share of a subsidiary or business unit designated by the Committee;

          (iii)  the total stockholder or unitholder value of the Company or a subsidiary or business unit designated by the Committee;

          (iv)  dividends or distributions of the Company or a subsidiary or business unit designated by the Committee, on an aggregate basis or a per-share or per-unit basis;

           (v)  revenues of the Company or a subsidiary or business unit designated by the Committee;

          (vi)  debt/equity, interest coverage, or indebtedness/earnings before or after interest, taxes, depreciation and amortization ratios of the Company or a subsidiary or business unit designated by the Committee;

         (vii)  cash coverage ratio of the Company or a subsidiary or business unit designated by the Committee;

        (viii)  net income (before or after taxes) of the Company or a subsidiary or business unit designated by the Committee;

          (ix)  cash flow, cash flow return on investment or cash flow from operating activities of the Company or a subsidiary or business unit designated by the Committee;

           (x)  earnings before or after interest, taxes, depreciation, corporate charges and/or amortization of the Company or a subsidiary or business unit designated by the Committee;

          (xi)  unit revenues minus unit variable costs of the Company or a subsidiary or business unit designated by the Committee;

         (xii)  capital expenditures of the Company or a subsidiary or business unit designated by the Committee;

        (xiii)  operations and maintenance expense or general and administrative expense of the Company or a subsidiary or business unit designated by the Committee;

        (xiv)  safety record of the Company or a subsidiary or business unit designated by the Committee;

         (xv)  economic value added of the Company or a subsidiary or business unit designated by the Committee; or

        (xvi)  return on stockholders' or unitholders' equity, return on capital, return on assets or return on invested capital achieved by the Company or a subsidiary or business unit designated by the Committee.

        Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (xii) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Code Section 162(m), the Committee shall, within the first 90 days of a Performance Year (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Year. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

        (s)   "Performance Goals" means, for a Performance Year, one or more goals established by the Committee for the Performance Year based upon the Performance Criteria. The Performance Goals shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Committee. The Committee is authorized at any time during the first ninety (90) days of a Performance Year (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause an Award under the Executive Sub-Plan for the Performance Year to fail to qualify as Qualified Performance Based Compensation), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Year (provided, that if an Award is intended to constitute Qualified Performance Based Compensation, such adjustment or modification may be made only to the extent permitted under Code Section 162(m) and the regulations thereunder) in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

            (i)  asset write-downs;

           (ii)  litigation or claim judgments or settlements;

          (iii)  the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

          (iv)  any reorganization and restructuring programs;

           (v)  extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year;

          (vi)  acquisitions or divestitures;

         (vii)  any other specific unusual or nonrecurring events, or objectively determinable category thereof;

        (viii)  foreign exchange gains and losses; and

          (ix)  a change in the Company's fiscal year.

        (t)    "Performance Year" means, with respect to an Executive Sub-Plan Award, the calendar year within which the Performance Goals relating to that Award are to be achieved. With respect to a Non-Executive Sub-Plan Award, the Performance Year is the calendar year applicable to the Executive Sub-Plan except that, for non-exempt Eligible Employees, the Performance Year shall be the period containing all time worked and used to determine pay beginning with the first pay period that begins in November of the prior calendar year and ending in October of the calendar year applicable for the Executive Sub-Plan.

        (u)   "Permitted Holder" means Richard D. Kinder.

        (v)   "Person" means a natural person or an entity.

        (w)  "Qualified Performance Based Compensation" has the same meaning as set forth in Treasury Regulations Section 1.162-27(e).

        (x)   "Voting Stock" means, (i) with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of, or to appoint by contract, directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred) and (ii) with respect to an entity which is not a corporation, all securities of any class or series that are entitled to vote generally in the election of, or to appoint by contract, members of the body which is most analogous to the board of directors of a corporation.

1.3.  Administration Of The Plan

        (a)   The Plan shall be administered by the Board unless and until the Board delegates administration to a Compensation Committee, as provided in paragraph (c).

        (b)   The Board shall have the power and authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (iv) to delegate its authority to one or more officers of the Company with respect to awards that do not involve Covered Employees or "insiders"

within the meaning of Section 16 of the Exchange Act; (v) to determine when Awards are to be granted under the Plan; (vi) from time to time to select, subject to the limitations set forth in this Plan, those Eligible Employees to whom Awards shall be granted and to make any such grants; (vii) to prescribe the terms and conditions of each Award; (viii) to amend any outstanding Awards; (ix) to select the Performance Criteria that will be used to establish the Performance Goals for an Award granted under the Executive Sub-Plan; (x) to determine the duration and purpose of leaves of absences which may be granted to an Eligible Employee without constituting termination of his or her employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company's employment policies; (xi) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (xii) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and (xiii) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan.

        (c)   The Compensation Committee

            (i)  The Board may delegate administration of the Plan to a Compensation Committee of one or more members of the Board. If administration is delegated to a Compensation Committee, the Compensation Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board as described in paragraph (b) above, including the power to delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Compensation Committee at any time and revest in the Board the administration of the Plan. The members of the Compensation Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Compensation Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Compensation Committee. The Compensation Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Compensation Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

           (ii)  At such time as the Company is the issuer of any class of common equity securities required to be registered under Section 12 of the Exchange Act, the Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Code Section 162(m), if applicable. If the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee, the Compensation Committee shall be a compensation committee of the Board that at all times consists solely of two or more Outside Directors. Within the scope of such authority, the Board or the Compensation Committee may delegate to a committee that does not consist solely of two or more Outside Directors the authority to grant Awards to Eligible Employees who are either (x) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (y) not persons with respect to whom the Company wishes to grant Qualified Performance Based Compensation.

        (d)   The interpretation and construction of any provision of the Plan or of any Award granted under it by the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and directors, and the executives and employees of the Company and its Affiliates. No member of the Committee shall be liable to the Company, any stockholder, any Participant or any employee of the Company or its Affiliates for any action or determination made in good faith with respect to the Plan or any Award granted under it. No member of the Committee may vote on any Award to be granted to him or her.

        (e)   The expenses of administering the Plan shall be borne by the Company.

1.4.  Eligibility

        The Chairman and Chief Executive Officer of the Company ("Chairman") and all Eligible Employees identified by the Chairman who report directly to the office of the Chairman shall be eligible to participate in the Executive Sub-Plan. All other Eligible Employees shall be eligible to participate in the Non-Executive Sub-Plan.

1.5.  Awards Under The Plan

        The Committee shall designate the Eligible Employees, if any, to be granted Awards under the Plan. No employee shall be a Participant or be entitled to any payment hereunder unless such employee is designated as a Participant and granted an Award by the Committee. All Awards granted under the Plan shall be on the terms and subject to the conditions hereinafter provided.

1.6.  Other Compensation Programs

        The existence and terms of the Plan shall not limit the authority of the Board or the Committee in compensating employees of the Company or its Affiliates in such other forms and amounts, including compensation pursuant to any other plans as may be in effect currently or adopted in the future, as the Board or the Committee may determine from time to time.

ARTICLE 2.
TERMS AND CONDITIONS OF AWARDS

2.1.  Executive Sub-Plan

        (a)   Establishment Of Performance Goals And Bonus Opportunity

          Prior to or within 90 days after the commencement of each Performance Year (or no later than such earlier or later date as may be the applicable deadline for the establishment of Performance Goals permitting compensation payable for such Performance Year to qualify as Qualified Performance Based Compensation), the Committee shall establish written Performance Goals and a Bonus Opportunity for each Award granted to a Participant in the Executive Sub-Plan for such Performance Year. The Performance Goals shall be based on one or more Performance Criteria.

          At the time of establishing the Performance Goals for a Performance Year, the Committee shall specify (i) the formula, standard or method to be used in calculating the compensation payable to a Participant if the Performance Goals are obtained, and (ii) the individual employee or class of employees to which the formula, standard or method applies. The Bonus Opportunity shall be expressed as an amount of cash. The Committee may also specify a minimum acceptable level of achievement of the relevant Performance Goals, as well as one or more additional levels of achievement, and a formula to determine the percentage of the Bonus Opportunity deemed to have been earned by the Participant upon attainment of each such level of achievement, which percentage may exceed 100%. The Performance Goals and Bonus Opportunity relating to any particular Award need not be the same as those relating to any other Award, whether made at the same or a different time. If an Award that is intended to constitute Qualified Performance Based Compensation is based, in whole or in part, on a percentage of a Participant's salary, base pay or other compensation, the maximum amount of the Award must be fixed at the time the Performance Goals are established. Notwithstanding the terms of any Award, the maximum payout under this Plan to any individual for any Performance Year shall not exceed $3,000,000.

        (b)   Earning Of Award

          Promptly after the date on which the necessary information for a particular Performance Year becomes available, and prior to payment of any Award relating to such Performance Year, the Committee shall determine and shall certify in writing the extent to which the Bonus Opportunity for such Performance Year has been earned, through the achievement of the relevant Performance Goals, by each Participant for such Performance Year.

2.2.  Non-Executive Sub-Plan

        For each Performance Year, the Committee may grant Awards to Participants in the Non-Executive Sub-Plan. The Awards shall be determined by the Committee, in its sole discretion, based on recommendations made by the Company's management. Such recommendations may be based on a number of factors, or any combination of them, including, but not limited to, market data, Company performance, and the performance of individual Participants. The Committee shall have the sole discretion to determine whether any Eligible Employee will be designated a Participant and may be granted an Award.

2.3.  Discretionary Downward Adjustments

        At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award granted to any Participant for any reason or for no reason, including, without limitation, the Committee's judgment that the Performance Goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant's service for less than the entire Performance Year, for example. With respect to Awards that are intended to constitute Qualified Performance Based Compensation, the reduction or elimination of an Award for a Participant may not increase the amount of an Award to another Participant or otherwise cause the Award to fail to constitute Qualified Performance Based Compensation. In no event will the bonuses that are to be paid fall below the Mandatory Minimum amount described in Section 2.7.

2.4.  Distributions

        As soon as administratively feasible after the Committee has (i) determined and certified the extent to which the Bonus Opportunity relating to an Award under the Executive Sub-Plan has been earned pursuant to Section 2.1(b), or (ii) granted an Award under the Non-Executive Sub-Plan, such Award shall be distributed in one lump sum either in cash or in such other form of payment (for example, equity) that the Committee, in its discretion, may determine, provided that no such other form shall result in a deferral of compensation to which Code Section 409A applies.

2.5.  Change In Control

        Notwithstanding any other provision of this Plan (other than in the last sentence of this Section 2.5) or contained in any Award granted hereunder (including any provision for deferred payment thereof), upon the occurrence of a Change in Control, the Committee, in its discretion, may take any action with respect to outstanding Awards that it deems appropriate, which action may vary among Awards granted to individual Participants. In the event that such action is to distribute an Award, the Award shall be distributed in a lump sum no later than 30 days after the Change in Control. If a Change in Control occurs and, in connection with or as a result of such Change in Control, Richard D. Kinder no longer holds or does not continue to hold the office of Chairman of the Company, (i) each Participant under the Executive Sub-Plan shall be deemed to have earned 100% of the Bonus Opportunities contained in any outstanding Awards for which the determination described in Section 2.1(b) has not been made, or, if such determination described in Section 2.1(b) has been made, the full amount of the portion of the Bonus Opportunity which was determined to have been earned, (ii) each Participant under the Non-Executive Sub-Plan shall be deemed to have earned an Award equal to the Award most recently paid to such Participant under the Plan (or, if no Awards have yet been paid under the Plan, (A) an Award equal to the most recent award paid to such Participant under any prior Annual Incentive Plan, or (B) if such Participant has not received an award under any prior Annual Incentive Plan, an Award equal to the average Award paid to all similarly situated Participants under this clause (ii)), and (iii) the amount of such Bonus Opportunities or Awards under (i) or (ii), as applicable, shall be paid promptly (and no later than 30 days after the Change in Control) in a cash lump sum. Notwithstanding the foregoing, a Participant shall forfeit all rights to a distribution of an Award upon a Change in Control if the Participant ceases to be employed by the Company or an Affiliate for any reason prior to the date of the Change in Control.

2.6.  Termination of Employment

        Except in the case of a Participant's death under the circumstances described below or a payment made in connection with a Change in Control under Section 2.5, a Participant shall forfeit all rights to a distribution of an Award if the Participant ceases to be employed by the Company or an Affiliate for any reason prior to the date the Award is distributed. For greater certainty, the Participant ceases to be employed by the Company or an Affiliate on the later of the date on which the Participant receives written notice of termination or the last date on which the Participant provides services to the Company or Affiliate. Notwithstanding the foregoing, if a Participant's employment with the Company or an Affiliate ceases because of the Participant's death on or after January 1 of the calendar year immediately following the last day of a Performance Year and before the date an Award, if any, relating to such Performance Year is distributed to the Participant, the Participant shall not forfeit his or her rights to such Award and the Award, if any, shall be distributed in accordance with Sections 2.4 and 3.3.

2.7.  Approval of a Mandatory Minimum Bonus Amount to Be Paid Annually and Allocation of Forfeitures

        (a)   The Committee shall meet before the end of each calendar year and shall approve a "Mandatory Minimum" amount of bonus to be paid under the Plan for such calendar year which, in the Committee's discretion, shall be expressed as either (1) a dollar amount, or (2) a percentage of the aggregate Bonus Opportunities for all Plan Participants for the year as established by the Committee in Section 2.1(a).

        (b)   In the event the aggregate amount of bonus to be paid for a calendar year is tentatively determined to be less than the Mandatory Minimum due to forfeitures, forfeitures for the year equal to the difference between the Mandatory Minimum and the amount of bonus as tentatively determined to be paid shall be re-allocated to the group of Eligible Employees as the Committee deems appropriate; provided, however, that any re-allocation to a Participant who is a Covered Employee shall not cause the payment to such Participant for such year to exceed the amount determined under Section 2.1(a) for such Participant based on the actual level of achievement of the relevant Performance Goals for such year.

        (c)   The Committee shall, at or before the approval of the Mandatory Minimum, certify that the Performance Goals as established in Section 2.1(a) were in fact satisfied. In the event that the information is not available to certify that the Performance Goals were in fact satisfied, the Mandatory Minimum as approved by the Committee shall not include any payments to Covered Employees.

ARTICLE 3.
ADDITIONAL PROVISIONS

3.1.  Amendments

        The Board may, in its sole discretion, amend the Plan from time to time or terminate the Plan at any time. Any such amendment may be made without stockholder approval unless required to satisfy any applicable laws (including but not limited to Code Section 162(m)) or securities exchange rules. Notwithstanding this or any other provision of this Plan to the contrary, in connection with a Change in Control (a) neither the Committee nor the Board may adjust any Award in effect immediately prior to such Change in Control in a manner adverse to the Participant, and (b) the Board may not amend the provisions of this Plan relating to such Change in Control or any such Award in a manner adverse to a Participant, in either case without the consent of the affected Participant. In the event the Plan is terminated, the Plan shall remain in effect for purposes of administering the payment of Awards granted under the Plan until such payments have been completed.

3.2.  Withholding

        The Company shall have the right to withhold from any Award any federal, state, local or provincial income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

3.3.  Non-Assignability; Death Of Participant

        No Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. In the event of the death of a Participant, any payments due to such Participant shall be paid to his beneficiary designated in writing to the Committee, or, if none has been designated, to his estate.

3.4.  Non-Uniform Determinations

        Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the terms and provisions of such Awards; the relevant Performance Goals; the amount of Bonus Opportunity; and the amount of any downward adjustment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

3.5.  No Guarantee Of Employment

        The grant of an Award under the Plan shall not confer upon any person the right to continue in the employment of the Company or an Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

3.6.  Unfunded Status Of Awards; Creation Of Trusts

        The Plan is intended to constitute an "unfunded" plan. With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan, shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan; however, such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan. All payments to be made hereunder shall be paid from the general funds of the Company.

3.7.  Effective Date

        The effective date of the Plan as amended and restated by the Board on January 21, 2015 is the date the Plan is approved by the Company's stockholders at the 2015 annual stockholders meeting. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for reapproval at the times prescribed by Code Section 162(m) and the regulations thereunder.

3.8.  Clawbacks

        To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

3.9.  Code Section 162(m)

        It is intended that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Awards that are intended to constitute Qualified Performance Based Compensation. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Code Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Code Section 162(m).

3.10.  Code Section 409A

        The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.

3.11.  Severability

        If any of the provisions of the Plan or any Award is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

3.12.  Governing Law

        The Plan shall be construed, administered and enforced in accordance with the laws of Texas, applied without giving effect to any conflicts-of-law principles.

ANNEX C
FORM OF PROPOSED
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.
PURSUANT TO SECTIONS 242 AND 245 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        ~~The undersigned, acting as an incorporator of a corporation (hereinafter called~~ Kinder Morgan, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), ~~hereby adopts the following Certificate of Incorporation for the Company~~does hereby certify that:

          1.     The original Certificate of Incorporation of the Company (the "Original Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on February 10, 2011.

          2.     This Amended and Restated Certificate of Incorporation has been adopted and approved in accordance with Sections 242 and 245 of the DGCL, pursuant to which this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Company's Certificate of Incorporation.

          3.     The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

        FIRST:    The name of the Company is Kinder Morgan, Inc.

        SECOND:    The registered office of the Company in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent of the Company at such address is The Corporation Trust Company.1

        THIRD:    The purpose for which the Company is organized is to engage in any and all lawful act and activity for which corporations may be organized under the DGCL. The Company will have perpetual existence.

        FOURTH:    Shares.

        ~~A.    Authorized Shares~~

        The total number of shares of capital stock which the Company shall have authority to issue is ~~4,819,462,927~~4,010,000,000 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and ~~4,809,462,927~~4,000,000,000 shares shall be Class P common stock, par value $0.01 per share (the "Common Stock")~~, consisting of:~~.

          ~~(1)   4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");~~

          ~~(2)   707,000,000 shares of Class A Convertible Common Stock (the "Class A Common Stock"), which shall be divided into nine (9) different series (each, a "Class A Series"), as follows:~~

            ~~(a)   143,074,656 shares of Class A Common Stock shall be designated as Series A-1 Stock (the "Series A-1 Stock");~~

1
The Company previously changed its registered agent in the State of Delaware.

            ~~(b)   35,390,780 shares of Class A Common Stock shall be designated as Series A-2 Stock (the "Series A-2 Stock");~~

            ~~(c)   112,870,410 shares of Class A Common Stock shall be designated as Series A-3 Stock (the "Series A-3 Stock");~~

            ~~(d)   78,821,388 shares of Class A Common Stock shall be designated as Series A-4 Stock (the "Series A-4 Stock");~~

            ~~(e)   78,821,388 shares of Class A Common Stock shall be designated as Series A-5 Stock (the "Series A-5 Stock");~~

            ~~(f)    216,538,834 shares of Class A Common Stock shall be designated as Series A-6 Stock (the "Series A-6 Stock");~~

            ~~(g)   5,761,863 shares of Class A Common Stock shall be designated as Series A-7 Stock (the "Series A-7 Stock");~~

            ~~(h)   31,178,252 shares of Class A Common Stock shall be designated as Series A-8 Stock (the "Series A-8 Stock"); and~~

            ~~(i)    4,542,429 shares of Class A Common Stock shall be designated as Series A-9 Stock (the "Series A-9 Stock").~~

          ~~(3)   100,000,000 shares of Class B Convertible Common Stock (the "Class B Common Stock"), which shall be divided into nine (9) different series (each, a "Class B Series"), as follows:~~

            ~~(a)   20,236,868 shares of Class B Common Stock shall be designated as Series B-1 Stock (the "Series B-1 Stock");~~

            ~~(b)   5,005,768 shares of Class B Common Stock shall be designated as Series B-2 Stock (the "Series B-2 Stock");~~

            ~~(c)   15,964,697 shares of Class B Common Stock shall be designated as Series B-3 Stock (the "Series B-3 Stock");~~

            ~~(d)   11,148,711 shares of Class B Common Stock shall be designated as Series B-4 Stock (the "Series B-4 Stock");~~

            ~~(e)   11,148,711 shares of Class B Common Stock shall be designated as Series B-5 Stock (the "Series B-5 Stock");~~

            ~~(f)    30,627,841 shares of Class B Common Stock shall be designated as Series B-6 Stock (the "Series B-6 Stock");~~

            ~~(g)   814,974 shares of Class B Common Stock shall be designated as Series B-7 Stock (the "Series B-7 Stock");~~

            ~~(h)   4,409,937 shares of Class B Common Stock shall be designated as Series B-8 Stock (the "Series B-8 Stock"); and~~

            ~~(i)    642,493 shares of Class B Common Stock shall be designated as Series B-9 Stock (the "Series B-9 Stock").~~

  ~~Each Class B Series will be deemed to correspond to the Class A Series and the Class C Series designated by the same number, such that the Series B-1 Stock will be deemed to correspond to the Series A-1 Stock and the Series C-1 Stock, and each subsequently-numbered Class B Series will be deemed to correspond to the Class A Series and the Class C Series bearing the corresponding number.~~

          ~~(4)   2,462,927 shares of Class C Convertible Common Stock (the "Class C Common Stock"), which shall be divided into nine (9) different series (each, a "Class C Series"), as follows:~~

              ~~(a)   498,419 shares of Class C Common Stock shall be designated as Series C-1 Stock (the "Series C-1 Stock");~~

              ~~(b)   123,288 shares of Class C Common Stock shall be designated as Series C-2 Stock (the "Series C-2 Stock");~~

              ~~(c)   393,199 shares of Class C Common Stock shall be designated as Series C-3 Stock (the "Series C-3 Stock");~~

              ~~(d)   274,585 shares of Class C Common Stock shall be designated as Series C-4 Stock (the "Series C-4 Stock");~~

              ~~(e)   274,585 shares of Class C Common Stock shall be designated as Series C-5 Stock (the "Series C-5 Stock");~~

              ~~(f)    754,341 shares of Class C Common Stock shall be designated as Series C-6 Stock (the "Series C-6 Stock");~~

              ~~(g)   20,072 shares of Class C Common Stock shall be designated as Series C-7 Stock (the "Series C-7 Stock");~~

              ~~(h)   108,614 shares of Class C Common Stock shall be designated as Series C-8 Stock (the "Series C-8 Stock"); and~~

              ~~(i)    15,824 shares of Class C Common Stock shall be designated as Series C-9 Stock (the "Series C-9 Stock").~~

        ~~Each Class C Series will be deemed to correspond to the Class A Series and the Class B Series designated by the same number, such that the Series C-1 Stock will be deemed to correspond to the Series A-1 Stock and the Series B-1 Stock, and each subsequently-numbered Class C Series will be deemed to correspond to the Class A Series and the Class B Series bearing the corresponding number.~~

        ~~Certain capitalized terms used in this Certificate of Incorporation are defined in Section B of this Article Fourth. The shares of Common Stock shall have the rights, preferences and limitations set forth in Sections C, D, E and F of this Article Fourth. Except as otherwise set forth in Section D.2(a)(x) of this Article Fourth, references to the holders of shares of Common Stock shall mean the holders of shares of Common Stock as reflected on the books of the Company as of a specific date.~~

        Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the board of directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. All shares of a series of Preferred Stock shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the board of directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.

        [Note:    The provisions of Article Fourth, Sections B through J in the Original Certificate of Incorporation primarily relate to the former Class A, B and C Common Stock and are either deleted from or, as indicated, moved to a different location in the Amended and Restated Certificate of Incorporation. For ease of reading, such provisions are not reproduced here. Such provisions can be found in the Original Certificate of Incorporation filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.]

        Except as otherwise required by applicable law or as otherwise set forth herein, each ~~Class P Shareholder~~ holder of Common Stock shall be entitled to one (1) vote for each ~~Class P Share~~ share of Common Stock standing in its name on the books of the Company ~~and shall vote together (a) with the Class A Shareholders, Class B Shareholders and Class C Shareholders as a single class with respect to the election of directors and (b) with the Class A Shareholders as a single class on all other~~ on all matters to be voted on by the Company's stockholders. Any vote or similar action required or permitted to be taken by the holders of ~~Class P Shares~~ Common Stock of the Company must be effected at a duly called annual or special meeting of holders of shares of Common Stock of the Company entitled to vote or take similar action with respect to a particular corporate action, including the election of directors, and may not be effected by any consent in writing by such holders of shares of Common Stock.

        ~~When~~ Subject to any prior rights of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends and other distributions in cash, property or securities, when and if declared by the board of directors of the Company out of assets legally available therefor, ~~and subject to any prior rights of Preferred Stock, the Class P Shareholders shall be entitled to receive, as a class, the percentage of any Distribution equal to the Class P Distribution Percentage as of the record date for such Distribution. The amount of any such Distribution to be received by the Class P Shareholders shall~~ such dividends or other distributions to be distributed ratably, ~~among the Class P Shareholders as of the record date for such Distribution,~~ on a per share basis.2

        ~~FIFTH:    The name and mailing address of the incorporator of the Company is Brandy L. Treadway, c/o Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201.~~

        ~~SIXTH:~~FIFTH:    The number of directors constituting the ~~initial~~ board of directors ~~is thirteen (13) and may be adjusted as~~shall be fixed by, or in the manner provided in, the bylaws of the Company. ~~The names and mailing addresses of the individuals who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are Richard D. Kinder, C. Park Shaper, Steven J. Kean, Henry Cornell, Michael Miller, Michael C. Morgan, Kenneth A. Pontarelli, Fayez Sarofim, John Stokes, R. Baran Tekkora and Glenn A. Youngkin, 500 Dallas Street, Suite 1000, Houston, Texas 77002.~~

        ~~SEVENTH:~~SIXTH:    Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.

        ~~EIGHTH~~SEVENTH:    In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors of the Company is expressly authorized to adopt, amend, and repeal the bylaws of the Company or adopt new bylaws without any action on the part of the stockholders, in each case subject to the requirements and procedures, if any, set forth in the bylaws of the Company; provided that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders. Any amendment or repeal of the bylaws of the Company (or adoption of new bylaws) by action of the stockholders must be approved by the vote of shares representing at least 66 2/3% of the voting power of all shares entitled to vote for the election of directors.

2
The preceding two paragraphs were moved from elsewhere within Article Fourth of the Original Certificate of Incorporation, and the indicated changes were made.

        ~~NINTH~~EIGHTH:    Indemnification.

        A.    The Company shall indemnify any individual who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Company or (b) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan, or other enterprise, at any time during which this Amended and Restated Certificate of Incorporation is, or the Original Certificate of Incorporation was, in effect (whether or not such individual continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), and whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in such other capacity while serving as an a director or officer, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Company to provide greater indemnification rights than said law permitted the Company to provide prior to such amendment or modification) against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such individual in connection therewith. Such indemnification shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

        B.    The indemnification permitted by this Article ~~Ninth~~Eighth shall be a contract right and as such shall run from the Company (and any successor of the Company by operation of law or otherwise) to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this Article ~~Ninth~~Eighth is in effect. Any repeal or amendment of this Article ~~Ninth~~Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article ~~Ninth~~Eighth.

        C.    To obtain indemnification under this Amended and Restated Certificate of Incorporation, a claimant shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the board of directors by a majority vote of a quorum of the board of directors consisting of Disinterested Directors (as hereinafter defined) or by a committee of Disinterested Directors appointed by a majority vote of the board of directors, or (ii) if a quorum of the board of directors consisting of Disinterested Directors or a committee of Disinterested Directors is not obtainable or, even if obtainable, such quorum or committee of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors or a committee of Disinterested Directors so directs, by a majority vote of the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the claimant (subject to the consent of the board of directors by a majority vote, not to be unreasonably withheld or delayed) unless the claimant shall request that such selection be made by the board of directors by a majority vote. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) calendar days after such determination. A "Disinterested Director" means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant. An "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any individual who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant's rights under this Amended and Restated Certificate of Incorporation.

        D.    A claimant shall have the right to be paid by the Company expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended or modified, only to the extent that such amendment or modification permits the Company to provide greater rights to advancement of expenses than said law permitted the Company to provide prior to such amendment or modification, upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by this Article ~~Ninth~~Eighth, if such undertaking is required by the DGCL. Such advances shall be paid by the Company within twenty (20) calendar days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time (including such undertaking if required by the DGCL), and shall not require any action by the board of directors. The board of directors, by majority vote, may authorize the Company's counsel to represent such director or officer in any such proceeding, whether or not the Company is a party to such proceeding.

        E.    If a claim for indemnification is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, or if a claim for advancement of expenses is not paid in full by the Company within twenty (20) calendar days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such suit:

          (1)   It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Company.

          (2)   The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the individual did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          (3)   Neither the failure of the Company (including its board of directors or any committee thereof, Independent Counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Company (including its board of directors or any committee thereof, Independent Counsel, or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible.

          (4)   If a determination shall have been made pursuant to Section C of this Article ~~Ninth~~Eighth that the indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section E. To the fullest extent permitted by law, the Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section E that the procedures and presumptions of this Amended and Restated Certificate of Incorporation are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Amended and Restated Certificate of Incorporation.

        F.     Non-Exclusive Remedy.

          (1)   The rights conferred under this Article ~~Ninth~~Eighth shall not be exclusive of any other right that any individual may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise and shall continue as to an individual who has ceased to be a director, officer, employee or agent, as applicable, and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.

          (2)   With respect to any indemnification obligations of the Company conferred under this Article ~~Ninth~~Eighth, the Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort with respect to all indemnification obligations of the Company pursuant to Section A of this Article ~~Ninth~~Eighth (i.e., its obligations to an applicable indemnitee are primary and any obligation of the Investor Shareholders and their Affiliates (collectively, the "Fund Indemnitors") to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such indemnitee are secondary) and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the fullest extent permitted by law. "~~Highstar~~Investor Shareholder" shall mean (i) Highstar II Knight Acquisition Sub, L.P., Highstar III Knight Acquisition Sub, L.P., Highstar Knight Partners, L.P. and Highstar KMI Blocker LLC, (ii) any investment funds or other entities sponsored, managed or owned directly or indirectly by Highstar Capital LP or one of its controlled Affiliates, or otherwise under common control with the entities listed in clause (i) or their successors (by merger, consolidation, acquisition of substantially all assets or similar transaction) or with any entity then included in clause (ii), to which any entity previously included in ~~the~~this definition of "~~Highstar~~Investor Shareholder" transferred, directly or indirectly (including through a series of transfers), Class A Shares ~~after the Initial Public Offering~~ (as defined in the Original Certificate of Incorporation) after the initial public offering of the Common Stock of the Company or Related Shares (as defined in the Original Certificate of Incorporation) after a Mandatory Conversion Date (as defined in the Original Certificate of Incorporation), and (iii) any successors (by merger, consolidation, acquisition of substantially all assets or similar transaction) of the foregoing. For the avoidance of doubt, "~~Highstar~~Investor Shareholder" shall be deemed not to include (A) any portfolio companies of any of the entities contained in clauses (i), (ii) or (iii) or (B) any entity that is not a party to the Shareholders Agreement~~. "Shareholders Agreement" shall mean the Shareholders Agreement~~ dated as of February 10, 2011, among the Company and the holders of shares of ~~Common Stock~~ the Company's common stock specified therein, as may be amended from time to time in accordance therewith. "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of determining whether any Person is an Affiliate of any Investor Shareholder, a Person that either (x) holds less than one-third (1/3) of the voting power of a second Person or (y) is entitled to designate less than one-third (1/3) of the members of the board of directors (or similar governing body) of a second Person shall not be deemed to Control such second Person solely as a result of such ownership or designation rights. "Person" shall mean any individual, corporation, company, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, ~~"Governmental Entity" shall mean any~~ court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity.4

        G.    The Company may additionally indemnify or provide advancement of expenses to any employee or agent of the Company or any other person to the fullest extent permitted by law.

        H.    As used in this Article ~~Ninth~~Eighth, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

        I.      The Company may adopt bylaws or enter into agreements with such individuals for the purpose of providing for indemnification and/or the advancement of expenses as provided in this Article ~~Ninth~~Eighth.

        J.     The Company shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against such individual and incurred by such individual in any such capacity, or arising out of such individual's status as such, whether or not the Company would have the power to indemnify such individual against such liability under the provisions of this Article ~~Ninth~~Eighth or otherwise. To the extent that the Company maintains any policy or policies providing for such insurance, each indemnitee to which rights to indemnification have been granted in this Article ~~Ninth~~Eighth in its capacity as a director or officer, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such indemnitee.

        ~~TENTH~~NINTH:    A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article ~~Tenth~~Ninth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article ~~Tenth~~Ninth shall eliminate or reduce the effect of this Article ~~Tenth~~Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ~~Tenth~~Ninth, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. In addition to the circumstances in which a director of the Company is not personally liable as set forth in the foregoing provisions of this Article ~~Tenth~~Ninth, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

        ~~ELEVENTH~~TENTH:    To the fullest extent permitted by applicable law, the Company, on behalf of itself and its wholly-owned subsidiaries, renounces any interest or expectancy of the Company and its wholly-owned subsidiaries in, or in being offered an opportunity to participate in, business opportunities

4
The defined terms within this subsection were moved from elsewhere within the Original Certificate of Incorporation, and the indicated changes were made.

(including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries or any dealings with customers or clients of the Company or any of its subsidiaries) that are from time to time presented to an Investor Shareholder (or any director nominated by such Investor Shareholder) while such Investor Shareholder was or is a holder of Class A Shares or Related Shares (each as defined in the Original Certificate of Incorporation), or any of its managers, officers, directors, agents, stockholders, members, partners, Affiliates and subsidiaries (other than the Company and its wholly-owned subsidiaries) (each, an "Investor Party"), even if the opportunity is one that the Company or its wholly-owned subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Investor Party (and any director nominated by such Investor Party) shall have no duty to communicate or offer such business opportunity to the Company or any of its wholly-owned subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its wholly-owned subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Investor Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its wholly-owned subsidiaries. Notwithstanding the foregoing, an Investor Party who is a director of the Company or one of its wholly-owned subsidiaries and who is offered a business opportunity solely in such capacity (a "Directed Opportunity") shall be obligated to communicate such Directed Opportunity to the Company, provided, however, that all of the protections of this Article ~~Eleventh~~Tenth shall otherwise apply to the Investor Party with respect to such Directed Opportunity, including, without limitation, the ability of the Investor Party to pursue, or acquire such Directed Opportunity or direct such Directed Opportunity to another Person; provided, further, that the provisions of this Article ~~Eleventh~~Tenth shall in no way limit any confidentiality obligations of a director existing under applicable law. For clarification, neither the Company nor any or its Subsidiaries renounces or waives its ability to pursue, compete for, acquire or otherwise undertake any opportunity, and the Company and its Subsidiaries may do so, whether or not such opportunity is presented or offered to them or to any other Person, including those mentioned above.

        Neither the alteration, amendment or repeal of this Article ~~Eleventh~~Tenth, nor the adoption of any provision(s) of this Amended and Restated Certificate of Incorporation inconsistent with this Article ~~Eleventh~~Tenth shall eliminate or reduce the effect of this Article ~~Eleventh~~Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ~~Eleventh~~Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        ELEVENTH:    Maritime Ownership Requirements

        A.    Maritime Laws. It is the policy of the Company that, for so long as the Company directly or indirectly owns U.S. flag vessels operating in the U.S. coastwise trade, Non-U.S. Citizens (as defined below), individually or in the aggregate, shall not Own (as defined below) in excess of 22% of the issued and outstanding shares of Common Stock (the "Permitted Percentage"). The provisions of this Article Eleventh are intended to assure that the Company remains in continuous compliance with the citizenship requirements of the Merchant Marine Act of 1920, 46 U.S.C. 50501, et seq., and the regulations promulgated thereunder, as amended, or any successor statute or regulation relating to the ownership and operation of vessels in the U.S. coastwise trade (the "Jones Act"). The Company shall have the power to determine, in the exercise of its good faith judgment, the citizenship of any Person and the Ownership of any shares of Common Stock for the purposes of this Article Eleventh, and in doing so the Company may rely on the stock transfer records of the Company, any certifications, written statements and affidavits and such other information as the Company may deem reasonable. The determination of the Company at any time as to the citizenship of any Person or the Ownership of any shares of Common Stock for the purposes of this Article Eleventh shall be conclusive. The board of directors is hereby authorized to effect any and all measures necessary or desirable (consistent with this Certificate of Incorporation and applicable law) to fulfill the purpose of this Article Eleventh.

        B.    Excess Shares. If on any date (including any record date) the number of shares of Common Stock that is Owned by Non-U.S. Citizens is in excess of the Permitted Percentage (such shares being referred to as the "Excess Shares"), irrespective of the date on which such event becomes known to the Company, the Company shall, to the extent practicable, determine those shares of Common Stock Owned by Non-U.S. Citizens that constitute such Excess Shares. To the extent practicable, the Company shall make such determination (1) by reference to the date or dates shares became Owned by Non-U.S. Citizens, starting with the most recent Ownership of shares by a Non-U.S. Citizen and including, in reverse chronological order of Ownership, all other Ownership of shares by Non-U.S. Citizens from and after the Ownership of those shares by a Non-U.S. Citizen that first caused the Permitted Percentage to be exceeded, or (2) with respect to shares as to which such dates cannot be determined to the satisfaction of the Company, by such other method as the Company, in its sole discretion, shall determine to be reasonable. Each Person who is an Owner of shares of Common Stock of the Company shall provide to the Company such information as the Company may request in order to determine the citizenship of such Person or of other Persons for which such Person Owns shares and, as to Non-U.S. Citizens, the date on which such Ownership began. The determination of the Company as to those shares that constitute Excess Shares shall be conclusive.

        C.    Redemption of Excess Shares. The Company, by action of the board of directors, in its sole discretion, shall have the power (but not the obligation) to redeem any such Excess Shares. The terms and conditions of redemptions by the Company of Excess Shares shall be as follows: (1) the redemption price (the "Redemption Price"), which shall be paid in cash, shall be the Fair Market Value of such Excess Shares; (2) written notice (the "Redemption Notice") shall be provided by first class mail, postage prepaid, mailed not less than ten (10) days prior to the redemption date set forth in such notice to the Owner (and/or record owner, if different) of Excess Shares to be redeemed at such person's last known address as the same appears on the stock register or other records of the Company, including those of its transfer agent; (3) the Redemption Notice shall state (i) the redemption date, (ii) the number of Excess Shares to be redeemed from such Owner, (iii) the Redemption Price, (iv) the place where or the Person to whom certificates (if such Excess Shares are certificated) for such shares are to be surrendered for redemption and payment of the Redemption Price, (v) any instructions as to the endorsement or assignment for transfer of such certificates, if any, and the completion of an accompanying letter of transmittal and (vi) the fact that all right, title and interest in respect of such Excess Shares so selected for redemption (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest; (4) from and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, any voting rights or rights to receive dividends or other distributions (upon liquidation or otherwise)) shall cease and terminate, such Excess Shares shall no longer be deemed to be outstanding (and may either be cancelled or held by the Company as treasury stock) and the Owners of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; (5) upon surrender of the certificates, if any, for the Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form as specified in the Redemption Notice), the Owner of such Excess Shares shall be entitled to payment of the Redemption Price; (6) in the event that fewer than all the Excess Shares represented by such certificates are redeemed, a new certificate (or certificates) representing the shares of Common Stock not redeemed shall be issued without cost to the Owner of such shares; and (7) such other terms and conditions as the board of directors may determine.

        D.    Certain Definitions. For purposes of this Article Eleventh, the following terms shall have the following meanings: (1) "Fair Market Value" of the Common Stock means the average of the closing sales prices of shares of Common Stock on the New York Stock Exchange during the ten (10) trading days immediately prior to the fifth day before the Notice of Redemption is mailed; (2) "Non-U.S. Citizen" means any natural person or any partnership, corporation, limited liability company, organization, governmental subdivision or agency, business trust, estate, trust, joint venture or other entity (each, a "Person") that is not a U.S. Citizen; (3) a Person shall be deemed to be the "Owner" of, or to "Own" or to have "Ownership" of, shares of Common Stock if such Person holds, directly or indirectly, of record or beneficially owns shares of Common Stock, with the Company to determine whether a Person is an "Owner," "Owns" or has "Ownership" in good faith under the guidelines set forth in Subpart C (Sections 67.30-67.47) of Title 46 of the Code of Federal Regulations, as amended, modified or supplemented, or any other regulatory guidance that has been or may be issued by the United States Coast Guard; and (4) "U.S. Citizen" shall have the meaning set forth in the Jones Act.

        E.    Severability. Each provision of this Article Eleventh is intended to be severable from every other provision of this Article Eleventh. If any one or more of the provisions contained in this Article Eleventh is held to be invalid, illegal or unenforceable (generally or as to a particular Person), the validity, legality or enforceability of any other provision of this Article Eleventh shall not be affected, and this Article Eleventh shall be construed as if the provision held to be invalid, illegal or unenforceable (generally or as to such Person) had never been contained therein.

        F.     NYSE Transactions. Nothing in this Article Eleventh shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system for so long as shares of Common Stock are listed on the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system if the listing conditions of such securities exchange or automated inter-dealer quotation system applicable to shares of Common Stock prohibit such preclusion.

KINDER MORGAN INC.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Richard D. Kinder	☐	☐	02 - Steven J. Kean	☐	☐	03 - Ted A. Gardner	☐	☐
04 - Anthony W. Hall, Jr.	☐	☐	05 - Gary L. Hultquist	☐	☐	06 - Ronald L. Kuehn, Jr.	☐	☐
07 - Deborah A. Macdonald	☐	☐	08 - Michael J. Miller	☐	☐	09 - Michael C. Morgan	☐	☐
10 - Arthur C. Reichstetter	☐	☐	11 - Fayez Sarofim	☐	☐	12 - C. Park Shaper	☐	☐
13 - William A. Smith	☐	☐	14 - Joel V. Staff	☐	☐	15 - Robert F. Vagt	☐	☐
16 - Perry M. Waughtal	☐	☐						

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
7. Stockholder proposal relating to a report on our company's response to climate change	☐	☐	☐	8. Stockholder proposal relating to a report on methane emissions	☐	☐	☐
9. Stockholder proposal relating to an annual sustainability report	☐	☐	☐				

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0201AE 1 U PX + Annual Meeting Proxy Card . + A The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. 01 - Richard D. Kinder 04 - Anthony W. Hall, Jr. 07 - Deborah A. Macdonald 02 - Steven J. Kean 05 - Gary L. Hultquist 08 - Michael J. Miller 03 - Ted A. Gardner 06 - Ronald L. Kuehn, Jr. 09 - Michael C. Morgan 1. Election of Directors: For Withhold For Withhold 10 - Arthur C. Reichstetter 11 - Fayez Sarofim For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Approval of the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan 4. Advisory vote to approve executive compensation For Against Abstain 3. Approval of the Amended and Restated Annual Incentive Plan of Kinder Morgan, Inc. 5. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 12 - C. Park Shaper 13 - William A. Smith 16 - Perry M. Waughtal 14 - Joel V. Staff 15 - Robert F. Vagt 6. Approval of the Amended and Restated Certificate of Incorporation of Kinder Morgan, Inc. 7. Stockholder proposal relating to a report on our company’s response to climate change 9. Stockholder proposal relating to an annual sustainability report 8. Stockholder proposal relating to a report on methane emissions The Board of Directors recommends that you vote FOR each of the following proposals: The Board of Directors recommends that you vote AGAINST the following proposals: MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 3 0 7 8 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on May 6, 2015. Vote by Internet • Go to www.envisionreports.com/kmii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. The 2015 Annual Meeting of (the “Annual Meeting”) Stockholders will be held at the offices of the Kinder Morgan, Inc., 1001 Louisiana Street, Houston, Texas, on Thursday, May 7, 2015, beginning at 10:00 a.m local time. At the Annual Meeting, the holders of our common stock will act on the matters as stated on the reverse side. The Board of Directors recommends a vote FOR the election of each of the nominated directors, FOR the approval of the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan, FOR the approval of the Amended and Restated Annual Incentive Plan of Kinder Morgan, Inc., FOR the advisory vote to approve executive compensation, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, FOR the approval of the Amended and Restated Certificate of Incorporation of Kinder Morgan, Inc., and AGAINST each of the three stockholder proposals. The undersigned hereby appoints each of Richard D. Kinder and David R. DeVeau, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all shares of Class P common stock that the undersigned is entitled to vote at the Annual Meeting. If no specification is made on a signed and returned proxy card with regard to any Proposal, the above-named proxies will vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3, 4, 5 and 6, and AGAINST Proposals 7, 8 and 9, and, upon such other business that may properly come before the meeting, as determined in the proxies’ discretion. Continued, and to be completed, dated and signed below Proxy — Kinder Morgan, Inc. Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q